   As filed with the Securities and Exchange Commission on December 19, 1997
                                                     Registration No.333- ______

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        COMMERCIAL FEDERAL CORPORATION
 (Exact name of the registrant as specified in its articles of incorporation)


         Nebraska                          6135                  47-0658852
(State or other jurisdiction of     (Primary Standard          (IRS Employer
incorporation or organization)   Industrial Classification  Identification No.)
                                        Code Number)

                            2120 South 72nd Street
                            Omaha, Nebraska  68124
                                (402) 554-9200
             (Address, including zip code, and telephone number,
     including area code, of the registrant's principal executive offices)

                        Mr. James A. Laphen, President
                        Commercial Federal Corporation
                            2120 South 72nd Street
                            Omaha, Nebraska  68124
                                (402) 390-5361
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                       Copies of all communications to:

    Cynthia R. Cross, Esquire                     Richard Fisch, Esquire
Housley Kantarian & Bronstein, P.C.  AND   Malizia, Spidi, Sloane & Fisch, P.C.
1220 19th Street, N.W., Suite 700          1301 K Street, N.W., Suite 700 East
    Washington, D.C.  20036                       Washington, D.C.  20005

 Approximate date of commencement of proposed sale of the securities to the public: At the Acquisition Merger Effective Time, as defined in the Reorganization and Merger Agreement dated as of September 2, 1997 by and among the Registrant, Commercial Federal Bank, a Federal Savings Bank, Mid Continent Bancshares, Inc. and Mid Continent Federal Savings Bank, attached as Annex A to the Prospectus/Proxy Statement.

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

 If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        Calculation of Registration Fee

==========================================================================================================================
                                                               Proposed maximum       Proposed maximum         Amount
  Title of each class of                       Amount to        offering price       aggregate offering          of
securities to be registered                  be registered        per unit                  price         registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value (and
associated stock purchase rights) (1)      2,760,136 shares (2)        N/A             $96,163,953 (3)       $28,369 (3)
==========================================================================================================================

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.
(2) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Commercial Federal Corporation ("Commercial"), expected to be issued in exchange for up to 2,116,750 shares of common stock, par value $.10 per share, of Mid Continent Bancshares, Inc. ("Mid Continent"), upon consummation of the merger of Mid Continent with and into Commercial, described herein.
(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($45.43) of shares of Mid Continent common stock on December __, 1997.
================================================================================

                  [MID CONTINENT BANCSHARES, INC. LETTERHEAD]



                                January 7, 1998



Dear Fellow Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Mid Continent Bancshares, Inc. ("Mid Continent"), which will be held at the [El Dorado Country Club, 1100 Country Club Lane, El Dorado, Kansas] on February 24, 1998, at 2:00 p.m. At the meeting, you will be asked to consider and vote upon a Reorganization and Merger Agreement, dated September 2, 1997 (the "Merger Agreement"), by and among Commercial Federal Corporation ("Commercial") and Commercial Federal Bank, a Federal Savings Bank (the "Bank"), and Mid Continent and Mid-Continent Federal Savings Bank ("Mid-Continent Savings"), under which Mid Continent will be merged (the "Merger") with and into Commercial. Upon consummation of the Merger, each outstanding share of Mid Continent's common stock will be converted into the right to receive Commercial common stock and cash in lieu of fractional shares of Commercial common stock, based upon an exchange ratio, all as more fully described in the accompanying Prospectus/Proxy Statement. As part of the vote on the Merger, you will also be asked to consider and vote upon the approval and adoption of an amendment to Mid Continent's Articles of Incorporation (the "Mid Continent Articles") which would repeal Article 12 of the Mid Continent Articles in its entirety. Article 12 of the Mid Continent Articles currently imposes restrictions on the acquisition of more than 10% of Mid Continent's outstanding common stock. If the Merger is not consummated, the Mid Continent Articles will not be amended.

     In addition, you will be asked to consider and vote upon (i) a proposal to adjourn the Meeting to permit further solicitation, if necessary, to approve the Merger and the Merger Agreement or the Articles Amendment (ii) the election of two directors of Mid Continent, and (iii) the ratification of the appointment of Deloitte & Touche LLP as independent auditors of Mid Continent for the fiscal year ending September 30, 1998.

     Enclosed with this letter are a Notice of Annual Meeting of Mid Continent's stockholders and the Prospectus/Proxy Statement, which describes in detail the proposed Merger, the background of the Merger, and other related information. Also enclosed is a proxy solicited by Mid Continent's Board of Directors in connection with the Meeting.

     RP Financial, LC., an investment banking firm, has issued its opinion to Mid Continent's board of directors regarding the fairness, from a financial point of view, of the consideration to be received by the stockholders of Mid Continent pursuant to the Merger Agreement as of the date of such opinion. A copy of the opinion is attached as Annex B to the Prospectus/Proxy Statement.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES "FOR" APPROVAL OF THE MERGER, THE AMENDMENT TO THE MID CONTINENT ARTICLES, AND THE OTHER PROPOSALS PRESENTED. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF MID CONTINENT AND ITS STOCKHOLDERS. THE AFFIRMATIVE VOTE OF EIGHTY PERCENT (80%) OF MID CONTINENT'S OUTSTANDING SHARES ENTITLED TO VOTE IS NECESSARY TO APPROVE THE ARTICLES AMENDMENT REQUIRED FOR THE MERGER. ACCORDINGLY, FAILURE TO VOTE, EITHER BY FAILING TO RETURN YOUR PROXY CARD OR FAILING TO VOTE IN PERSON AT THE MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

     We urge you to consider carefully all of the materials in the Prospectus/Proxy Statement and to execute and return the enclosed proxy as soon as possible. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                         Sincerely,



                                         Richard T. Pottorff
                                         Chairman of the Board, President
                                         and Chief Executive Officer



PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER FOR EXCHANGE OF STOCK CERTIFICATES.

                        MID CONTINENT BANCSHARES, INC.
                               124 West Central
                           El Dorado, Kansas  67042

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 24, 1998


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Mid Continent Bancshares, Inc. ("Mid Continent") will be held on February 24, 1998, at the [El Dorado Country Club, 1100 Country Club Lane, El Dorado, Kansas] at 2:00 p.m. local time, for the purpose of considering and voting upon the following:



1. A proposal to approve the Reorganization and Merger Agreement (the "Merger Agreement") dated September 2, 1997, by and among Commercial Federal Corporation ("Commercial"), Commercial Federal Bank, a Federal Savings Bank (the "Bank"), Mid Continent, and Mid-Continent Federal Savings Bank ("Mid-Continent Savings"), pursuant to which Mid Continent will be merged with and into Commercial (the "Merger"), and stockholders of Mid Continent will receive Commercial Common Stock, and cash in lieu of fractional shares of Commercial Common Stock, for each share of Mid Continent Common Stock held by them, based upon an exchange ratio as more fully described in the accompanying Prospectus/Proxy Statement.

2. A proposal to approve an amendment to Mid Continent's Articles of Incorporation in connection with the Merger Agreement (the "Articles Amendment"). The Articles Amendment would repeal the five year prohibition against acquisition of more than 10% of Mid Continent's Common Stock contained in Article 12 of the Mid Continent Articles. The Merger will not be consummated without approval of the Articles Amendment.

3. A proposal to adjourn the Meeting to permit further solicitation in the event that an insufficient number of shares is present in person or by proxy to approve the Merger and the Merger Agreement or the Articles Amendment.

4.   The election of two directors of Mid Continent.

5. The ratification of the appointment of Deloitte & Touche llp as independent auditors of Mid Continent for the fiscal year ending September 30, 1998.


     The transaction of such other matters as may properly come before the Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned.

     Only stockholders of record at the close of business on the record date, January 5, 1998, are entitled to notice of and to vote at the Meeting and any adjournments thereof. The affirmative vote of not less than eighty percent (80%) of outstanding Mid Continent Common Stock entitled to vote is necessary to approve the Articles

Amendment required for the Merger. Accordingly, failure to vote either by failing to return your proxy or failing to vote in person at the Meeting will have the same effect as a vote against the Articles Amendment. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger and the Merger Agreement or the Articles Amendment at the Meeting, Mid Continent's Board of Directors may adjourn the Meeting to permit further solicitation. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Meeting.


                              By Order of the Board of Directors



                              Cheryl A. Wilkerson
                              Secretary


El Dorado, Kansas
January 7,1998


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

Prospectus/Proxy Statement


                      ----------------------------------
                        COMMERCIAL FEDERAL CORPORATION
                                  Prospectus
                    Up to 2,760,136 Shares of Common Stock
                           par value $.01 per share
                            (subject to adjustment)
                      ----------------------------------

                      ----------------------------------
                        MID CONTINENT BANCSHARES, INC.
                                Proxy Statement
                      For Annual Meeting of Stockholders
                        To Be Held on February 24, 1998
                      ----------------------------------


     This Prospectus/Proxy Statement is being furnished to the holders of the common stock, par value $.10 per share ("Mid Continent Common Stock") of Mid Continent Bancshares, Inc. ("Mid Continent") in connection with the solicitation of proxies by Mid Continent's Board of Directors for use at its annual meeting of stockholders (the "Annual Meeting") to be held at the [El Dorado Country Club, 1100 Country Club Lane, El Dorado, Kansas], on Tuesday, February 24, 1998 at 2:00 p.m., local time.

     The purposes of the Annual Meeting and the matters to be acted upon are:
(i) to consider and vote upon the proposed merger of Mid Continent into Commercial Federal Corporation ("Commercial"), with Commercial as the surviving corporation (the "Acquisition Merger"), in accordance with a Reorganization and Merger Agreement dated September 2, 1997 by and between Commercial; Commercial Federal Bank, a Federal Savings Bank (the "Bank"), the wholly-owned savings institution subsidiary of Commercial; Mid Continent; and Mid-Continent Federal Savings Bank ("Mid-Continent Savings"), the wholly-owned savings institution subsidiary of Mid Continent, dated September 2, 1997 (the "Merger Agreement"), which sets forth the terms and conditions of the Acquisition Merger and also provides for the subsequent merger of Mid-Continent Savings into the Bank; (ii) to approve and adopt an amendment to Mid Continent's Articles of Incorporation (the "Mid Continent Articles") that would repeal the five year prohibition against acquisition of more than 10% of Mid Continent Common Stock that is contained in Article 12 of the Articles (the "Articles Amendment"); (iii) to consider and vote upon adjournment of the Annual Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the Merger and the Merger Agreement or the Articles Amendment; (iv) to elect two directors of Mid Continent; (v) to ratify the appointment of Deloitte & Touche LLP as independent auditors of Mid Continent for the fiscal year ending September 30, 1998; and (vi) to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Pursuant to the Merger Agreement, each share of Mid Continent Common Stock outstanding at the effective time of the Acquisition Merger (the "Acquisition Merger Effective Time") will be converted into the right to receive a number of shares of Commercial Common Stock, par value $.01 per share (the "Commercial Common Stock") (such number of shares referred to as the "Exchange Ratio") based upon the "Average NYSE Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing price of the Commercial Common Stock as reported on the New York Stock Exchange ("NYSE") for a 20-day period preceding the effective time of the Acquisition Merger (the "Determination Period")) as follows: (i) if the Average NYSE Closing Price is greater than $29.33, the Exchange Ratio shall be 1.3039 of shares of Commercial Common Stock; (ii) if the Average NYSE Closing Price is equal to or greater than $24.00 but equal to or less than $29.33, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing $38.25 by the Average NYSE Closing Price; and (iii) if the Average Closing Price is less than $24.00, the Exchange Ratio shall be
1.5937 shares of Commercial Common Stock; provided, however, that if the Average NYSE Closing Price is less than $22.00, Mid Continent will have the right to terminate the Merger Agreement unless Commercial elects to adjust the Exchange Ratio to equal $35.08 divided by the Average NYSE Closing Price. The shares of Commercial Common Stock and cash paid in lieu of fractional shares to be received by holders of Mid Continent Common Stock pursuant to the Merger Agreement are referred to herein as the "Merger Consideration"). Based on the closing price per share of Commercial Common Stock on the NYSE on January __, 1998, of $_____, each share of Mid Continent Common Stock would be exchanged for
1.3039 shares of Commercial Common Stock. Cash will be paid in lieu of fractional shares.

     The number of shares of Commercial Common Stock to be received by Mid Continent stockholders, the Average NYSE Closing Price, as well as all per share data included herein with respect to Commercial have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend declared by Commercial on November 17, 1997 and distributed on December 15, 1997 to stockholders of record as of November 28, 1997. Fractional shares resulting from the stock split were paid in cash.

     Commercial has filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the Commercial Common Stock to be issued upon consummation of the Acquisition Merger. See "Available Information." This Prospectus/Proxy Statement constitutes a prospectus of Commercial with respect to the issuance of shares of Commercial Common Stock to the stockholders of Mid Continent upon consummation of the Acquisition Merger.

     THE BOARD OF DIRECTORS OF MID CONTINENT BELIEVES THAT THE ACQUISITION MERGER IS IN THE BEST INTERESTS OF MID CONTINENT'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ACQUISITION MERGER, INCLUDING THE MERGER AGREEMENT, AND THE ARTICLES AMENDMENT.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     This Prospectus/Proxy Statement and the accompanying proxy card are first being sent to the stockholders of Mid Continent on or about January 7, 1998.

     This Prospectus/Proxy Statement does not cover any resales of the Commercial Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Commercial or Mid Continent upon consummation of the Acquisition Merger. No person is authorized to make use of this Prospectus/Proxy Statement in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those stockholders of Commercial not deemed to be affiliates of Commercial or Mid Continent.


        The date of this Prospectus/Proxy Statement is January __, 1998

                          PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
AVAILABLE INFORMATION................................................................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................

SUMMARY..............................................................................................
The Annual Meeting of Mid Continent Stockholders.....................................................
Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank...................
Mid Continent Bancshares, Inc. and Mid-Continent Federal Savings Bank................................
The Merger...........................................................................................
Comparison of Stockholder Rights.....................................................................
Adjournment of Annual Meeting........................................................................

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
  OF COMMERCIAL FEDERAL CORPORATION..................................................................
Financial Condition Data and Capital Ratios..........................................................
Operating Data.......................................................................................
Operating Ratios and Other Data......................................................................

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
  OF MID CONTINENT BANCSHARES, INC. .................................................................
Financial Condition Data and Capital Ratios..........................................................
Operating Data.......................................................................................
Operating Ratios and Other Data......................................................................

UNAUDITED PRO FORMA COMBINED PER SHARE DATA..........................................................

INFORMATION CONCERNING THE ANNUAL MEETING............................................................
General..............................................................................................
Record Date; Vote Required...........................................................................
Voting of Proxies; Revocability of Proxies; Solicitation of Proxies..................................

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF MID CONTINENT.............................

COMMERCIAL FEDERAL CORPORATION AND
  COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK....................................................

MID CONTINENT BANCSHARES, INC. AND
  MID-CONTINENT FEDERAL SAVINGS BANK.................................................................

PROPOSAL 1 -- THE MERGER.............................................................................
General..............................................................................................
Background of the Merger.............................................................................
Reasons for the Merger and Recommendation of Mid Continent Board of Directors........................
Opinion of Financial Advisor.........................................................................
Conversion of Mid Continent Common Stock.............................................................
Treatment of Mid Continent Stock Options.............................................................
No Dissenters' Appraisal Rights......................................................................
The Bank Merger......................................................................................
Management after the Merger..........................................................................

TABLE OF CONTENTS (Continued)                                                                          Page
                                                                                                       ----
Representations and Warranties.......................................................................
Covenants Pending the Acquisition Merger.............................................................
Conditions to Consummation of the Merger.............................................................
Amendment or Termination of the Merger Agreement.....................................................
Expenses and Termination Fee.........................................................................
Required Regulatory Approvals........................................................................
Closing; Merger Effective Times......................................................................
Employee Benefit Plans after the Merger..............................................................
Interests of Certain Persons in the Merger...........................................................
Federal Income Tax Consequences......................................................................
Accounting Treatment.................................................................................
Resale of Commercial Common Stock; Restrictions on Transfer..........................................
New York Stock Exchange Listing......................................................................
Vote Required........................................................................................

MID CONTINENT VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF........................................

COMMON STOCK PRICES AND DIVIDENDS....................................................................

COMPARISON OF STOCKHOLDER RIGHTS.....................................................................

PROPOSAL 2 -- ARTICLES AMENDMENT.....................................................................

PROPOSAL 3 -- ADJOURNMENT OF ANNUAL MEETING..........................................................

PROPOSAL 4 -- ELECTION OF DIRECTORS..................................................................

PROPOSAL 5 -- RATIFICATION OF APPOINTMENT OF MID CONTINENT AUDITORS..................................

SOLICITATION OF PROXIES..............................................................................

STOCKHOLDER PROPOSALS................................................................................

MID CONTINENT FORM 10-K..............................................................................

LEGAL MATTERS........................................................................................

EXPERTS..............................................................................................

OTHER MATTERS........................................................................................

ANNEX:

  Annex A  --   Reorganization and Merger Agreement (excluding exhibits).............................   A-1
  Annex B  --   Opinion of RP Financial, L.C. .......................................................   B-1
  Annex C  --   Text of Article 12 of Articles of Incorporation of Mid Continent Bancshares, Inc.,
                  as proposed to be amended..........................................................   C-1

     No person is authorized to give any information or make any representation other than those contained or incorporated in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Prospectus/Proxy Statement, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained in this Prospectus/Proxy Statement speaks as of the date hereof unless otherwise specifically indicated. Information contained in this Prospectus/Proxy Statement regarding Commercial has been furnished by Commercial, and information herein regarding Mid Continent has been furnished by Mid Continent. Neither Commercial nor Mid Continent warrants the accuracy or completeness of information relating to the other party.


                             AVAILABLE INFORMATION


     Commercial has filed with the Commission the Registration Statement under the Securities Act relating to the shares of Commercial Common Stock to be issued in connection with the Acquisition Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.


     Commercial and Mid Continent are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. In addition, the Commercial Common Stock is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information regarding Commercial may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed with the Commission by Commercial (File No. 1-11515) are hereby incorporated by reference in this Prospectus/Proxy
Statement:

     (i) Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

     (ii) Commercial's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

     (iii) Commercial's Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997 and December 8, 1997; and

     (iv) the description of the Commercial Common Stock set forth at Item 1 of Commercial's registration statement on Form 8-A dated July 17, 1995;

     The following documents previously filed with the Commission by Mid Continent (File No. 0-23620) are hereby incorporated by reference in this Prospectus/Proxy Statement:

     (i) Mid Continent's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

     (ii) Mid Continent's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997; and

     (iii) Mid Continent's Current Report on Form 8-K dated September 4, 1997.


     In addition, Mid Continent's 1997 Annual Report to Stockholders accompanies this Prospectus/Proxy Statement and is incorporated herein by reference.

     All documents subsequently filed by Commercial with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded.

     This Prospectus/Proxy Statement incorporates by reference other documents relating to Commercial and Mid Continent which are not presented herein or delivered herewith. These documents are available upon request without charge, in the case of documents relating to Commercial, directed to Mr. Gary L. Matter, Commercial's Corporate Secretary, 2120 South 72nd Street, Omaha, Nebraska 68124, telephone (402) 390-5176 or, in the case of documents relating to Mid Continent, to Richard O. Nelson, Vice President, Mid Continent, 124 W. Central, El Dorado, Kansas 67042, telephone (316) 321-2700. In order to ensure timely delivery of any requested documents, the request should be made no later than the close of business on February __, 1998.

                                 SUMMARY

      This summary does not purport to be complete and is qualified in its entirety by the detailed information and definitions appearing elsewhere herein, the annexes hereto and documents incorporated by reference herein.


The Annual Meeting of Mid Continent Stockholders

      The Annual Meeting will be held on Tuesday, February 24, 1998 at 2:00 p.m. at the [El Dorado Country Club, 1100 Country Club Lane, El Dorado, Kansas]. At the Annual Meeting, stockholders of Mid Continent will consider and vote upon proposals (1) to approve the Acquisition Merger and the Merger Agreement; (2) to approve the Articles Amendment; (3) to adjourn the Annual Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the Acquisition Merger and Merger Agreement or the Articles Amendment; (4) to elect two directors of Mid Continent; (5) to ratify the appointment of Deloitte & Touche LLP as independent auditors of Mid Continent for the fiscal year ending September 30, 1998; and (6) to vote upon any other business which may be properly brought before the Annual Meeting. Stockholders of record at the close of business on January 5, 1998 (the "Record Date") will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Mid Continent Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Mid Continent Common Stock is required to approve the Acquisition Merger and the Merger Agreement, whereas the affirmative vote of at least 80% of the issued and outstanding shares of Mid Continent Common Stock is required to approve the Articles Amendment. The affirmative vote of a majority of the shares of Mid Continent Common Stock represented and voting at the Annual Meeting is required to approve an adjournment of the Annual Meeting. Mid Continent's directors and executive officers are expected to vote all of the 227,188 (11.38%) shares of Mid Continent's outstanding Common Stock beneficially owned by them as of the Record Date "FOR" approval of the Acquisition Merger and the Merger Agreement, "FOR" approval of the Articles Amendment and "FOR" approval of the other proposals.

      For additional information, see "Information Concerning the Annual Meeting" herein.

Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings
Bank

      Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank, which is one of the largest depository institutions in the Midwest. At September 30, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $444.3 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At November 30, 1997, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 27 branch offices in Kansas and seven branch offices in Iowa. Throughout its 110 year history, Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 108 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

      Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

      Complementing its strategy of internal growth, Commercial continues to grow its present five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

      Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

      For additional information, see "Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank" herein.

Mid Continent Bancshares, Inc. and Mid-Continent Federal Savings Bank

      Mid Continent. Mid Continent is a unitary savings and loan holding company that was incorporated in January 1994 under the laws of the State of Kansas for the purpose of acquiring all of the issued and outstanding common stock of Mid-Continent Savings. This acquisition occurred in June 1994 at the time Mid Continent changed its name from Mid Continent Federal Savings and Loan Association of El Dorado, simultaneously converted from a mutual to stock institution, and sold all of its outstanding capital stock to Mid Continent and Mid Continent made its initial public offering of common stock. As of September 30, 1997, Mid Continent had total assets of $405.3 million, total deposits of $236.3 million, and stockholders' equity of $40.0 million. The only subsidiary of Mid Continent is Mid-Continent Savings. Mid-Continent Savings has one subsidiary, Laredo Investment, Inc. which markets tax deferred annuities.

      Mid Continent's and Mid-Continent Savings' executive offices are located at 124 West Central, El Dorado, Kansas 67042 and their telephone number is (316) 321-2700.

      Mid-Continent Savings. Mid-Continent Savings is a federally chartered capital stock savings bank headquartered in El Dorado, Kansas. Mid-Continent Savings was founded in 1925 as a Kansas chartered savings and loan association under the name Mid-Continent Savings and Loan Association. In 1935, Mid-Continent Savings adopted a federal charter and change its name to Mid Continent Federal Savings and Loan Association of El Dorado. In June 1994, Mid-Continent Savings converted from a federally chartered mutual savings and loan association to its current form, a federally chartered capital stock savings bank subsidiary of a savings and loan holding company. Mid-Continent Savings' deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

      Mid-Continent Savings is primarily engaged in the business of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans. Mid-Continent Savings has offices in El Dorado, Newton, Winfield, Augusta, Derby, and Wichita, Kansas, which are located in its primary market area of Butler, Cowley, Sedgwick, and Harvey Counties in the State of Kansas. The counties of Butler, Cowley, Sedgwick and Harvey, Kansas are Mid-Continent Savings' primary market area for deposits and are located in south central Kansas. This area was founded on agriculture and the oil and gas industry, which continue to play a major role in the local economy. At September 30, 1997, Mid-Continent Savings reported total assets of approximately $405.3 million, loans of approximately $233.3 million, total deposits of approximately $236.5 million and stockholders' equity of $36.2 million.

      For additional information, see "Mid Continent Bancshares, Inc. and Mid-Continent Federal Savings Bank" herein and Mid Continent's 1997 Annual Report to Stockholders, which accompanies this Prospectus/Proxy Statement.

The Merger

      General. The Merger Agreement provides for the acquisition of Mid Continent by Commercial, and the subsequent merger of Mid-Continent Savings into the Bank, as follows: (i) Mid Continent will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Mid Continent Common Stock will be converted into shares of Commercial Common Stock and cash in lieu of fractional shares as set forth below under " -- Conversion of Mid Continent Common Stock" (the "Acquisition Merger"); and
(ii) Mid-Continent Savings will, following the Acquisition Merger, merge into the Bank, with the Bank as the surviving savings institution (the "Bank Merger") (collectively, the "Merger"). At the Acquisition Merger Effective Time, Mid Continent will have merged into Commercial. Upon the consummation of the Bank Merger (the "Bank Merger Effective Time"), Mid-Continent Savings will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time.

      The Board of Directors of Mid Continent considered the Merger and the terms of the Merger Agreement, including the Exchange Ratio, in light of economic, financial, legal, market and other factors and concluded that the Merger is in the best interests of Mid Continent and its stockholders. The Board of Directors of Mid Continent recommends that Mid Continent's stockholders vote FOR approval of the Merger Agreement and the Merger.

      For additional information, see "Proposal 1 -- The Merger -- General,"
" -- Background of the Merger" and " -- Reasons for the Merger and Recommendations of the Mid Continent Board of Directors" herein and the Merger Agreement attached as Annex A hereto.

      Financial Advisor and Opinion of Financial Advisor. The Board of Directors of Mid Continent has received a written opinion of RP Financial, L.C. ("RP Financial"), Mid Continent's financial advisor, that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by holders of Mid Continent Common Stock in the Acquisition Merger is fair from a financial point of view. As discussed in "Proposal 1 -- The Merger -- Reasons for the Merger and Recommendation of Mid Continent Board of Directors," RP Financial's opinion and presentations were among the factors considered by Mid Continent's Board of Directors in reaching the determination to approve the Merger Agreement. A copy of the RP Financial opinion dated January ___, 1998 is attached as Annex B hereto, and the description set forth herein is qualified in its entirety by reference to this opinion. See "Proposal 1 -- The Merger -- Opinion of Financial Advisor."

      Conversion of Mid Continent Common Stock. Pursuant to the Merger Agreement, each share of Mid Continent Common Stock outstanding at the Acquisition Merger Effective Time (other than shares owned or held by Commercial) will be converted into the right to receive a number of shares of Commercial Common Stock (such number of shares referred to as the "Exchange Ratio") based upon the "Average NYSE Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing price of the Commercial Common Stock as reported on the NYSE for the twenty-fifth through the sixth trading day immediately preceding the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by the Merger Agreement are obtained, (B) the date of the Annual Meeting, or (C) the 25th day of the month immediately preceding the month in which the parties have scheduled in writing the closing of the Acquisition Merger to occur, or the next succeeding business day (the "Determination Period")) as follows: (i) if the Average NYSE Closing Price is equal to or greater than $24.00 but equal to or less than $29.33, then the Exchange Ratio shall be such number of shares of Commercial Common Stock equal to the quotient that results by dividing $38.25 by the Average NYSE Closing Price (a maximum of 1.5937 and a minimum of 1.3039 shares of Commercial Common Stock); (ii) if the Average NYSE Closing Price is greater than $29.33, the Exchange Ratio shall be 1.3039 shares of Commercial Common Stock; (iii) if the Average NYSE Closing Price is less than $24.00, then the Exchange Ratio shall be
1.5937 shares of Commercial Common Stock; provided, however, that if the Average NYSE Closing Price is less than $22.00 Mid Continent will have the right to terminate the Merger Agreement unless Commercial elects to adjust the Exchange Ratio to equal $38.05 divided by the Average NYSE Closing Price. Based on the closing price per share of Commercial Common Stock on the NYSE on January __, 1998 of $_____, each share of Mid Continent Common Stock would be exchanged for _____ shares of

Commercial Common Stock. Such Exchange Ratio may increase or decrease depending on the Average NYSE Closing Price of Commercial Common Stock. Cash will be paid in lieu of fractional shares. Shares of Mid Continent Common Stock owned or held by Commercial or a subsidiary (other than in a fiduciary capacity) would be cancelled. For additional information, see "Proposal 1 -- The Merger -- Conversion of Mid Continent Common Stock" herein.

      The number of shares of Commercial Common Stock to be received by Mid Continent stockholders, the Average NYSE Closing Price, as well as all per share data included herein with respect to Commercial have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend declared by Commercial on November 17, 1997 and distributed on December 15, 1997 to stockholders of record as of November 28, 1997. Fractional shares resulting from the stock split were paid in cash.

      Treatment of Mid Continent Stock Options. Immediately prior to the Acquisition Merger Effective Time, each holder of an option outstanding under Mid Continent's 1994 Stock Option Plan (the "Mid Continent Option Plan") shall, except as provided in the next paragraph, continue outstanding as an option to purchase, in place of the purchase of each share of Mid Continent Common Stock, the number of shares of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Mid Continent Common Stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution.

      Notwithstanding the foregoing, in the event Commercial advises Mid Continent in writing no less than 45 days prior to the closing of the Acquisition Merger that the Merger will not be accounted for as a pooling of interests, then each holder of an outstanding option under the Mid Continent Option Plan shall, in cancellation of such option (such cancellation to be reflected in a written agreement), receive from Mid Continent, immediately prior to the Acquisition Merger Effective Time, in lieu of the Commercial stock option referred to in the preceding paragraph, a cash payment in the amount of the per share value of the Merger Consideration, less the exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements. For additional information, see "Proposal 1 -- The Merger -- Treatment of Mid Continent Stock Options" and "-- Interests of Certain Persons in the Merger" herein.

      Dissenters' Appraisal Rights. Under Kansas law, stockholders of Mid Continent will not have any dissenters' rights of appraisal as a result of the matters to be voted upon at the Annual Meeting. See "Proposal 1 -- The Merger -- No Dissenters' Appraisal Rights."

      Conditions to the Merger. The obligations of Commercial and Mid Continent to effect the Merger are jointly subject to a number of conditions regarding, among other things, stockholder and regulatory approval of the Merger and receipt of an opinion with respect to the tax effects of the Merger. The obligations of Commercial and the Bank to effect the Merger are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Mid Continent's legal counsel; (ii) receipt by Mid Continent and Mid-Continent Savings of certain third party consents and approvals; (iii) receipt of a letter from Mid Continent's independent auditors regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) the absence of material adverse changes in the financial condition, business or results of operations of Mid Continent and its subsidiaries; (v) the accuracy of Mid Continent's and Mid-Continent Savings' representations and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (vi) the absence of any material pending litigation; and (vii) the receipt of all required governmental approvals without the imposition of any conditions which Commercial and the Bank determine to be unduly burdensome on the conduct of the business of Commercial or the Bank. The obligations of Mid Continent and Mid-Continent Savings to effect the Acquisition Merger and the transactions contemplated in the Merger Agreement are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Commercial's legal counsel; (ii) the accuracy of Commercial's and the Bank's representations and warranties and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (iii) receipt by Commercial and the Bank of certain third party consents and approvals; and (iv) receipt of approval for listing on the NYSE of the shares of Commercial Common Stock issuable pursuant to the Merger Agreement, subject to official notice of issuance. For additional information, see "Proposal 1 -- The Merger -- Conditions to Consummation of the Merger" herein.

      Required Regulatory Approvals. The Merger is subject to the approval of the OTS. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. For additional information, see "Proposal 1 -- The Merger -- Required Regulatory Approvals" herein.

      Termination of the Merger. The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by Mid Continent stockholders, in a number of circumstances, including:
(a) by mutual consent of the parties; (b) at the election of either party, if the closing of the Merger shall not have occurred on or before May 1, 1998; (c) by either party upon the occurrence of an event which renders satisfaction of one or more of the conditions to the obligations of the other party impossible;
(d) by Mid Continent at any time during the two business days commencing on the business day immediately following the end of the Determination Period, if the Average Closing Price of Commercial Common Stock is less than $22.00; provided, however, that Mid Continent shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Exchange Ratio so that it equals the number obtained by dividing $35.08 by the Average NYSE Closing Price of Commercial Common Stock; (e) by either party if the shareholders of Mid Continent do not approve the Articles Amendment, in which event Commercial shall be entitled to receive $200,000 from Mid Continent; or (f) by Mid Continent, in the event the fiduciary duties of its Board of Directors require such termination in connection with entering into an agreement with a third party. In the event the Merger Agreement is terminated by Mid Continent and, prior to such termination, a "Termination Event" (as such term is defined herein) has occurred (except if such termination is due to (1) the noncompliance of Commercial or the Bank with their obligations under the Merger Agreement, (2) the decline of the Average NYSE Closing Price to below $22.00, or
(3) the failure to obtain Mid Continent shareholders' approval of the Articles Amendment), Mid Continent will be obligated to pay a termination fee in the amount of $3.0 million, inclusive of any expense reimbursements that may otherwise be due under the Merger Agreement. For additional information, see "Proposal 1 -- The Merger -- Amendment or Termination of the Merger Agreement" and "-- Expenses and Termination Fee" herein.

      Interests of Certain Persons in the Merger. Shares of Mid Continent Common Stock held by directors, officers and employees of Mid Continent will be converted into Commercial Common Stock under the Merger Agreement on the same basis as shares held by other Mid Continent stockholders. Directors, officers and employees of Mid Continent who hold unexercised options to purchase Mid Continent Common Stock under the Mid Continent Option Plan at the Acquisition Merger Effective Time will have their stock options converted into options to purchase shares of Commercial Common Stock or cash in accordance with the terms of the Merger Agreement.

      At the Record Date, officers and directors of Mid Continent held options to purchase 79,422 shares of Mid Continent Common Stock with exercise prices of $11.75 per share.

      It is also currently anticipated that Richard T. Pottorff, the Chairman and Chief Executive Officer of Mid Continent, will become entitled to a severance payment under his current employment agreements as a result of the Merger. Mr. Pottorff will also receive $12,500 per month for three years under a consulting agreement to be entered into with Commercial effective as of the closing of the Merger. Further, Mid Continent officers Mr. Larry Goddard and Mr. Harold Siemens may also become entitled to severance payments in connection with the Merger, and will receive certain bonuses as of the effective date of the Merger and possibly thereafter.

      Mid Continent's directors will receive certain payments in connection with terminating Mid-Continent's Director Consultation and Retirement Plan and Directors Change in Control Severance Plan. In addition, Commercial has agreed to provide indemnification and insurance coverage to Mid Continent's directors and officers on certain terms provided in the Merger Agreement.

      For additional information, see "Proposal 1 -- The Merger -- Management after the Merger," "-- Employee Benefit Plans after the Merger" and "--Interests of Certain Persons in the Merger" herein.

      Federal Income Tax Consequences. Commercial and Mid Continent will rely upon an opinion of Deloitte & Touche llp, tax advisor to Commercial, to the effect that, among other things, (i) the Acquisition Merger should be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the gain, if any, to be realized by a Mid Continent shareholder who receives Commercial Common Stock and cash in lieu of fractional shares in exchange for Mid Continent Common Stock should be recognized, but not in excess of the amount of cash received; and (iii) cash received by Mid Continent stockholders in lieu of fractional share interests in Commercial Common Stock should be treated as having been received as distributions in full payment in exchange for the fractional share interests in Commercial Common Stock which they would otherwise be entitled to receive and should qualify as capital gain or loss if the stockholders held Mid Continent Common Stock as a capital asset at the Acquisition Merger Effective Time. For additional information, see "Proposal 1 The Merger -- Federal Income Tax Consequences" herein.

      Accounting Treatment. Commercial expects the Merger to be accounted for as a pooling of interests, under which the recorded assets and liabilities of Commercial and Mid Continent will be carried forward to the surviving corporation in the Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and Mid Continent for the entire fiscal year in which the Merger occurs; and the reported income of Commercial and Mid Continent for prior periods will be combined and restated as retained earnings of the surviving corporation (Commercial). See "Proposal 1
-- The Merger -- Accounting Treatment."

Comparison of Stockholder Rights

      Upon consummation of the Merger, holders of Mid Continent Common Stock, whose rights are presently governed by Kansas law and the Mid Continent Articles and bylaws, and indirectly Mid-Continent Savings' charter and bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by the articles of incorporation and bylaws of Commercial and indirectly by the Bank's charter and bylaws. Certain differences arise from the differences between the Mid Continent Articles and bylaws and the articles of incorporation and bylaws of Commercial and between the charter and bylaws of Mid-Continent Savings and the Bank. In addition, Commercial has in effect a shareholder rights plan. For additional information, see "Comparison of Stockholder Rights" herein.

Adjournment of Annual Meeting

      In the event that there are not sufficient votes to approve the Acquisition Merger and Merger Agreement or the Articles Amendment at the time of the Annual Meeting, stockholders of Mid Continent will consider and vote upon a proposal to adjourn the Annual Meeting for the solicitation of additional votes in favor of such proposals. A majority of the shares of Mid Continent Common Stock represented and voting at the Annual Meeting is required in order to approve any such adjournment. Mid Continent's Board of Directors unanimously recommends that stockholders vote FOR the proposal to adjourn the Annual Meeting if necessary to permit further solicitation of proxies.

      For additional information, see "Proposal 3 -- Adjournment of Annual Meeting" herein.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                        COMMERCIAL FEDERAL CORPORATION

      The following summary consolidated financial data of Commercial is as of and for the years ended June 30, 1997, 1996, 1995, 1994 and 1993. This information has been derived from and should be read in conjunction with Commercial's Consolidated Financial Statements and the Notes thereto, as well as the information under the caption "Selected Consolidated Financial Data" contained in Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which is incorporated herein by reference. The following summary consolidated interim financial data for the three months ended September 30, 1997 and 1996 has been derived from unaudited consolidated interim financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments), considered necessary for a fair presentation. The summary consolidated financial data for the three months ended September 30, 1997 and 1996 should be read in conjunction with Commercial's unaudited Consolidated Financial Statements and the Notes thereto for the three months ended September 30, 1997 and 1996 included in Commercial's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference. The consolidated financial data for the three months ended September 30, 1997 is not necessarily indicative of the operating results to be expected for the entire fiscal year. On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

Financial Condition Data and Capital Ratios:




                                                      At                                  At June 30,
                                                 September 30, --------------------------------------------------------------
                                                     1997          1997         1996         1995        1994         1993
                                                 -------------    ------       ------       ------      ------       ------
                                                                  (Dollars in thousands, except per share data)
Total assets.....................................  $7,207,143   $7,096,665   $6,607,670   $6,569,579   $5,982,307   $5,262,336
Investment securities/(1)/.......................     472,164      399,057      253,043      300,481      290,807      254,889
Mortgage-backed securities/(2)/..................   1,034,615    1,025,763    1,180,046    1,364,907    1,350,402      952,539
Loans receivable, net/(3)/.......................   5,291,820    5,258,739    4,813,164    4,540,692    3,970,626    3,655,740
Goodwill and core value of deposits..............      46,631       48,178       40,734       37,263       67,661       87,946
Deposits.........................................   4,258,902    4,378,919    4,304,576    4,011,323    3,675,825    2,731,127
Advances from Federal Home Loan Bank.............   1,715,312    1,415,506    1,350,290    1,787,352    1,625,456    1,868,779
Securities sold under agreements to repurchase...     564,294      639,294      380,755      208,373      157,432      154,862
Other borrowings.................................     103,900      128,982       58,546       65,303       66,640       76,966
Stockholders' equity.............................     444,273      426,106      413,277      337,614      304,568      297,848
Book value per common share/(4)/.................       13.72        13.18        12.17        10.51         9.56         9.46
Tangible book value per common share/(4)//(5)/...       12.28        11.69        10.97         9.35         7.44         6.66
Regulatory capital ratios of the Bank:
  Tangible capital...............................        6.44%        6.31%        6.18%        5.16%        4.69%        4.62%
  Core capital (Tier 1 capital)..................        6.59%        6.47%        6.41%        5.47%        5.53%        5.93%
  Risk-based capital:
      Tier 1 capital.............................       12.91%       12.79%       12.56%       12.02%       12.18%       11.93%
      Total capital..............................       13.92%       13.81%       13.62%       13.12%       13.16%       12.81%

--------------------
/(1)/ Includes investment securities available for sale totaling $98.4 million, $19.9 million, $9.9 million, $3.0 million, $5.4 million and $1.3 million, respectively at September 30, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.
/(2)/ Includes mortgage-backed securities available for sale totaling $231.5 million, $195.8 million, $263.2 million, $37.0 million, $45.0 million and $41.3 million, respectively, at September 30, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.
/(3)/ Includes loans held for sale totaling $92.0 million, $68.7 million, $89.4 million, $113.4 million, $187.7 million and $171.8 million, respectively, at September 30, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.
/(4)/ On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
/(5)/ Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

                        COMMERCIAL FEDERAL CORPORATION

Operating Data:


                                                      Three Months Ended
                                                         September 30,                     Year Ended June 30,
                                                      ------------------    ---------------------------------------------------
                                                         1997      1996       1997       1996       1995       1994       1993
                                                      --------   --------   --------   --------   --------   -------    -------
                                                                   (Dollars in thousands, except per share data)
Interest income.....................................  $132,352   $122,786   $505,050   $491,092   $454,368   $393,854   $404,628

Interest expense....................................    89,350     82,494    337,047    328,317    304,526    256,102    276,584
                                                      --------   --------   --------   --------   --------   --------   --------
Net interest income.................................    43,002     40,292    168,003    162,775    149,842    137,752    128,044
Provision for loan losses...........................    (2,100)    (1,658)    (8,121)    (6,107)    (6,408)    (6,248)    (6,185)
Loan servicing fees.................................     7,772      7,327     30,350     27,891     24,731     22,227     18,776
Retail fees and charges.............................     4,367      3,923     16,114     12,747      9,547      9,155      7,874
Real estate operations..............................      (174)       216      1,016        172      1,490     (1,449)    (5,243)
Gain (loss) on sales of loans.......................       232        105        386        164     (1,695)     1,433      1,194
Gain (loss) on sales of investment securities, net..        --         --        390        253        (41)       220       (231)
Gain on sale of loan servicing rights...............       355         --         --        452      3,519      5,929      6,903
Other operating income..............................     3,566      2,032     10,223      7,967      7,515      7,178      5,169
General and administrative expenses.................    29,105     29,322    112,931    114,517    102,554     94,115     89,560
Federal deposit insurance special assessment........        --     27,062     27,062         --         --         --         --
Amortization of goodwill and core value of
  deposits..........................................     1,547      2,385      9,855      9,529     10,262     14,131     10,544
Valuation adjustment and accelerated
  amortization of goodwill..........................        --         --         --         --     21,357     52,703         --
                                                      --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes, extraordinary
  items and cumulative effects of changes
  in accounting principles..........................    26,368     (6,532)    68,513     82,268     54,327     15,248     56,197
Provision (benefit) for income taxes................     9,260     (2,482)    23,836     26,962     23,146     16,875     22,081
                                                      --------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary items
  and cumulative effects of changes
  in accounting principles..........................    17,108     (4,050)    44,677     55,306     31,181     (1,627)    34,116
Extraordinary items (1).............................        --         --       (583)        --         --         --         --
Cumulative effects of changes in
  accounting principles (2).........................        --         --         --         --         --      6,597         --
                                                      --------   --------   --------   --------   --------   --------   --------
Net income (loss)...................................  $ 17,108   $ (4,050)  $ 44,094   $ 55,306   $ 31,181   $  4,970   $ 34,116
                                                      ========   ========   ========   ========   ========   ========   ========

Earnings per share (fully diluted) (3):
Income (loss) before extraordinary
 items and cumulative effects of
    changes in accounting principles........  $      .52  $     (.12)  $      1.36   $     1.65  $      .96  $     (.05)  $     1.08
  Extraordinary items (1)...................          --          --          (.02)          --          --          --           --
  Cumulative effects of changes in
     accounting principles (2)..............          --          --            --           --          --         .20           --
                                              ----------  ----------   -----------   ----------  ----------  ----------   ----------
  Net income (loss).........................  $      .52  $     (.12)  $      1.34   $     1.65  $      .96  $      .15   $     1.08
                                              ==========  ==========   ===========   ==========  ==========  ==========   ==========
Dividends declared per common share (3).....  $     .047  $     .045   $      .185   $     .178  $       --  $       --   $       --
                                              ==========  ==========   ===========   ==========  ==========  ==========   ==========
Weighted average common shares outstanding
  (fully diluted) (3).......................   32,997,937  33,214,825   32,881,971   33,417,702  32,437,468  32,262,850   31,684,542
                                              ===========  ==========   ==========   ==========  ==========  ==========   ==========


                      (Table continued on following page)

                        COMMERCIAL FEDERAL CORPORATION

                                                        Three Months Ended
                                                           September 30,                        Year Ended June 30,
                                                  ------------------------------       ----------------------------------------
                                                     1997      1996       1997           1996       1995       1994       1993
                                                  --------   --------   --------       --------   --------   -------    -------
                                                                   (Dollars in thousands, except per share data)
Operating Ratios and Other Data:
  Net interest rate spread during period.....      2.36%       2.40%      2.39%           2.34%     2.26%      2.43%       2.57%
  Net yield on interest-earning assets.......      2.52%       2.54%      2.57%           2.58%     2.46%      2.59%       2.65%
  Return on average assets (4)...............       .96%         NM        .65%            .84%      .49%       .09%        .67%
  Return on average equity (4)...............     15.83%         NM      11.04%          14.74%     9.98%      1.54%      12.39%
  Dividend payout ratio (5)..................      8.97%         NM      13.78%          10.75%       --         --          --
  Total number of branches at end of period..       107          98        107              98        89         73          55

---------------------

(1) Represents the loss on early retirement of debt, net of income tax benefits.
(2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the changes in accounting for postretirement benefits, net of income tax benefit.
(3) On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
(4) Based on the average daily balances during the three month periods ended September 30, 1997 and 1996 and fiscal years 1997, 1996, 1995 and 1994 and on average monthly balances for fiscal year 1993. Return on average assets
     (ROA) and return on average equity (ROE) for the three months ended September 30, 1996 are .90% and 15.23%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million and $103,000 associated with the Savings Association Insurance Fund special assessment, the repurchase of 2,812,725 shares of Commercial's common stock and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for fiscal year 1997 are .93% and 15.91%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million, $583,000 and $103,000, associated with the Savings Association Insurance Fund special assessment, the repurchase of 2,812,725 shares of Commercial's common stock, the loss on early retirement of debt and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax of the nonrecurring expenses totaling $2.9 million and $585,000 associated with Railroad Financial Corporation merger and the Corporation's 1995 proxy contest, respectively. ROA and ROE for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. ROA and ROE for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.6 million, respectively.
(5) Represents dividends declared per share divided by net income per share. Commercial established a quarterly common stock cash dividend policy on October 4, 1995, and paid its first dividend on October 31, 1995.

                        MID CONTINENT BANCSHARES, INC.

     The following summary consolidated financial data of Mid Continent is at and for the dates indicated. This information has been derived from and should be read in conjunction with Mid Continent's Consolidated Financial Statements and the Notes thereto, as well as the information under the caption "Selected Consolidated Financial Data" contained in Mid Continent's Annual Report for the fiscal year ended September 30, 1997, which accompanies this Prospectus/Proxy Statement and is incorporated herein by reference.

Financial Condition Data and Capital Ratios:

                                                           At September 30,
                                          ----------------------------------------------------------
                                             1997         1996         1995        1994       1993
                                          ---------    ---------    ---------    -------    --------
                                                (Dollars in thousands, except per share data)
Total assets............................  $  405,262   $  340,186   $  270,923   $202,628   $170,012
Investment securities...................      86,065       90,562       56,449     24,374     15,144
Mortgage-backed securities..............      28,124       34,383       40,004     45,030     42,856
Loans receivable, net (1)...............     247,205      184,876      146,904    107,770     84,357
Mortgage servicing rights...............      13,615       12,496       11,625      6,312      3,243
Goodwill................................          --           22           83        161        252
Deposits................................     236,333      214,493      195,716    154,764    145,838
Advances from FHLB......................     121,800       81,700       33,000      9,000      7,500
Stockholders' equity....................      39,982       36,807       36,735     35,208     12,792
Book value per common share (2).........       20.38        18.25        16.94      15.66         --
Regulatory capital ratios of the Bank:
    Tangible capital....................         8.9%         9.3%        10.2%      11.8%       7.1%
    Core capital........................         8.9%         9.3%        10.2%      11.9%       7.3%
    Risk-based capital..................        22.6%        24.5%        27.3%      30.3%      20.6%
Principal balance of loans serviced
   for others...........................   1,291,331    1,229,153    1,189,892    908,112    580,768

----------------

(1) Includes loans held for sale totaling $13.9 million, $13.7 million, $22.1 million, $5.5 million and $27.7 million, respectively, at September 30, 1997, 1996, 1995, 1994 and 1993.
(2) Book value per common share is stockholders' equity divided by the number of common shares issued and outstanding, net of any treasury shares, at September 30 of the respective years.

                                 MID CONTINENT BANCSHARES, INC.

                                                           Year Ended September 30,
                                         ------------------------------------------------------------
                                            1997        1996          1995         1994        1993
                                         ----------  -----------   ----------   ----------   --------
                                                (Dollars in thousands, except per share data)
Operating Data:
Interest income........................  $   26,047  $    20,173   $   16,225   $   11,549   $ 12,885
Interest expense.......................      16,834       12,268        9,004        5,944      7,376
                                         ----------  -----------   ----------   ----------   --------
Net interest income....................       9,213        7,905        7,221        5,605      5,509
Provision for loan losses..............        (143)         (75)        (224)          (6)      (154)
 Loan servicing fees, net of
 amortization of mortgage
 servicing rights......................       3,099        3,128        3,102        1,790      1,125
Retail fees and charges................       3,067        2,539        1,846        1,032        618
Gain on sales of loans.................       1,194        1,367          706          896      2,596
Gain on sale of loan
 servicing rights......................          --           --        1,961           --         --
Other operating income.................         159          138          139           83        358
General and administrative
 expenses..............................       9,720        8,870        8,124        6,249      5,530
Federal deposit insurance
 special assessment (1)................          --        1,053           --           --         --
Amortization of goodwill...............          22           60           78           91        102
                                         ----------  -----------   ----------   ----------   --------
Income before income taxes
 and cumulative effect of
 change in accounting
 principle.............................       6,847        5,019        6,549        3,060      4,420
Provision for income taxes.............       2,677        1,893        2,443        1,195      1,616
                                         ----------  -----------   ----------   ----------   --------
Income before cumulative
 effect of change
 in accounting principles..............       4,170        3,126        4,106        1,865      2,804
Cumulative effect of change
 in accounting principle (2)...........          --           --           --          136         --
                                         ----------  -----------   ----------   ----------   --------
Net income.............................  $    4,170  $     3,126   $    4,106   $    2,001   $  2,804
                                         ==========  ===========   ==========   ==========   ========

Earnings per share:
 Income before cumulative
 effect of change in
 accounting principle (3)..............  $     2.15  $      1.59   $     1.97   $     0.30   $     --
   Cumulative effect of change
    in accounting principle (2)                  --           --           --           --         --
                                         ----------  -----------   ----------   ----------   --------
    Net income (3).....................  $     2.15  $      1.59   $     1.97   $     0.30   $     --
                                         ==========  ===========   ==========   ==========   ========
Dividends declared per common
 share.........................          $     0.40  $      0.40   $     0.40   $       --   $     --
                                         ==========  ===========   ==========   ==========   ========
Weighted average common shares
   outstanding (4).............           1,938,765    1,962,849    2,087,668    2,114,894         --
                                         ==========  ===========   ==========   ==========   ========


                      (Table continued on following page)

                        MID CONTINENT BANCSHARES, INC.


                                                           Year Ended September 30,
                                          ----------------------------------------------------------
                                             1997         1996         1995        1994       1993
                                          ---------    ---------    ---------    -------    --------
                                                (Dollars in thousands, except per share data)
Operating Ratios and Other Data:
    Net interest rate spread during
     period............................      2.38%       2.55%         2.87%        3.11%      3.23%
    Net yield on interest-earning
     assets............................      2.64%       2.92%         3.32%        3.39%      3.38%
    Return on average assets (5).......      1.11%       1.07%         1.75%        1.14%      1.61%
    Return on average equity (5).......     10.95%       8.54%        11.86%       10.54%     24.12%

    Dividend payout ratio (6)..........     18.60%      25.16%        20.30%          --         --

    Total number of branches at end of

       period..........................        10           8             7            6          6

--------------

(1) For 1996, includes a $1,053 one time assessment to recapitalize the SAIF insurance fund.
(2) The cumulative effect of accounting change reflects the adoption of SFAS No. 109 (accounting for income taxes) for fiscal year 1994.
(3) Earnings per share is based on net income subsequent to Mid-Continent Savings' mutual to stock conversion which occurred on June 27, 1994.
(4) Weighted average common shares outstanding for 1994 is for the period subsequent to conversion on June 27, 1994.
(5) Based on the average daily balance during fiscal years 1997, 1996 and 1995 and on average monthly balances for fiscal year 1994 and 1993. Return on average assets and return on average equity for fiscal year 1996 are 1.30% and 10.33%, respectively, excluding the after-tax effect of the nonrecurring expenses of $1,053, associated with the SAIF special assessment.
(6) Represents dividends declared per share divided by net income per share. Mid Continent declared its first dividend in December 1994.

                  UNAUDITED PRO FORMA COMBINED PER SHARE DATA

     The following table presents selected per share data for Commercial and Mid Continent on a historical and pro forma combined basis as if the Acquisition Merger had been effective as of the dates or the beginning of the periods indicated.

     The Acquisition Merger is expected to be accounted for under the pooling of interests method, and pro forma data is derived in accordance with such method. Such pro forma equivalent per share amounts as to net income (loss) from continuing operations, dividends and book value are computed by multiplying the pro forma combined amounts by the Exchange Ratio of 1.3039.

     Historical information for Commercial and Mid Continent is derived from the respective consolidated financial statements incorporated by reference herein or included elsewhere herein. The pro forma results might not be indicative of the results that would have occurred if the Acquisition Merger had occurred at the beginning of the periods indicated or which may be obtained in the future. The information below should be read in conjunction with such historical consolidated financial statements of Commercial and Mid Continent.

     On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.


                                              Three Months Ended
                                                 September 30,              Year Ended June 30,
                                              ------------------       -----------------------------
                                              1997         1996          1997       1996       1995
                                             ------       ------       -------     ------     ------
Net income (loss) per common share:
 Commercial historical.................     $  .52       $ (.12)        $ 1.34     $ 1.65     $  .96
 Mid Continent historical..............        .50          .24           1.88       1.97        .95
 Pro forma combined (1)................        .51         (.10)          1.35       1.64        .94
 Mid Continent pro forma equivalent....        .67         (.13)          1.76       2.14       1.23

Dividends declared per common share:
 Commercial historical.................       .047         .045           .185       .178         --
 Mid Continent historical..............       .100         .100           .400       .400         --
 Pro forma combined (2)................       .050         .050           .190       .180         --
 Mid Continent pro forma equivalent....       .070         .070           .250       .230         --


                                                At                         At
                                           September 30,                June 30,
                                               1997                       1997
                                           -------------               ----------
Book value per common share:
 Commercial historical.................     $ 13.72                     $ 13.18
 Mid Continent historical..............       20.38                       19.59
 Pro forma combined (3)................       13.86                       13.32
 Mid Continent pro forma equivalent....       18.07                       17.37

-------------
(1)  Per share presented in the above table is based upon an Exchange Ratio of
     1.3039 and the issuance of 2,543,586 shares of Commercial Common Stock for the three months ended September 30, 1997 and 2,523,429 shares for the three months ended September 30, 1996. Shares issued at the Exchange Ratio for the years ended June 30, 1997, 1996 and 1995 were 2,522,616, 2,722,110 and 2,757,610, respectively.
(2) Pro forma combined dividends declared per common share presented in the above table are based upon an Exchange Ratio of 1.3039 and the issuance of 2,558,190 shares of Commercial Common Stock as of September 30, 1997 and 2,629,640 shares as of September 30, 1996. Shares issued at the Exchange Ratio as of June 30, 1997 and 1996 were 2,553,362 and 2,827,181, respectively.
(3) Pro forma combined book value per common share presented in the above table is based upon an Exchange Ratio of 1.3039 and the issuance of 2,558,190 shares of Commercial Common Stock as of September 30, 1997 and 2,553,362 as of June 30, 1997.

                   INFORMATION CONCERNING THE ANNUAL MEETING

General

     This Prospectus/Proxy Statement is being furnished to the stockholders of Mid Continent as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of Mid Continent Common Stock for use at the Annual Meeting to be held on February 24, 1998, and any adjournments thereof. This Prospectus/Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of Mid Continent on or about January 7, 1998.

     The principal purposes of the Annual Meeting are to consider and vote upon the approval of the Articles Amendment as well as the Acquisition Merger, pursuant to which Mid Continent will merge into Commercial, and the Merger Agreement among Commercial, the Bank, Mid Continent and Mid-Continent Savings, which sets forth the terms and conditions of the Acquisition Merger and also provides for the Bank Merger. See "Proposal 1 -- The Merger -- Conversion of Mid Continent Common Stock." The Merger is subject to certain conditions, including regulatory approval of the OTS.

     In addition to approval of the Articles Amendment and the Acquisition Merger and Merger Agreement, the stockholders of Mid Continent may be asked to approve a proposal to adjourn the Annual Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the Articles Amendment and the Acquisition Merger and Merger Agreement. Stockholders will also be asked to consider and vote upon the election of two directors of Mid Continent and the ratification of the appointment of Deloitte & Touche LLP as independent auditors of Mid Continent for the fiscal year ending September 30, 1998.

     In this Prospectus/Proxy Statement, the terms "Commercial" and "Mid Continent" refer to the parent corporation only or to both the parent corporation and its subsidiaries, depending on the context.

Record Date; Vote Required

     The Board of Directors of Mid Continent has fixed the close of business on January 5, 1998, as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting, and accordingly, only holders of Mid Continent Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. The number of shares of Common Stock outstanding on the Record Date was 1,996,562, each of such shares being entitled to one vote.

     As to the approval of the Merger Agreement, by checking the appropriate box, a stockholder may: (i) vote "FOR" approval of the Merger Agreement, (ii) vote "AGAINST" approval of the Merger Agreement, or (iii) "ABSTAIN." Because the affirmative vote of the holders of a majority of the outstanding shares of Mid Continent Common Stock entitled to vote on the Merger Agreement is required to approve the Merger Agreement and the transactions contemplated thereby, abstentions will have the effect of a vote against the Merger Agreement. However, the Merger will not be consummated unless eighty percent (80%) of the outstanding shares of Mid Continent Common Stock entitled to vote are voted for the Articles Amendment. In addition, brokers who hold shares in street name for individuals who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such individuals on the Merger Agreement without specific instructions from such individuals. The failure of such individuals to provide specific instructions with respect to their shares of Mid Continent Common Stock to their broker will have the effect of a vote against the Merger Agreement.

     As to the proposal to approve the Articles Amendment, a stockholder may:
(i) vote "FOR" the Articles Amendment, (ii) vote "AGAINST" the Articles Amendment or (iii) "ABSTAIN." Because the affirmative vote of the holders of eighty percent (80%) of the outstanding shares of Mid Continent Common Stock entitled to vote is required to approve the Articles Amendment, abstentions will have the effect of a vote against the Articles Amendment.

In addition, brokers who hold shares in street name for individuals who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such individuals on the Articles Amendment without specific instructions from such individuals. The failure of such individuals to provide specific instructions with respect to their shares of Mid Continent Common Stock to their broker will have the effect of a vote against the Articles Amendment.

     As to the proposal to adjourn the Annual Meeting in the event that there is an insufficient number of shares present in person or by proxy to approve the Merger Agreement or the Articles Amendment, a stockholder may: (i) vote "FOR" the adjournment, (ii) vote "AGAINST" the adjournment or (iii) "ABSTAIN." Approval of the adjournment requires the affirmative vote of the holders of a majority of Mid Continent Common Stock present in person or by proxy at the Meeting, without regard to broker non-votes (shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter). Proxies marked "ABSTAIN" will have the same effect as a vote against the proposal to adjourn the Meeting.

     As to the election of directors, the proxy being provided by Mid Continent's Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under Kansas law and Mid Continent's Bylaws, directors are elected by a plurality of votes cast, without respect to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of the appointment of independent auditors, by checking the appropriate box, a stockholder may: (i) vote "FOR" ratification,
(ii) vote "AGAINST" ratification, or (iii) "ABSTAIN." Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of Mid Continent Common Stock cast at the Annual Meeting without regard to broker non-votes, or proxies marked "ABSTAIN" as to that matter.

     The directors and executive officers of Mid Continent (including certain of their related interests) beneficially own, as of the Record Date, and are entitled to vote at the Annual Meeting 227,188 (11.38%) shares of Mid Continent Common Stock. See "Mid Continent Voting Securities and Principal Holders Thereof."

Voting of Proxies; Revocability of Proxies; Solicitation of Proxies

     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Mid Continent, (ii) submitting a proxy having a later date, or (iii) appearing at the Annual Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, duly executed proxies will be voted "FOR" each of the proposals submitted.

     The solicitation is being made by Mid Continent. Directors, officers and employees of Mid Continent may solicit proxies from Mid Continent stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies will be paid by Mid Continent including the charges and expenses of brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to beneficial owners of Mid Continent Common Stock held of record by such persons. D.F. King & Co., Inc. will assist in the solicitation of proxies by Mid Continent for a fee of $4,000 plus reasonable expenses associated with such solicitation.

Absence of Dissenters' Appraisal Rights

     In accordance with the Kansas General Corporation Code, holders of Mid Continent Common Stock will not be entitled to dissenter or appraisal rights.

   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF MID CONTINENT

     Section 16(a) of the Exchange Act requires Mid Continent executive officers and directors, and persons who own more than ten percent of Mid Continent Common Stock, to file reports of ownership and changes in ownership of Mid Continent Common Stock, on Forms 3, 4, and 5, with the Commission and to provide copies of those Forms 3, 4, and 5 to Mid Continent. Mid Continent is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of Mid Continent Common Stock.

     Based upon a review of the copies of the forms furnished to Mid Continent, or written representations from certain reporting persons that no Forms 5 were required, Mid Continent believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the fiscal year ended September 30, 1997.

                      COMMERCIAL FEDERAL CORPORATION AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK

     Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank, which is one of the largest depository institutions in the Midwest. At September 30, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $444.3 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At November 30, 1997, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 27 branch offices in Kansas and seven branch offices in Iowa. Throughout its 110 year history, Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 108 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

     Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

     Complementing its strategy of internal growth, Commercial continues to grow its present five-state franchise through an ongoing program of selective acquisitions of other financial institutions.

     Pending Acquisitions. In addition to the Merger, Commercial has entered into definitive agreements to acquire two other financial institution holding companies: Liberty Financial Corporation, a commercial bank and thrift holding company; and First National Bank Shares, LTD, a bank holding company. Together with Mid Continent, these three pending acquisitions will add 59 branches to Commercial's existing network and approximately $1.2 billion in total assets, approximately $924.0 million in deposits and approximately $1.3 billion in loans serviced for others. Liberty Financial Corporation, headquartered in West Des Moines, Iowa, operates seven bank subsidiaries and one thrift subsidiary with 36 branch locations in Iowa and six branch locations in the Tucson, Arizona metropolitan area. First National Bank Shares, LTD, headquartered in Great Bend, Kansas, operates seven branch offices in Kansas. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

     On December 15, 1997, the Company entered into a definitive agreement to acquire Perpetual Midwest Financial, Inc. ("Perpetual"), the holding company of Perpetual Savings Bank, FSB ("Perpetual Savings"), headquartered in Cedar Rapids, Iowa. In this transaction the Company will acquire through a tax-free exchange all 1,872,925 shares of Perpetual's common stock. Perpetual shareholders will receive 0.8636 shares of the Company's common stock for each outstanding share of Perpetual common stock. Following the merger of Perpetual into the Company, Perpetual Savings will be merged into the Bank. Perpetual Savings currently operates four branch locations in Cedar Rapids, Iowa and one branch in Iowa City, Iowa. At September 30, 1997, Perpetual had assets of approximately $401.7 million, deposits of approximately $310.1 million and stockholders' equity of approximately $34.2 million. The acquisition is subject to regulatory approvals, approval by Perpetual's shareholders and other conditions. It is expected to be completed late in the second quarter of 1998.

     Recent Events.    On November 18, 1997, Commercial announced at its 1997
Annual Meeting that stockholders had approved proposals to amend Commercial's Articles of Incorporation to (i) increase the number of authorized shares of Commercial Common Stock from 25,000,000 shares to 50,000,000 shares, and (ii) establish a variable range for the number of members of the Board of Directors of from nine to 12 members.

     In addition, Commercial announced that its Board of Directors had authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend. Par value remained at $.01 per share. Fractional shares were paid in cash. The Board also declared a quarterly cash dividend of $.055 per share of Commercial Common Stock which represents an increase of 17.9% from the September 30, 1997 quarter when Commercial paid a cash dividend of $.0467 per share, after adjusting for the three-for-two stock split. The stock dividend was distributed on December 15, 1997 to stockholders of record as of November 28, 1997. The cash dividend for the quarter ended December 31, 1997, payable to stockholders of record as of December 31, 1997, will be paid on January 14, 1998. All per share data and stock prices presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

     Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

     For additional information regarding Commercial and the Bank, see Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and the Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997 and December 8, 1997, all of which are incorporated by reference herein.

                      MID CONTINENT BANCSHARES, INC. AND
                      MID-CONTINENT FEDERAL SAVINGS BANK

     Mid Continent is a unitary savings and loan holding company that was incorporated in January 1994 under the laws of the State of Kansas for the purpose of acquiring all of the issued and outstanding common stock of Mid-Continent Savings. This acquisition occurred in June 1994 at the time Mid Continent changed its name from Mid Continent Federal Savings and Loan Association of El Dorado, simultaneously converted from a mutual to stock institution, and sold all of its outstanding capital stock to Mid Continent and Mid Continent made its initial public offering of common stock. As of September 30, 1997, Mid Continent had total assets of $405.3 million, total deposits of $236.3 million, and stockholders' equity of $40.0 million. The only subsidiary of Mid Continent is Mid-Continent Savings. Mid-Continent Savings has one subsidiary, Laredo Investment, Inc.

     Mid Continent's and Mid-Continent Savings' executive offices are located at 124 West Central, El Dorado, Kansas 67042 and their telephone number is (316) 321-2700.

     Mid-Continent Savings. Mid-Continent Savings is a federally chartered capital stock savings bank headquartered in El Dorado, Kansas. Mid-Continent Savings was founded in 1925 as a Kansas chartered savings and loan association under the name Mid-Continent Savings and Loan Association. In 1935, Mid-Continent Savings adopted a federal charter and change its name to Mid Continent Federal Savings and Loan Association of El Dorado. In June 1994, Mid-Continent Savings converted from a federally chartered mutual savings and loan association to its current form, a federally chartered capital stock savings bank subsidiary of a savings and loan holding company. Mid-Continent Savings' deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

     Mid-Continent Savings is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, to originate consumer and construction loans. Mid-Continent Savings has offices in El Dorado, Newton, Winfield, Augusta, Derby and Wichita, Kansas, which are located in its primary market area of Butler, Cowley, Sedgwick, and Harvey Counties in the State of Kansas. The counties of Butler, Cowley, Sedgwick and Harvey, Kansas are Mid-Continent Savings' primary market area for deposits and are located in south central Kansas. This area was founded on agriculture and the oil and gas industry, which continue to play a major role in the local economy. At September 30, 1997, Mid-Continent Savings reported total assets of approximately $405.3 million, loans of approximately $233.3 million, total deposits of approximately $236.5 million and stockholders' equity of $36.2 million.

     For additional information regarding Mid Continent, including its consolidated financial statements and related notes as of September 30, 1997, see Mid Continent's 1997 Annual Report to Stockholders, which is incorporated by reference herein and delivered herewith.


                           PROPOSAL 1 -- THE MERGER

                 (Approval of the Merger and Merger Agreement)

     The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, including the exhibits thereto, is qualified in its entirety by reference to the full text of such agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated by reference herein.

General

     The Merger Agreement provides for the acquisition of Mid Continent by Commercial, and the subsequent merger of Mid-Continent Savings into the Bank, as follows: (i) Mid Continent will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Mid Continent's Common Stock would be converted into shares of Commercial Common Stock as set forth below (the Acquisition Merger); and (ii) Mid-Continent Savings will then merge into the Bank, with the Bank as the surviving savings institution (the Bank Merger) (collectively, the Merger). Upon the consummation of the Acquisition Merger (the Acquisition Merger Effective Time), Mid Continent will have merged into Commercial. Upon the consummation of the Bank Merger (the Bank Merger Effective Time), Mid-Continent Savings will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time. For additional information regarding the Merger, see the Merger Agreement, which is attached as Annex A hereto.

     Stockholders of Mid Continent are being asked to approve the Merger Agreement and the Acquisition Merger. The affirmative vote of a majority of the outstanding shares of Mid Continent Common Stock is required for Mid Continent's stockholders to approve the Merger Agreement and the Acquisition Merger. The Merger will not be consummated, however, unless the Articles Amendment which is the subject of Proposal 2 herein is approved by at least 80% of the outstanding shares of Mid Continent Common Stock.

Background of the Merger

     Mid Continent is a unitary savings and loan holding company that was incorporated in January 1994 under the laws of the State of Kansas for the purpose of acquiring all of the issued and outstanding common stock of Mid-Continent Savings. This acquisition occurred in June 1994 at the time Mid Continent changed its name from Mid Continent Federal Savings and Loan Association of El Dorado, simultaneously converted from a mutual to stock institution, and sold all of its outstanding capital stock to Mid Continent. Mid Continent directs and plans the activities of Mid-Continent Savings, Mid Continent's primary asset.

     Mid-Continent Savings is a federally chartered capital stock savings bank headquartered in El Dorado, Kansas, and is in the principal business of attracting deposits from the general public and using those funds to originate and sell real estate loans on one-to-four family residences and, to a lesser extent, to originate consumer and construction loans for its portfolio. Mid-Continent Savings also purchases one-to-four family residential loans. Mid-Continent Savings has offices in El Dorado, Newton, Winfield, Augusta, Derby and Wichita, Kansas, which are located in its primary market area of Butler, Cowley, Sedgwick, and Harvey Counties in the State of Kansas. The counties of Butler, Cowley, Sedgwick, and Harvey, Kansas are Mid-Continent Savings' primary market area for deposits and are located in south central Kansas. This area was founded on agriculture and the oil and gas industry, which continue to play a major role in the local economy. Mid-Continent Savings' deposits are insured up to the maximum allowable amount by the FDIC.

     In connection with its normal strategic planning process, Mid Continent continuously reviewed its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in the Midwest U.S. regional market. The Midwest U.S. regional market is home to several large, aggressive regional commercial banking entities, and the banking market in Kansas in particular has been subject to significant consolidation in recent years. As a result, competition in the local banking and financial services industries has intensified, especially for smaller institutions like Mid Continent.

     In late 1996, as part of its normal planning process, Mid Continent's Board retained RP Financial to provide strategic planning assistance, including an overview of the market for bank and thrift mergers, an assessment of Mid Continent's then current strategic business plan, and a preliminary estimate of Mid Continent's market value were it to pursue a strategic merger transaction. On December 12, 1996, RP Financial presented to Mid Continent's Board the results of its analysis, including an assessment of Mid Continent's then current strategic plan and a preliminary estimate of Mid Continent's merger value that ranged from $29 to $32 per share. Periodically during 1997, at the request of Mid Continent's Board, RP Financial provided verbal updates to Mid Continent's Board on trends in the market for bank and thrift mergers.

     During calendar 1997, Mid Continent was informally approached by two financial institutions, including Commercial, seeking to discuss the possibility of pursuing a negotiated merger with Mid Continent or taking a substantial ownership position in Mid Continent. The discussions that took place with the two institutions (hereinafter "Institution No. 1" and Commercial) are summarized as follows. During the summer of 1997, Mid Continent was approached by Institution No. 1, a publicly traded regional bank holding company ("BHC") with approximately $300 million in total assets, that discussed the possibility of a negotiated merger with Mid Continent whereby Mid Continent shareholders would receive common stock of Institution No. 1 as consideration for their shares.
Mid Continent's Board elected not to engage in discussions with Institution No. 1 because: (i) the aggregate level of consideration that was discussed could not be reasonably quantified owing to the illiquid nature of Institution No. 1's common stock; and, (ii) Mid Continent's Board was uncertain that the future prospects of the pro forma merged company would be sufficiently superior to stand-alone operations.

     During the course of 1997, Mr. Pottorff was contacted a number of times by Mr. William A. Fitzgerald, Chairman and Chief Executive Officer of Commercial, for the purposes of discussing the possibility of a negotiated merger between Mid Continent and Commercial. Through the spring of 1997, Mid Continent elected not to engage in formal discussions with Commercial because the aggregate consideration indicated in the discussions was insufficient relative to the shareholder value anticipated to be created by Mid Continent's stand-alone strategic plan. During the summer of 1997, Commercial initiated a series of discussions that included a range of aggregate merger consideration that exceeded the shareholder value indicated by Mid Continent's stand-alone strategic plan. In a June 26, 1997 meeting, Mid Continent's Board authorized management to continue discussions with Commercial with the objective of exploring further the form and amount of merger consideration and other possible merger terms. Mid Continent retained RP Financial as its financial advisor in July 1997 for the purpose of evaluating the Commercial offer.

     At the same time, Mid Continent's Board requested that RP Financial perform a limited market survey of other potential merger partners to ascertain the level of interest in pursuing a transaction with Mid Continent. Concurrent with the ongoing discussions between Mid Continent and Commercial, RP Financial contacted two large regional BHCs (hereinafter, "Institution No. 2" and "Institution No. 3"), selected by virtue of their substantial market presence in the Midwest U.S., their active acquisition strategies in the Midwest U.S., and their ability to pay a competitive price. RP Financial provided both institutions with confidential information and sought a verbal expression of interest in exploring a potential merger transaction with Mid Continent.
Neither Institution No. 2 nor Institution No. 3 expressed an interest in pursuing a merger with Mid Continent.

     During July and August 1997, senior management and the financial advisors of each of Mid Continent and Commercial continued to discuss the financial and other terms of the proposed Merger, including the form and amount of consideration to be offered, the Exchange Ratio, the treatment of Mid Continent stock options, the termination provisions, and issues relating to the management and operations of Mid Continent following the Merger. During this period, Mid Continent, Commercial, and their respective legal counsel and financial advisors conducted reciprocal due diligence analyses. During this period, the form and amount of consideration and the Exchange Ratio was determined on the basis of arms-length-negotiation between Mid Continent representatives, the Commercial representatives and the financial advisors. Throughout the foregoing process, management advised and informed the Board of Directors of Mid Continent of developments and was directed by the Board to pursue discussions.

     On July 31, 1997 the Board of Directors of Mid Continent met with senior management of Mid Continent. Management reviewed with the Board of Directors the alternative strategies for the future operation of Mid Continent and Mid-Continent Savings including the potential of a merger with Commercial. On this same date, the full Board of Directors of Mid Continent met with senior management and RP Financial representatives included via teleconference. Management repeated the review of alternative strategies for the future operation of Mid Continent previously discussed with Mid Continent's Executive Committee. RP Financial addressed the Board on these strategies and reviewed with the Board the tentative proposal of Commercial. RP Financial also briefed the Board on the general climate of the merger/acquisitions market place and reported on all contacts with other financial institutions by RP Financial acting in Mid Continent's behalf. The Board directed senior management to continue negotiations with Commercial, including the conduct of due diligence by both parties.

     Through the month of August 1997, senior management of both institutions, with the assistance of RP Financial and outside counsel, negotiated a form of definitive merger agreement. Draft copies of the proposed agreement were distributed to the Board of Directors of Mid Continent for their review.

     On September 2, 1997, the Board of Directors reviewed the proposal and met with RP Financial and Mid Continent's attorneys to discuss and review the final proposal, including the form of agreement which had previously been distributed to the Board of Directors for its review. RP Financial presented a detailed analysis of the final proposal to the Board of Directors and concluded that in RP Financial's opinion Commercial's proposal was fair to Mid Continent's stockholders from a financial point of view.

     On September 2, 1997, at a meeting of Mid Continent's Board of Directors, Mr. Pottorff reviewed with Mid Continent's Board the reasons for, and the potential benefits of the Merger; Mid Continent's legal counsel reviewed the terms of the Merger Agreement, related agreements and the transactions contemplated thereby; and RP Financial made a presentation regarding the financial terms of the Merger Agreement and the fairness, from a financial point of view, of the Merger Consideration to holders of Mid Continent Common Stock. After a thorough discussion and consideration of the factors discussed below under "Reasons for the Merger and Recommendation of the Board of Directors", Mid Continent Board unanimously approved the Merger Agreement and the transactions contemplated thereby, and authorized the execution of the Merger Agreement. The Merger Agreement was entered into on September 2, 1997.

Reasons for the Merger and Recommendation of the Mid Continent Board of Directors

     In reaching its conclusion to approve the Merger, Mid Continent's Board of Directors considered a number of factors. Mid Continent Board did not assign any relative or specific weights to the factors considered. Among other things, Mid Continent's Board considered: (i) the Merger consideration in relation to the book value, assets and earnings of Mid Continent and Commercial; (ii) information concerning the financial condition, results of operations and prospects of Mid Continent, including the return on assets and return on equity of Mid Continent; (iii) the financial terms of other recent business combinations in the banking industry; and (iv) the opinion of RP Financial as to the fairness of the Exchange Ratios to Mid Continent stockholders from a financial point of view.

     Mid Continent's Board of Directors believes that the terms of the Merger Agreement, which are the product of arms-length negotiations between Commercial and Mid Continent, are in the best interest of Mid Continent and its stockholders. In the course of reaching its determination, Mid Continent's Board of Directors consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

     In reaching its determination to approve the Merger Agreement, Mid Continent's Board of Directors considered all factors it deemed material, which are the following:

     (a) Mid Continent's Board of Directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of Mid Continent and Commercial. In this regard, Mid Continent's Board of Directors analyzed the options of selling Mid Continent or continuing on a stand-alone basis. The range of values on a sale basis were determined to generally exceed the present value of Mid Continent shares on a stand-alone basis under business strategies which could be reasonably implemented by Mid Continent.

     (b) Mid Continent's Board of Directors considered the written opinion of RP Financial that, as of September 2, 1997, the Merger Consideration was fair to Mid Continent stockholders from a financial point of view. See "-- Opinion of Financial Advisor."

     (c) Mid Continent's Board of Directors considered the current operating environment, including, but not limited to, the continued merger and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information has been periodically reviewed by Mid Continent's Board of Directors at its regular board meetings and was also discussed between Mid Continent's Board of Directors and Mid Continent's various advisors.

     (d) Mid Continent's Board of Directors considered the other terms of the Merger Agreement and exhibits, including the tax-free nature of the transaction.

     (e) Mid Continent's Board of Directors considered the detailed financial analyses and other information with respect to Mid Continent and Commercial discussed by RP Financial, as well as the Board's knowledge of Mid Continent, Commercial and their respective businesses. In this regard, the latest publicly-available financial and other information for Mid Continent and Commercial were analyzed, including a comparison to publicly-available financial and other information for other similar institutions.

     (f) Mid Continent's Board of Directors considered the value of Mid Continent Common Stock if Mid Continent continued as a stand-alone entity compared to the effect of Mid Continent combining with Commercial in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between Mid Continent and its financial advisor and various third parties and the belief of Mid Continent's Board of Directors and management that the Merger offered the best transaction available to Mid Continent and its stockholders.

     (g) Mid Continent's Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analysis, Commercial's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on Commercial.

     The foregoing discussion of the information and factors considered by Mid Continent's Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by Mid Continent's Board of Directors. In reaching its determination to approve and recommend the Merger Agreement, Mid Continent's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighted factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of RP Financial referred to above, Mid Continent's Board of Directors approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Mid Continent and its stockholders.

     THE MID CONTINENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF MID CONTINENT.

Opinion of Financial Advisor

     Mid Continent's Board of Directors retained RP Financial in July 1997 to provide certain financial advisory and investment banking services to Mid Continent in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger Consideration from a financial point of view to holders of Mid Continent Common Stock. In requesting RP Financial's advice and opinion, Mid Continent's Board of Directors did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by Mid Continent to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, and savings and loan holding companies.

     On September 2, 1997, at the meeting in which Mid Continent's Board approved and adopted the Merger Agreement and the transactions contemplated thereby, RP Financial rendered its opinion to Mid Continent's Board that, as of such date, the Merger Consideration was fair to holders of Mid Continent Common Stock from a financial point of view. That opinion was updated as of the date of this Prospectus/Proxy Statement. In connection with its opinion dated the date of this Prospectus/Proxy Statement, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its September 2, 1997 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Prospectus/Proxy Statement and is incorporated herein by reference. Holders of Mid Continent Common Stock are urged to read the opinion in its entirety.

     THE OPINION OF RP FINANCIAL IS DIRECTED TO MID CONTINENT'S BOARD OF DIRECTORS IN ITS CONSIDERATION OF THE MERGER CONSIDERATION AS DESCRIBED IN THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF MID CONTINENT AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE MERGER AGREEMENT, OR OTHERWISE. IT IS FURTHER

UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE THEREOF.

     The opinion states that RP Financial reviewed the following material: (1) the Merger Agreement and the draft copy of the Prospectus/Proxy Statement dated as of _____________, 1998; (2) financial and other information for Mid Continent, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended September 30, 1994 through 1997,
(b) shareholder, regulatory and internal financial and other reports through September 30, 1997, (c) the two most recent proxy statements for Mid Continent,
(d) internal budgets, financial projections and EPS forecasts prepared by management and third parties, (e) Mid Continent's management comments regarding past and current business, operations, financial condition, and future prospects, and (f) the potential amount, timing and nature of the recovery of damages from the U.S. Government related to Mid Continent's supervisory goodwill claim; and (3) financial and other information for Commercial including: (a) audited financial statements for the fiscal years ended June 30, 1995 through 1997, incorporated in Annual Reports to Shareholders, (b) Form 10-K as of June 30, 1997, Form 10-Q as of September 30, 1997, and interim results and developments through September 30, 1997 released in press release form, (c) regulatory and internal financial and other reports through June 30, 1997, (d) internal budgets and financial projections prepared by management of Commercial and third parties, (e) Commercial's management comments regarding past and current business, operations, financial condition, and future prospects, (f) press releases and other public information available regarding the terms and anticipated financial impact of Commercial's acquisitions announced immediately prior to and subsequent to the execution of the Agreement, and (g) the potential amount, timing and nature of the recovery of damages from the U.S. Government related to Commercial's supervisory goodwill claim.

     In addition, RP Financial stated that it reviewed financial, operational, market area and stock price and trading characteristics for Mid Continent and Commercial relative to publicly-traded savings institutions with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Mid Continent and Commercial and the public perception of the thrift industry. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning Mid Continent and Commercial furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. RP Financial stated that Mid Continent and Commercial did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Mid Continent or Commercial. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by the managements of Mid Continent and Commercial; that neither Mid Continent nor Commercial publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

     In connection with rendering its opinion dated September 2, 1997 and updated as of the date of this Prospectus/Proxy Statement, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of Mid Continent. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to Mid Continent, Commercial or the Merger. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

     The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of September 2, 1997.

     (a) Transaction Summary. RP Financial summarized the terms of the Merger, including the conversion of each share of Mid Continent Common Stock into the right to receive Commercial Common Stock pursuant to the Exchange Ratio. RP Financial also summarized the formula for calculating the Exchange Ratio, the treatment of the outstanding options to acquire Mid Continent Common Stock, the termination provisions incorporated in the Merger Agreement, and the pricing ratios indicated by the Merger Consideration relative to the tangible book value, historical earnings, projected earnings, assets and deposits of Mid Continent.

     (b) Comparable Transactions Analysis. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of tangible book value, earnings and assets implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics were comparable to those of Mid Continent including two comparable groups: (1) companies operating in the Midwest U.S. with total assets between $250 million and $750 million and completed/announced in 1996 or 1997, representing a total of ten (10) transactions ("Comparable Group No. 1"); and (2) companies operating throughout the U.S. with total assets between $250 million and $750 million and completed/announced during 1997 ("Comparable Group No. 2). The median tangible price-to-book value ratios indicated by Comparable Group No. 1 and Comparable Group No. 2 were 143% and 182%, respectively, versus a tangible price-to-book value ratio of approximately 202% indicated by the Merger Consideration based on June 30, 1997 financial data adjusted to reflect the full dilutive impact of stock options. The median price-to-assets ratios indicated by the Comparable Group No. 1 and Comparable Group No. 2 were 14.6% and 15.2%, respectively, versus a price-to-assets ratio of approximately 19.8% indicated by the Merger Consideration based on June 30, 1997 financial data adjusted to reflect the impact of stock options. The median price-to-earnings multiples indicated by the Comparable Group No. 1 and Comparable Group No. 2 were 19.4 times and 17.9 times, respectively, based on trailing twelve month earnings (with trailing twelve month earnings and price-to-earnings multiples adjusted to eliminate the impact of the one time SAIF assessment), versus a price-to-earnings multiple of approximately 18.7 times indicated by the Merger Consideration relative to Mid Continent's June 30, 1997 trailing twelve month earnings, adjusted to omit the one time SAIF assessment. The pricing ratios based on tangible book value, earnings and trailing twelve month earnings indicated by the Merger Consideration were comparable to or exceeded the median pricing ratios indicated by the Comparable Group No. 1 and No. 2, which RP Financial cited in support of its fairness conclusions.

     (c) Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow ("DCF") analyses, all of which incorporated a five and one quarter year financial projection and cash flow analysis to shareholders. The DCF analyses incorporated several specific factors reflecting the operating environment of Mid Continent on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for Mid Continent under a stand-alone business plan without the benefits of the Merger. The projections of future cash flows to shareholders included the continued payment of cash dividends during interim years and the receipt of consideration at the end of five and one quarter years, assuming a terminal value for Mid Continent Common Stock equal to an assumed merger value. The merger value reflected an estimate of the price that could be received for Mid Continent Common Stock assuming Mid Continent's Board of Directors sought to pursue a merger transaction at the end of five and one quarter years, including an orderly marketing of Mid Continent to potential merger partners and receipt of a control premium by the holders of Mid Continent Common Stock. In the "base case" operating scenario, the projections of future cash flows assumed continued payment of cash dividends, asset growth of 10.0% annually, a return on average assets ranging from 1.11% of average assets to 1.05% of average assets, and realization of a terminal value at the end of five and one quarter years of operations equal to 190% of book value per share (assumed to be the "current market merger value" based on comparable group transaction data). The cash flow represented by the dividends and terminal value was discounted to present value using a discount rate of 10%. The "base case" DCF analysis indicated a present value to stockholders of $35.05 per share (assuming a current market merger value of 190% of book value). In addition to the "base case" operating scenario, RP Financial prepared DCF analyses assuming different operating scenarios. Under the conservative operating scenario, in which earnings were projected at 90% of the "base case", the DCF analysis indicated a present value to stockholders of $33.19 per share. Under the aggressive operating scenario, in which earnings were projected at 110% of the "base case", the DCF analysis indicated a present value to stockholders of $36.91 per share. RP Financial concluded that, since the Merger Consideration exceeded the present value of future cash flows accruing to holders of Mid Continent Common Stock under all scenarios assuming the current market merger value, the DCF analyses supported its fairness conclusions.

     (d) Impact Analysis. RP Financial evaluated the projected financial impact of the Merger on the balance sheet, income statement and per share financial measures of Mid Continent. RP Financial's analysis considered the financial condition and operations of Mid Continent and Commercial at June 30, 1997 (Commercial's financial condition and operations were considered on a pro forma basis giving effect to the previously announced acquisition of Liberty Financial Corporation) and the pro forma impact of the Merger. RP Financial calculated the impact analysis at two price levels for the Commercial Common Stock: (1) the upper limit, at which the holders of Mid Continent Common Stock would receive approximately 1.3039 shares of Commercial Common Stock pursuant to the Exchange Ratio formula; and (2) the lower limit, at which the holders of Mid Continent Common Stock would receive approximately 1.5937 shares of Commercial Common Stock pursuant to the Exchange Ratio formula. At any point between the upper and lower limits, RP Financial estimated that holders of Mid Continent Common Stock would realize accretion in market value of approximately 27 percent, which represents the difference between the Merger Consideration and the most recent trading price for Mid Continent Common Stock prior to execution of the Agreement. RP Financial estimated that holders of Mid Continent Common Stock would incur dilution of 23 percent and 7 percent in book value per share at the upper and lower limits, respectively. RP Financial further estimated that holders of Mid Continent Common Stock would realize accretion of 25 percent and 51 percent in projected earnings per share at the upper and lower limits, respectively, would realize accretion of 81 percent and 118 percent in the amount of supervisory goodwill write-off per share (a proxy for the potential recovery of damages from the U.S. Government related to supervisory goodwill claims), and would realize dilution of 40 percent and 20 percent, respectively, in dividends per shares and the upper and lower limits. Moreover, the holders of Mid Continent Common Stock would enjoy a stronger return on equity (ROE) on a pro forma basis relative to stand-alone operations. RP Financial considered both the impact of the Merger on the overall financial measures of Mid Continent as well as the impact of the Merger on the per share financial measures of Mid Continent in support of the fairness issue.

     In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to Mid Continent on a stand-alone basis; the significantly greater liquidity in the shares relative to the shares of Mid Continent Common Stock without the Merger; the likelihood of greater potential stock price appreciation in the Commercial shares relative to the shares of Mid Continent Common Stock without the Merger; and the potential benefits to Mid Continent of the greater geographic and operating diversification of the merged company relative to Mid Continent on a stand-alone basis.

     On the basis of these analyses and other considerations, RP Financial concluded that the Merger Consideration, as described in the Merger Agreement, is fair to the shareholders of Mid Continent from a financial point of view. As described above, RP Financial's opinion and presentation to Mid Continent's Board of Directors was one of many factors taken into consideration by Mid Continent's Board of Directors in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to Mid Continent's Board, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix II hereto, which the Mid Continent shareholders are urged to read in its entirety.

     Pursuant to a letter dated July 22, 1997 (the "RP Financial Engagement Letter"), RP Financial estimates that it will receive from Mid Continent total fees of $150,000, of which $100,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Mid Continent has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

     In preparing its analysis, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of RP Financial and Mid Continent. The analyses performed by RP Financial are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

Conversion of Mid Continent Common Stock

     Exchange Ratio. Each share of Mid Continent Common Stock issued and outstanding at the Acquisition Merger Effective Time (other than shares owned or held by Commercial) will be converted into and represent solely the right to receive a number of shares of Commercial Common Stock (such number of shares referred to as the Exchange Ratio) based upon the "Average NYSE Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing price of the Commercial Common Stock as reported on the NYSE for the Determination Period) as follows: (i) if the Average NYSE Closing Price is greater than $29.33, the Exchange Ratio shall be 1.3039 of shares of Commercial Common Stock; (ii) if the Average NYSE Closing Price is equal to or greater than $24.00 but equal to or less than $29.33, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing $38.25 by the Average NYSE Closing Price; and (iii) if the Average Closing Price is less than $24.00, the Exchange Ratio shall be 1.5937 shares of Commercial Common Stock; provided, however, that if the Average NYSE Closing Price is less than $22.00, Mid Continent will have the right to terminate the Merger Agreement unless Commercial elects to adjust the Exchange Ratio to equal $35.08 divided by the Average NYSE Closing Price.

     No Fractional Shares. No fractional shares of Commercial Common Stock will be issued in the Merger. Instead, cash will be paid in lieu of any fractional share interests of Commercial Common Stock resulting from the Merger. No dividend or distribution with respect to Commercial Common Stock will be payable on or with respect to any fractional share interests, and no fractional share interest will entitle the owner thereof to vote or to any other rights of a stockholder of Commercial. The applicable cash value of each fractional share interest will be equal to the product of such fraction multiplied by the Average NYSE Closing Price for shares of Commercial Common Stock.

     Exchange of Mid Continent Stock Certificates. Harris Trust and Savings Bank is expected to act as the exchange agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Merger. As soon as practicable after the Acquisition Merger Effective Time but not later than 10 business days thereafter, the Exchange Agent will send a notice and transmittal form to each Mid Continent stockholder of record at such date whose Mid Continent Common Stock has been converted into Commercial Common Stock, advising such stockholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Mid Continent Common Stock in exchange for new certificates of Commercial Common Stock and for cash in lieu of any fractional interest. Promptly following receipt of such notice and transmittal form, holders of Mid Continent Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each Mid Continent Common Stock certificate will be canceled.

     Until surrendered, certificates that prior to the Acquisition Merger Effective Time represented outstanding shares of Mid Continent Common Stock will be deemed for all corporate purposes to evidence the right to receive cash and the ownership of the number of whole shares of Commercial Common Stock into which such shares of Mid Continent Common Stock have been converted. Until such certificates are so surrendered, no dividend payable to holders of Commercial Common Stock as of any record date subsequent to the Acquisition Merger Effective Time will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Commercial Common Stock issued in exchange therefor the amount of dividends that theretofore have become payable with respect to such shares of Commercial Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends or cash paid in lieu of fractional shares.

     If any certificate for shares of Commercial Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     Holders of Mid Continent Common Stock should NOT surrender their certificates until they receive written instructions from the Exchange Agent.

     Any shares of Mid Continent Common Stock owned or held by Commercial or any of its subsidiaries (other than in a fiduciary capacity) or by Mid Continent or any of its subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time will cease to exist, and the certificates for such shares will be canceled.

Treatment of Mid Continent Stock Options

     Immediately prior to the Acquisition Merger Effective Time, each holder of an option outstanding under the Mid Continent Option Plan shall, except as provided in the next paragraph, continue outstanding as an option to purchase, in place of the purchase of each share of Mid Continent Common Stock, the number of shares of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Mid Continent Common Stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution.

     Notwithstanding the foregoing, in the event Commercial advises Mid Continent in writing no less than 45 days prior to the closing of the Acquisition Merger that the Merger will not be accounted for as a pooling of interests, then each holder of an outstanding option under the Mid Continent Option Plan shall, in cancellation of such option (such cancellation to be reflected in a written agreement), receive from Mid Continent, immediately prior to the Acquisition Merger Effective Time, in lieu of the Commercial stock option referred to in the preceding paragraph, a cash payment in the amount of the per share value of the Merger Consideration, less the exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements.

     See " -- Interests of Certain Persons in the Merger" for information regarding outstanding Mid Continent stock options.

No Dissenters' Appraisal Rights

     In accordance with the Kansas General Corporation Code, Mid Continent's stockholders do not have dissenters' rights of appraisal in connection with the transactions contemplated by the Merger Agreement.

The Bank Merger

     Following the Acquisition Merger, Mid-Continent Savings will merge into the Bank, as a result of which the Bank will be the surviving savings institution. The Bank Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement and in the Plan of Merger between Mid-Continent Savings and the Bank dated September 2, 1997. At the Bank Merger Effective Time, the shares of Mid-Continent Savings Common Stock issued and outstanding immediately prior thereto will be canceled and the shares of capital stock of the Bank outstanding immediately prior thereto will constitute the only outstanding shares of capital stock of the Bank following consummation of the Bank Merger, the charter and bylaws of the Bank in effect immediately before the Bank Merger will be the charter and bylaws of the Bank immediately after the Bank Merger, the current home office of the Bank will continue to be the home office of the Bank, and the former home office of Mid-Continent Savings and all branch offices of the Bank and former branch offices of Mid-Continent Savings will be branch offices of the Bank. Following the Bank Merger, the Bank will continue to operate under the name "Commercial Federal Bank, a Federal Savings Bank." For additional information, see " -- Management after the Merger,"
"-- Employee Benefit Plans after the Merger" and " -- Interests of Certain Persons in the Merger."

     The obligations of the parties to consummate the Bank Merger are subject to the receipt of OTS approval of the Bank Merger.

Management after the Merger

     The directors and officers of Commercial and the Bank will not be affected by the Merger, with the exception that Mr. Larry Goddard will hold the office of First Vice President of the Bank and Mr. Harold Siemens will hold the office of First Vice President of the Bank.

Representations and Warranties

     Commercial and the Bank, and Mid Continent and Mid-Continent Savings, have given certain representations and warranties to each other in the Merger Agreement relating to, among other things, the following: the validity of their organization; authorized capital; the ownership, organization and status of their subsidiaries; the accuracy and completeness of certain internal books and records and of their financial statements, reports and material relating to them included in this Prospectus/Proxy Statement; the absence of any undisclosed material adverse change in their business, financial conditions or results of operations; the accuracy and completeness of information contained in this Prospectus/Proxy Statement; disclosure of financial advisory, brokerage, finders and similar fees; the absence of undisclosed material pending or threatened litigation; the adequacy of certain types of insurance; their standing under and compliance with applicable state and federal law, including compliance with federal securities laws and state and federal tax laws, among others; certain tax matters; ownership of all of their real property and undisturbed possession of all material leases; their authority to enter into the Merger Agreement and to undertake the transactions contemplated by it; the lack of undisclosed derivative contracts and the accuracy of all information provided to each other in connection with the Merger. Mid Continent and Mid-Continent Savings have made additional representations as to the absence of undisclosed employment agreements or arrangements and employee benefits; absence of any material contract defaults; the absence of environmental hazards and claims; the quality of Mid-Continent Savings' loan portfolio; and the adequacy of the present carrying values of any real estate investments, joint ventures, construction loans or other investments or loans under generally accepted accounting principles.

Covenants Pending the Acquisition Merger

     In the Merger Agreement, Commercial, the Bank, Mid Continent and Mid-Continent Savings have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the transactions contemplated by the Merger Agreement. Each party has also agreed to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data and all documents with respect to matters to which reference is made in the Merger Agreement.

     Pursuant to the Merger Agreement, Mid Continent and its subsidiaries, including Mid-Continent Savings, will conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not take any action that would (i) adversely affect the ability to obtain any governmental approvals contemplated in the Merger Agreement, or (ii) adversely affect Mid Continent's ability to perform its obligations under the Merger Agreement. Further, Mid Continent has agreed that it will not, without the prior written consent of Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Mid Continent's capital stock, except for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $.10 per share of Mid Continent Common Stock with respect to any full calender quarter after September 2, 1997; provided, however, that in the event the Merger occurs on or before March 31, 1998, then Mid Continent shareholders shall be entitled to receive Commercial's regular quarterly cash dividend for the March 31, 1998 quarter and shall not be entitled to receive a dividend from Mid Continent for such quarter to be paid during April 1998; (ii) reacquire any of Mid Continent's outstanding shares of capital stock; (iii) issue or sell or buy any shares of capital stock of the Mid Continent or any Mid Continent subsidiary, except shares of Mid Continent Common Stock issued pursuant to the Mid Continent Option Plan; (iv) effect any stock split, stock dividend or other reclassification of Mid Continent's Common Stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Mid Continent or any Mid Continent subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Mid Continent or of any Mid Continent subsidiary.

     In addition, pursuant to the Merger Agreement, Mid Continent and its subsidiaries shall not, without the prior written consent of Commercial:

     (i) sell or dispose of any significant assets of Mid Continent or of any Mid Continent subsidiary other than in the ordinary course of business consistent with past practices;

     (ii) merge or consolidate Mid Continent or any Mid Continent subsidiary with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Mid-Continent Savings (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property;

     (iii) change the articles or certificate of incorporation, charter documents or other governing instruments of Mid Continent or any Mid Continent subsidiary, except as provided in the Merger Agreement;

     (iv) grant to any executive officer, director or employee of Mid Continent or any Mid Continent subsidiary any increase in annual compensation, or any bonus type payment, except in accordance with existing compensation guidelines of Mid Continent (as described in the Merger Agreement) and except as otherwise described in the Merger Agreement or as determined in accordance with Mid Continent's existing bonus plan (as in effect on September 2, 1997, but pro rated to the date of the closing of the Merger and calculated without regard to expenses incurred as a result of the Merger);

     (v) adopt any new or amend or terminate any existing employee benefit plans or arrangements of any type except as described in the Merger Agreement;

     (vi) except as described in the Merger Agreement, authorize severance pay or other benefits for any officer, director or employee of Mid Continent or any Mid Continent subsidiary;

     (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices;

     (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;

     (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Mid Continent subsidiary or make additional investments in subsidiaries;

     (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any derivatives contracts or structured notes;

     (xi) purchase any equity securities other than Federal Home Loan Bank stock;

     (xii) make any investment which would cause Mid-Continent Savings to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

     (xiii)  make any loan with a principal balance of $750,000 or more;

     (xiv) authorize capital expenditures other than in the ordinary course of business;

     (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or by a regulatory authority or adopt or implement any change in its methods of accounting for Federal income tax purposes; or

     (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity in excess of $200,000.

     Notwithstanding the foregoing, Mid-Continent Savings is permitted to engage in any of the foregoing activities exclusively with the Bank.

     Pursuant to the Merger Agreement, Mid Continent also shall not authorize or permit any representative of Mid Continent or any subsidiary to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "takeover proposal" (generally, any proposal other than as contemplated by the Merger Agreement, for a merger or other business combination involving Mid Continent or Mid-Continent Savings, for the acquisition of a 10.0% or greater equity interest in Mid Continent or Mid-Continent Savings or for the acquisition of a substantial portion of the assets of Mid Continent or Mid-Continent Savings) or, except as the fiduciary duties of Mid Continent's Board of Directors may otherwise require, cooperate with, negotiate with or enter into an agreement with any party relating to a takeover proposal. Further, Mid Continent has agreed to give prompt written notice to Commercial upon becoming aware of any takeover proposal.

Conditions to Consummation of the Merger

     Pursuant to the Merger Agreement, the obligations of Commercial, the Bank, Mid Continent and Mid-Continent Savings to effect the Acquisition Merger and the Bank Merger are subject to the following conditions:

     (i) holders of the outstanding shares of Mid Continent Common Stock shall have approved the Articles Amendment, the Merger Agreement and the Acquisition Merger;

     (ii) the Articles Amendment shall be effective under the Kansas General Corporation Code and the necessary amendment to Mid-Continent Savings' Charter shall be effective under applicable law;

     (iii) no order, decree or injunction shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority;

     (iv) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority, including without limitation those of the OTS, the FDIC, the Federal Trade Commission, the Department of Justice, the Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and all other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied;

     (v) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have been declared effective and shall not be subject to a stop order of the Commission and, if the offer and sale of Commercial's Common Stock in the Merger pursuant to the Merger Agreement is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner; and

     (vi) receipt of either an opinion of Deloitte & Touche LLP, in form and content reasonably satisfactory to Commercial and Mid Continent, and upon which Mid Continent shareholders may rely, as to certain of the federal income tax consequences of the Acquisition Merger and the Bank Merger (see " --Federal Income Tax Consequences").

     The obligations of Commercial and the Bank to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Commercial and the Bank: (i) Commercial shall have received from Mid Continent's counsel an opinion dated as of the closing date of the Merger covering certain matters;
(ii) Mid Continent and Mid-Continent Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Mid Continent and its subsidiaries, taken as a whole; (iii) Commercial shall have received a letter from Mid Continent's independent public accountants regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) between the date of the Merger Agreement and the closing date of the Merger, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Mid Continent and any Mid Continent subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both Mid Continent and Commercial in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates effecting both Mid Continent and Commercial to a similar extent and in a similar manner; (v) the representations and warranties of Mid Continent and Mid-Continent Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Mid Continent and Mid-Continent Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Mid Continent shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (vi) neither Mid Continent nor any of its subsidiaries shall be a party to any pending litigation, reasonably probable of being determined adversely to Mid Continent or any Mid Continent subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of Mid Continent and its subsidiaries, taken as a whole; (vii) all governmental approvals required by the Merger Agreement to consummate the transactions contemplated thereby shall have been obtained without the imposition of any conditions (excluding any conditions relating to or affecting whether the Acquisition Merger qualifies as a pooling of interests for accounting purposes) which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank and, in the reasonable judgment of Commercial, substantially diminish the benefits expected to be received by Commercial from the transactions contemplated by the Merger Agreement; and
(viii) Commercial shall have received letter agreements from all affiliates of Mid Continent regarding restrictions on resale of Commercial Common Stock received by them in the Merger to ensure compliance with applicable resale restrictions imposed under the federal securities laws.

     The obligations of Mid Continent and Mid-Continent Savings to effect the Acquisition Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Mid Continent and Mid-Continent Savings: (i) Mid Continent shall have received from counsel to Commercial opinions dated as of the closing date of the Merger covering certain matters; (ii) the representations and warranties of Commercial and the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Mid Continent a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect;
(iii) a certificate for the required number of whole shares of Commercial Common Stock, as determined in accordance with the Merger Agreement, and cash for fractional share interests shall have been delivered to the Exchange Agent; (iv) in addition to governmental approvals, Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and its subsidiaries, taken as a whole; and (v) the shares of Commercial Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible to satisfy in any material respect, the other party may elect to terminate the Merger Agreement. See " -- Amendment or Termination of the Merger Agreement."

Amendment or Termination of the Merger Agreement

     The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by stockholders; (i) by mutual consent of the parties; (ii) at the election of either party, if the closing of the Merger shall not have occurred on or before May 1, 1998 or such later date as may be agreed to in writing by the parties, provided that the right to terminate under this provision shall not be available to any party whose failure to perform an obligation has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (iii) by Commercial upon delivery of written notice of termination to Mid Continent if any event occurs which renders impossible satisfaction in any material respect of one or more of the conditions to the obligations of Commercial to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Commercial; (iv) by Mid Continent upon delivery of written notice of termination to Commercial if any event occurs which renders impossible satisfaction in any material respect of one or more of the conditions to the obligations of Mid Continent to effect the Merger set forth in the Merger Agreement and noncompliance is not waived by Mid Continent; (v) by Mid Continent at any time during the two business days commencing on the business day immediately following the end of the Determination Period, if the Average NYSE Closing Price of Commercial Common Stock is less than $22.00; provided, however, that Mid Continent shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Exchange Ratio so that it equals the number obtained by dividing $35.08 by the Average NYSE Closing Price of Commercial Common Stock; (vi) by either Mid Continent or Commercial if the shareholders of Mid Continent do not approve the Articles Amendment, in which event Mid Continent shall pay Commercial a fee of $200,000; and (vii) by Mid Continent in connection with entering into a definitive agreement to pursue a "superior proposal," as defined in the Merger Agreement, in which case Commercial shall be entitled to a termination fee of $3.0 million, inclusive of any expense reimbursements that may otherwise be due under the Merger Agreement (see " -- Expenses and Termination Fee").

     The representations, warranties and agreements of the parties set forth in the Merger Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at that time. From and after that time, none of the parties shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, except with respect to agreements of the parties which by their terms are intended to be performed after that time and with respect to liability for fraud, deception or intentional misrepresentation.

     The Merger Agreement may be amended, whether before or after approval by stockholders of Mid Continent, by an agreement in writing executed in the same manner as the Merger Agreement and authorized or ratified by the Boards of Directors of Mid Continent and Commercial, except that after approval of the Merger Agreement by Mid Continent's stockholders, no such amendment without further approval by Mid Continent's stockholders may change the amount or form of the consideration to be received by Mid Continent's stockholders in the Merger.

Expenses and Termination Fee

     Each of the parties to the Merger Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereunder; provided, however, that Commercial shall pay the expenses related to filing the Registration Statement and Commercial and Mid-Continent Savings shall equally apportion the expenses for printing and mailing this Prospectus/Proxy Statement.

     In order to induce Commercial and the Bank to enter into the Merger Agreement and as a means of compensating Commercial and the Bank for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with the Merger Agreement and the transactions contemplated thereby, Mid Continent and Mid-Continent Savings agreed pursuant to the Merger Agreement that if the Merger Agreement is terminated under the circumstances described in subparagraphs (i), (ii), (iii) or (vii) of the first paragraph under "Amendment or Termination of the Merger Agreement" above and prior to such termination a Termination Event, as defined in the Merger Agreement, shall have occurred, Mid Continent or Mid-Continent Savings will upon demand pay to Commercial or the Bank in immediately available funds $3.0 million, inclusive of any expense reimbursements that may otherwise be due and payable in accordance with the Merger Agreement.

     For purposes of the Merger Agreement, a Termination Event shall mean either of the following:

          (1) Mid Continent, without having received Commercial's prior written consent, shall have entered into a written agreement to engage in an Acquisition Transaction (as defined below) with any person other than Commercial or any affiliate of Commercial or the Board of Directors of Mid Continent shall have recommended that the shareholders of Mid Continent approve or accept any Acquisition Transaction with any person other than Commercial or any affiliate of Commercial. For purposes of the Merger Agreement "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Mid Continent or any of its subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Mid Continent or any of its subsidiaries or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the equity securities of Mid Continent or any of its subsidiaries; or (2) After a bona fide written proposal is made by any person other than Commercial or any affiliate of Commercial to Mid Continent or its shareholders to engage in an Acquisition Transaction, either (A) Mid Continent shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Commercial to terminate the Merger Agreement or
(B) the holders of Mid Continent Common Stock shall not have approved the Merger Agreement at the Annual Meeting under circumstances in which Mid Continent's Board of Directors has failed to make all reasonable efforts to obtain the favorable vote of Mid Continent shareholders on the Merger, including failure to recommend the Merger to Mid Continent shareholders, such meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined prior to termination of the Merger Agreement except as a result of a judicial or administrative proceeding or Mid Continent's Board of Directors shall have withdrawn or modified in a manner adverse to Commercial the recommendation of Mid Continent's Board of Directors with respect to the Merger Agreement.


Required Regulatory Approvals


     The Merger is subject to the approval of the OTS. Commercial has filed an application with the OTS for approval of the Merger. As of the date of this Prospectus/Proxy Statement, the approval of the OTS has not been received.
There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which Commercial may find unduly burdensome. When such approval is received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of Mid Continent's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the Merger will not occur.


Closing; Merger Effective Times


     As soon as practicable following the satisfaction or waiver of all conditions of the Merger Agreement but in no event later than thirty (30) days following such satisfaction or waiver (unless otherwise agreed by the parties), a closing shall take place at which the parties thereto will exchange documents required by the Merger Agreement. Immediately following the closing, and on the same day if practicable, the Acquisition Merger shall become effective at the latest to occur of the time (i) the Nebraska articles of merger are filed with the appropriate authorities in Nebraska or (ii) the agreement or certificate of merger is filed with the appropriate authorities of Kansas. Following the Acquisition Merger, the Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS.


Employee Benefit Plans after the Merger


     To the extent permitted by applicable law, the employees of Mid Continent and Mid-Continent Savings who become employees of Commercial and/or the Bank ("Continuing Employees") shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated employees of Commercial and the Bank; provided that Commercial shall
(i) give the Continuing Employees full credit for prior service with Mid Continent or Mid-Continent Savings with respect to determination of eligibility to participate, vesting, and benefit levels under the welfare plans sponsored by Commercial or the Bank, and with respect to determination of eligibility and vesting, but not benefit accruals under 401(k) plans sponsored by Commercial or the Bank, (ii) continue their employment and regular salary in effect on the date of closing of the Merger until the earlier to occur of their voluntary termination of employment and the date twelve (12) months after the Closing, and
(iii) not subject the Continuing Employees to any uninsured waiting period or exclusion for pre-existing conditions that was not in effect, on the effective date of the Merger, under a medical or dental insurance plan maintained by Mid Continent or Mid-Continent Savings, and (iv) have no obligation to provide benefits under any Commercial plan or program that are duplicative of benefits that employees of Mid Continent or Mid-Continent Savings receive under a similar plan or program maintained by Mid Continent or Mid-Continent Savings after the Merger.


     Under the Merger Agreement, Commercial shall honor all accrued vacation and sick leave for the employees of Mid Continent and its subsidiaries following the Merger, subject both to expiration within one year of the Merger and to Commercial's policies, from the closing of the Merger forward, applicable to the accrual of vacation pay and sick leave. Commercial will honor the Mid Continent Management Long Term Retention Plan as well as Mid-

Continent Savings' defined benefit pension plan, and will fulfill all obligations to participants thereunder in accordance with the terms of such plans.


Interests of Certain Persons in the Merger


     Mid Continent Stock Options. The following table sets forth as of December 10, 1997 information regarding outstanding options under the Mid Continent Option Plan held by directors and executive officers of Mid Continent and Mid-Continent Savings. For a description of the manner in which these options will be treated in connection with the Merger, see " -- Treatment of Mid Continent Stock Options."


                         Principal Position                Outstanding Stock
Name                  with Mid-Continent Savings             Option Shares
----                  --------------------------           -----------------
Richard T. Pottorff    Chairman, President and CEO                16,942
Larry R. Goddard       Executive Vice President, CFO and COO      21,557
Thomas C. Hand         Director                                   11,241
Kenneth B. Dellett     Director                                   11,241
Ronald J. McGraw       Director                                   11,241
David L. Walter        Vice President and Treasurer                7,200
                                                                  ------
        Total                                                     79,422
                                                                  ======

     Severance Benefits. Commercial has agreed in the Merger Agreement to give any employee of Mid-Continent Savings that the Bank does not intend to continue to employ for a period of at least one year following the Merger ("Temporary Transitional Employees") written notice of such intention not less than 30 days prior to the closing date of the Merger, in which case Mid Continent shall pay to such employees as of the closing date any sums due under the Mid Continent Change in Control Severance Plan or Change in Control Severance Agreements and sums payable for accrued vacation.


     With the exception of Temporary Transitional Employees, Commercial agrees that for a period of twelve (12) months following the Acquisition Merger Effective Time, any employee of Mid Continent or Mid-Continent Savings who is not, and has not been, a party to an employment or severance agreement with Mid Continent or Mid-Continent Savings and whose employment is involuntarily terminated by Commercial for a reason other than just cause on or after the Acquisition Merger Effective Time shall be entitled to receive both payment for accrued vacation time (provided such accrued vacation time does not exceed five weeks) and continued payment of salary in effect as of the closing of the Merger through the remainder of the one year period after the closing, but in no event shall such individual receive payments of less than the benefits payable under the Mid Continent Federal Savings Bank Change in Control Severance Plan, which plan shall become null and void 18 months after the closing, and the value of all accrued vacation pay for such employee.


     Commercial has agreed that on or prior to the date of closing, Mid Continent shall make payments to Mid Continent directors in connection with terminating the Mid Continent Federal Savings Bank Directors Consultation and Retirement Plan and Directors Change in Control Severance Plan. Payments to Mid Continent's directors in connection with terminating these plans are expected to aggregate approximately $309,300.


     As of the closing date of the Merger, Mid-Continent Savings will terminate the employment of Richard T. Pottorff and pay him all severance due and owing under his employment agreement, subject to the limitations imposed by Section 280G of the Internal Revenue Code. Such payment is estimated to total approximately $910,874. On or before the closing date of the Merger, Commercial and Mr. Pottorff will enter into a three-year consulting agreement under which Mr. Pottorff will render consulting services to Commercial on matters regarding the business affairs and operations of Commercial as they relate to former operations of Mid Continent, particularly matters regarding

Mid Continent's pending goodwill claim against the United States government. Mr. Pottorff will receive compensation of $12,500 per month under this agreement.


     It is the intention of both Mid Continent and Commercial to terminate Mid-Continent Savings' employment agreement with Larry Goddard and change in control severance agreement with Harold Siemens effective as of the closing of the Merger and to provide for such agreements to be replaced by similar agreements between the Bank and such individuals on mutually acceptable terms to be
negotiated by the parties prior to closing.   In the event no such replacement
agreements have been executed by the 30th day prior to closing, then on or prior to the closing date, Mid-Continent Savings may renew the employment agreement with Mr. Goddard for a period not to exceed 36 months from the closing date and shall renew the term of the change in control severance agreement with Mr. Siemens for a term not to exceed 24 months from the closing date. Since the Merger would constitute a change in control of Mid Continent for purposes of these agreements, Messrs. Goddard and Siemens would be entitled to severance payments in the event of termination of their employment under certain circumstances following the Merger. Such payments are estimated to total $524,774 and $179,015, respectively. See Proposal 4 -- Election of Directors -- Executive Compensation -- Employment Agreements."


     Retention Bonus. Pursuant to the Merger Agreement, Mid Continent will, on or before the closing date of the Merger, pay $44,000 and $40,000 as retention bonuses to Mr. Larry Goddard and Mr. Harold Siemens, respectively. On the one year anniversary date of the closing date of the Merger, Mr. Goddard will be paid an additional retention bonus of $44,000 by Commercial. On the one year anniversary date of the closing of the Merger, Mr. Siemens will be paid an additional retention bonus of $40,000 by Commercial. Payment of the additional retention bonuses is subject to Mr. Goddard and Mr. Siemens remaining employees of Commercial. During the first two years following the Merger, neither Mr. Goddard nor Mr. Siemens will participate in Commercial's bonus program.



     Employee Stock Ownership Plan. Mid Continent maintains the ESOP for the exclusive benefit of participating employees. The ESOP will terminate, as of the date of the Merger, and the ESOP will allocate and distribute plan assets to plan participants and beneficiaries in accordance with its terms. At September 30, 1997, the estimated benefits payable to Messrs. Richard T. Pottorff, Larry
R. Goddard, and Harold Siemens are $104,109, $77,536, and $73,768, respectively. These ESOP payments will be made in connection with their interests as participants in the ESOP.


     Restricted Stock. Certain Mid Continent officers and employees have been awarded shares of restricted stock under the Mid Continent Management Stock Bonus Plan. All previously awarded restricted shares have vested. As of the effective date of the Merger, the Management Stock Bonus Plan will terminate, and any restricted stock previously awarded to officers and employees of Mid Continent will be converted into shares of Commercial Common Stock in accordance with the terms of the Merger Agreement.


     Indemnification of and Continued Insurance Coverage for Mid Continent Management. Pursuant to the Merger Agreement, Commercial has agreed that for a period of three years following the Acquisition Merger Effective Time, the Merger will not affect or diminish any of Mid Continent's duties and obligations of indemnification existing as of the Acquisition Merger Effective Time in favor of employees, agents, directors or officers of Mid Continent or any of its subsidiaries arising by virtue of Mid Continent's Articles or bylaws in the form in effect at the date of the Merger Agreement or arising by operation of law. Commercial will cause the persons serving as officers and directors of Mid Continent immediately prior to the Acquisition Merger Effective Time to be covered for a period of 18 months from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by Mid Continent (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; however, in no event will Commercial be required to expend more than 150% of the amount currently expended by Mid Continent on an annual basis to maintain or procure insurance coverage for such 18 month period pursuant to the Merger Agreement.

Federal Income Tax Consequences


     Commercial and Mid Continent will rely upon an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the following effect:

     . the Acquisition Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Mid Continent and Commercial should each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     . Mid Continent should recognize no gain or loss on the transfer of its assets to Commercial in exchange for the Commercial Common Stock, cash, if any, and the assumption of its liabilities by Commercial, by reason of the application of Sections 361(a), 361(b) and 357(a) of the Code;

     . no gain or loss should be recognized by Mid Continent upon the distribution of the Commercial Common Stock to the Mid Continent stockholders, by reason of the application of Section 361(c)(1) of the Code;

     . no gain or loss should be recognized by Commercial on the receipt of Mid Continent's assets in exchange for Commercial Common Stock, and the assumption by Commercial of Mid Continent's liabilities, by reason of the application of Section 1032(a) of the Code;

     . the basis of the assets of Mid Continent in the hands of Commercial should be the same as the basis of such assets in the hands of Mid Continent immediately prior to the Merger, by reason of the application of Section 362(b) of the Code;

     . the holding period of the property acquired by Commercial from Mid Continent should include the holding period of such property in the hands of Mid Continent immediately prior to the Merger, by reason of the application of Section 1223(2) of the Code;

     . no gain or loss should be recognized by the former Mid Continent stockholders upon the exchange of their Mid Continent Common Stock for the Commercial Common Stock (including fractional shares which they otherwise might be entitled to receive) by reason of the application of Code Section 354(a);

     . the basis of the Commercial Common Stock (including fractional share interests a Mid Continent stockholder would otherwise be entitled to receive) to be received by a Mid Continent stockholder who exchanges Mid Continent Common Stock for Commercial Common Stock should be the same as the basis of Mid Continent Common Stock surrendered in the Merger by reason of Code Section 358(a)(1);

     . the holding period of the Commercial Common Stock (including fractional shares which they otherwise might be entitled to receive) to be received by Mid Continent stockholders should, in each instance, include the holding period of the Mid Continent shares surrendered in the Merger, provided Mid Continent stock was held as a capital asset on the date of the Merger, by reason of the application of Code
          Section 1223(1);

     . Commercial as the survivor should succeed to and take into account as of the close of the day of the distribution or transfer the items of Mid Continent described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381(b) and 381(c), by reason of the application of Code Section 381(a)(2);

     . as provided in Code Section 381(c)(2) and Regulation Section 1.381(c)(2)-1, Commercial as the survivor should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Mid Continent as of the date or dates of transfer; any deficit in earnings and profits of either Commercial or Mid Continent should be used only to offset earnings and profits accumulated after the date or dates of transfer;

     . cash received by a stockholder of Mid Continent otherwise entitled to receive a fractional share of Commercial Common Stock in exchange for his Mid Continent stock should be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Commercial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a). This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the former Mid Continent stockholder, provided Mid Continent stock was a capital asset in such former stockholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Rul. 77-41).


The opinion of Deloitte & Touche LLP has no binding effect on the IRS. The opinion of Deloitte & Touche LLP is filed with the Commission as an exhibit to Commercial's registration statement on Form S-4 of which this Prospectus/Proxy Statement is a part. See " -- Additional Information."


     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH MID CONTINENT STOCKHOLDER'S SITUATION. EACH MID CONTINENT STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF COMMERCIAL COMMON STOCK RECEIVED IN THE MERGER.


Accounting Treatment


     The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles, under which the recorded assets and liabilities of Commercial and Mid Continent will be carried forward to the surviving corporation in the Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and Mid Continent for the entire fiscal year in which the Merger occurs; and the reported income of Commercial and Mid Continent for prior periods will be combined and restated as retained earnings of the surviving corporation (Commercial).


Resale of Commercial Common Stock; Restrictions on Transfer


     The shares of Commercial Common Stock to be issued in the Acquisition Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Mid Continent or Commercial for purposes of Rule 145 under the Securities Act (generally, individuals or entities that control, are controlled by or are under common control with Mid Continent or Commercial). Affiliates may not sell their shares of Commercial Common Stock acquired in connection with the Acquisition Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     Mid Continent has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate (for purposes of Rule 145) of Mid Continent to deliver to Commercial a written agreement intended to ensure compliance with the Securities Act.


New York Stock Exchange Listing


     Commercial Common Stock is traded on the NYSE under the symbol "CFB". It is expected that Commercial Common Stock will continue to be quoted on the NYSE under the symbol "CFB" following the Merger.


Vote Required


     The affirmative vote of at least a majority of the outstanding Mid Continent Common Stock is required for Mid Continent's stockholders to approve the Merger Agreement and the Acquisition Merger. Each share of Mid Continent Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each matter to be considered at such meeting. Mid Continent's directors and executive officers, and their affiliates, are expected to vote substantially all of the 209,750 shares of Mid Continent's outstanding Common Stock, beneficially owned by them as of the Record Date for approval of the Acquisition Merger and the Merger Agreement.

         MID CONTINENT VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     Persons and groups owning in excess of 5% of Mid Continent Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following table sets forth, as of the Record Date, certain information as to Mid Continent Common Stock beneficially owned by persons and groups in excess of 5% of Mid Continent Common Stock and the ownership of all executive officers and directors of Mid Continent as a group. Management knows of no person other than those set forth below who owns more than 5% of the outstanding shares of Mid Continent Common Stock at the Record Date.

                                          Amount and       Percent of Shares of
                                           Nature of       Mid Continent Common
Name and Address of Beneficial Owner  Beneficial Ownership  Stock Outstanding
------------------------------------  -------------------- --------------------
Mid-Continent Federal Savings Bank
Employee Stock Ownership Plan Trust
("ESOP")
124 West Central
El Dorado, Kansas (1)                        133,829                6.70%

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts (2)                    269,400               13.49%

First Financial Fund, Inc.
One Seaport Plaza - 25th Floor
New York, New York (3)                       181,000                9.07%

Mentor Partners, L.P.
500 Park Avenue
New York, New York (4)                       167,500                8.39%

Peter B. Cannell & Co., Inc.
919 Third Avenue
New York, New York (5)                       124,950                6.26%

Emprise Financial Corporation
211 North Broadway
Wichita, Kansas (6)                          120,000                6.01%

All Directors and Executive Officers
 as a Group (8 persons)(7)                   306,610               15.36%
--------------------

(1) The ESOP purchased such shares for the exclusive benefit of plan employee participants with funds borrowed from Mid Continent. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting directors is received will be voted by the ESOP Trustee as directed by the ESOP Committee. As of the Record Date, 32,910 shares have been allocated under the ESOP to participant accounts.
(2) Based on a Schedule 13G filed January 24, 1997. Amount shown may include some or all of the shares of Mid Continent Common Stock held by First Financial Fund, Inc.
(3) Based on an amended Schedule 13G filed February 14, 1997.
(4) Based on a Schedule 13D filed September 23, 1997.
(5) Based on a Schedule 13G filed February 10, 1997.
(6) Based on a Schedule 13D filed June 13, 1997.
(7) Includes shares of Mid Continent Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Includes options that may be exercised within 60 days of the Record Date to purchase 79,422 shares of Mid Continent Common Stock held by executive officers and directors granted under the Mid Continent Option Plan. Excludes 127,599 shares (133,829 shares less 6,230 shares allocated to executive officers) held by the ESOP over which certain directors, as trustees to the ESOP, exercise shared voting and investment power. Such individuals disclaim beneficial ownership with respect to such shares held by the ESOP.

                       COMMON STOCK PRICES AND DIVIDENDS



     The Commercial Common Stock is currently traded on the NYSE under the symbol "CFB." Mid Continent Common Stock is traded on the Nasdaq National Market and is quoted under the symbol "MCBS."

     The following table sets forth (1) the comparative market prices of Commercial Common Stock and Mid Continent Common Stock for the periods indicated, indicated by the high and low closing sales prices for the common stock of each company as reported on the Nasdaq National Market for Mid Continent and as reported on the NYSE for Commercial and (2) the dividends per share declared on such stock.

     On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.



                               Commercial                      Mid Continent
                               Common Stock                     Common Stock
                        -----------------------------      ------------------------------
Quarter Ended           High       Low      Dividends      High       Low       Dividends
-------------           ----       ---      ---------      ----       ---       ---------
1995
----
September 30, 1995    $ 16.45     $ 12.05      $  --     $  19.125   $ 15.50       $.10
December 31, 1995       16.78       14.39       .089        18.50      17.00        .10

1996
----
March 31, 1996          17.28       15.55       .045        18.50      17.375       .10
June 30, 1996           17.28       16.39       .045        19.25      17.875       .10
September 30, 1996      19.11       16.00       .045        19.375     17.50        .10
December 31, 1996       21.55       18.61       .047        25.50      18.75        .10

1997
----
March 31, 1997          26.00       20.75       .047        27.125     23.375       .10
June 30, 1997           25.08       20.75       .047        29.25      25.125       .10
September 30, 1997      32.125      25.08       .047        38.875     28.75        .10
December 31, 1997                               .055

1998
----
March 31, 1998
(through January __, 1998

     On August 29, 1997, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing sale price of Commercial Common Stock was $28.04 per share and the reported closing sale price for Mid Continent Common Stock was $29.75 per share. On January __, 1998, the closing sale price for Commercial Common Stock was $_____ per share and the closing sale price for Mid Continent Common Stock was $_____ per share. Based on an Exchange Ratio of 1.30395, the pro forma market value of the shares of Commercial Common Stock to be received for each share of Mid Continent Common Stock was $36.56 as of August 29, 1997 and $_____ as of January __, 1998.

                       COMPARISON OF STOCKHOLDER RIGHTS


     Introduction. Upon consummation of the Merger, the holders of Mid Continent Common Stock, whose rights are presently governed by Kansas law and the Mid Continent Articles and Bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by Nebraska law and the Articles of Incorporation (as amended by the stockholders of Commercial on November 18, 1997) and Bylaws of Commercial. Certain differences arise between the Mid Continent Articles and Bylaws and the Articles of Incorporation and Bylaws of Commercial. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to the Articles of Incorporation, as amended, and Bylaws of Commercial and the Articles and the Bylaws of Mid Continent . See "Available Information."


     Issuance of Capital Stock. The Articles of Incorporation of Commercial authorize the issuance of 50,000,000 shares of Commercial Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. The Mid Continent Articles authorize the issuance of 20,000,000 shares of stock, par value $.10 per share, and 10,000,000 shares of preferred stock, no par value. On January __, 1998, _____ and 1,996,562 shares of Commercial Common Stock and Mid Continent Common Stock, respectively, were issued and outstanding. Neither Commercial nor Mid Continent had any shares of preferred stock outstanding. Under Commercial's Articles of Incorporation and the Mid Continent Articles, Commercial and Mid Continent are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval.


     Voting Rights. Holders of Mid Continent Common Stock are entitled to one vote per share on all matters submitted to vote to the shareholders. There is no cumulative voting. The Mid Continent Articles limit the voting rights of persons acquiring beneficial ownership, directly or indirectly, in excess of 10% of the outstanding Common Stock. Those shares owned by a holder in excess of 10% are not entitled nor permitted to any vote. These provisions are proposed to be amended in connection with the Merger. See "Proposal 2 - Articles Amendment."


     Holders of Commercial Common Stock are entitled to one vote per share on all matters submitted to vote to the shareholders, other than during the election of directors, where voting rights are cumulative.


     Preemptive Rights. Neither the holders of Mid Continent Common Stock nor the holders of Commercial Common Stock have any preemptive or preferential right to purchase or to subscribe for additional shares of Mid Continent Common Stock or Commercial Common Stock, respectively, or any other securities that either Mid Continent or Commercial may issue.


     Number and Terms of Directors. The Boards of Directors of both Mid Continent and Commercial are classified into three terms, so that only one class is elected at each annual meeting of shareholders. Commercial's Board of Directors consists of between nine and twelve persons with the precise number to be specified in the Bylaws. Action to change the number of directors must be by the affirmative vote of not less than 75% of all outstanding shares of Commercial Common Stock. Mid Continent's Board consists of between five and fifteen persons with the precise number to be specified in the Bylaws. Action to change the number of Mid Continent directors requires a 60% vote of the directors then in office.


     Removal of Directors. The Mid Continent Articles provide for removal of any director only for cause by an affirmative vote of not less than a majority of total votes eligible to be cast by stockholders. Cause for removal may exist where the director has been declared of unsound mind by an order of the court of competent jurisdiction, the director has been convicted of a felony or an offense punishable for a term of one year in prison, or the director has been deemed liable by a court of competent jurisdiction for gross negligence or misconduct in performance of his or her duties as director of Mid Continent.
The Articles and Bylaws of Commercial provide for removal of any director or the entire Board of Directors at any time with an affirmative vote of the holders of seventy-five percent (75%) or more of the shares entitled to vote.

     Special Meetings. Under Mid Continent's Bylaws, special meetings of shareholders may only be called by resolution of the Board of Directors, the Chairman of the Board, or the President. A special meeting of Commercial's shareholders may be called for any purpose and at any time by a majority of the members of the Board of Directors, by the holders of seventy-five percent (75%) or more of shares entitled to vote at such meeting, or by a committee of the Board of Directors which has been duly designated by the Board of Directors to have the power to call such special meetings. No other person or persons may call special meetings.


     Approval of Business Combination. The Mid Continent Articles require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of voting stock for approval of certain business combination transactions with "principal shareholders," as defined, which are not approved in advance by at least two-thirds of Mid Continent's disinterested directors. A majority vote of holders instead of the supermajority provision requiring eighty percent (80%) vote is required when the following occur: where two-thirds of the members of the Board of Directors, who were directors prior to the time when the "principal shareholder" became a principal shareholder approve the business combination; the shareholder percentage ownership in the shares of stock entitled to vote in the election of directors does not change; the proposed business combination includes the provisions in Article XIII without amendment, alteration, or deletion, in the successor to Mid Continent; and where there is not a transfer of all or substantially all of Mid Continent's assets to a wholly-owned subsidiary. There is no impediment to a shareholder objecting to the business combination or asserting his or her appraisal rights. The Kansas Statutes Annotated shall not apply to Mid Continent for "Control Share Acquisitions" and for "Business Combinations with Interested Shareholders" in Chapter 17, Article 12.


     Commercial's Articles of Incorporation require that any merger, reorganization, or consolidation, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 25% of the fair market value of the total assets of Commercial with any affiliate or any person who beneficially owns in the aggregate 20% or more of the outstanding shares of voting stock of Commercial must first be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock and the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock held by shareholders other than a principal shareholder ( a person who owns at least 20% of the outstanding shares of Commercial's voting stock). Commercial's Articles of Incorporation also require that certain fair price criteria designed to ensure that Commercial's stockholders receive a fair price for their shares in a business combination bet met, unless a business combination is first approved by three-quarters of the board of directors who were directors prior to the time the person became a principal shareholder.


     Restriction on Acquisition of Securities. The Mid Continent Articles provide that in no event shall any record owner of any Mid Continent Common Stock which is beneficially owned, directly or indirectly, by such person be entitled or permitted to vote any shares in excess of ten percent (10%) of the outstanding shares of Common Stock. The Mid Continent Articles also provide for a restriction upon beneficial ownership in excess of ten percent (10%) of any class of a security for the five years following the conversion of Mid-Continent Savings from mutual to stock form. See "Proposal 2 - Articles Amendment." Commercial's Articles do not contain a similar provision.


     Authorized Preferred Stock. The Mid Continent Articles authorize 10,000,000 shares of serial preferred stock. The Board of Directors may, subject to applicable be law and the rules of the Nasdaq, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. Commercial's Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors of Commercial could issue these shares of preferred stock, without stockholder approval.


     Rights Plan. On December 19, 1988, the Board of Directors of Commercial adopted a Shareholder Rights Plan (the "Rights Plan") and declared a distribution of stock purchase rights (the "Rights") payable to shareholders of record on December 30, 1988. The Rights consist of primary rights (the "Primary Rights"), which generally entitle the holders thereof to purchase shares of Commercial Common Stock at 20% of the market price of such shares in the event any person acquires an interest in 15% or more of Commercial Common Stock without complying with a procedure intended to ensure fair treatment of all shareholders of Commercial, and secondary rights (the "Secondary Rights"), which generally entitle the holders thereof to purchase shares of Series A Junior Participating Cumulative Preferred Stock of Commercial (the "Preferred Shares") in the event a person acquires an interest in 25% or more of the outstanding shares of Commercial Common Stock without complying with such procedural requirements. The December 30, 1988 distribution consisted of one Primary Right and One Secondary Right for each share of Commercial Common Stock outstanding on that date and, subject to adjustment under certain circumstances, unless the Rights expire or are earlier redeemed, one Primary Right and one Secondary Right shall be issued with each share of Commercial Common Stock issued following December 30, 1988 until the Rights become exercisable under the terms of the Rights Plan.


     The Primary Rights will become exercisable, subject to extension, 10 business days following a public announcement that any person (other than certain entities who beneficially owned more than 15% of Commercial's outstanding Commercial Common Stock as of the date of adoption of the Rights Plan and certain persons who acquire their shares directly from Commercial) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock and has not complied with the procedural requirements set forth in the Rights Plan (such person being referred to as a "15% Person"). Secondary Rights will become exercisable upon the earlier of (i) one business day following a public announcement that any person (other than Commercial or certain related entities) has acquired, or has obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock, provided that such acquisition is not deemed a "Fair Offer," as described in the Rights Plan (such person being known as a "25% Person"), or (ii) one business day following the commencement of a tender offer, other than a Fair Offer, or exchange offer, the consummation of which would result in the beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock by any person other than Commercial or certain related entities. A public announcement for this purpose shall be made by Commercial or, as the case may be, by a 15% Person or a 25% Person.


     The number of shares which may be purchased upon exercise of each Primary Right is determined by dividing (i) that number of shares which equals 50% of the outstanding shares of Commercial Common Stock, as of the date a person became a 15% Person, by (ii) the number of Primary Rights outstanding, exclusive of Primary Rights beneficially owned by the 15% Person, which shall become void. The per share exercise price of shares issued upon the exercise of a Primary Right is 20% of the market price of such shares as of the date the 15% Person became a 15% Person.


     Unless the Secondary Rights are earlier redeemed, in the event a person becomes a 25% Person, each holder of a Secondary Right (other than Secondary Rights beneficially owned by such 25% Person, which will thereafter become void) will have the Right to purchase one-hundredth of a share of Preferred Shares at a price of $42.00 per one-hundredth of a share. Unless the Secondary Rights are earlier redeemed, in the event that (i) Commercial is the surviving corporation in a merger with a 25% Person and Commercial Common Stock is not changed or exchanged in such merger, (ii) a 25% Person engages in one of a number of "self dealing" transactions, including certain preferential sales, transfers or exchanges of Commercial assets or securities, (iii) during such time as there is a 25% Person, there shall be any reclassification of securities or recapitalization of Commercial or any merger or consolidation of Commercial with any of its subsidiaries or any other transaction or series of transactions which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into securities of Commercial or any of its subsidiaries which is beneficially owned by a 25% Person, or (iv) a person (other than Commercial or certain related entities) becomes the beneficial owner of 25% or more of the outstanding shares of Commercial Common Stock (other than pursuant to certain transactions set forth in the Rights Plan), then each holder of a Secondary Right will have the right to receive, upon exercise and payment of the Secondary Right exercise price, Commercial Common Stock having a value equal to two times the then current Secondary Right exercise price.


     In the event Commercial is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, each holder of a Secondary Right will thereafter have the right to receive, upon the exercise and payment of the Secondary Right exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction has a value equal to two times the then current Secondary Right exercise price.

     A majority of the independent directors of Commercial may authorize the redemption of either or both of the Primary or Secondary Rights at a price of $0.01 per Right at any time prior to the close of business on the tenth business day, subject to extension, following the date of a public announcement that any person has become a 15% Person, other than pursuant to certain cash tender offers described in the Rights Plan, and at any time prior to the public announcement that any person has become a 25% Person, other than pursuant to such a cash tender offer. Commercial's right of redemption with respect to the Secondary Rights will be reinstated if each 25% Person reduces its beneficial ownership to less than 15% of Commercial Common Stock in a transaction not involving a purchase by Commercial or its subsidiaries. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders thereof will be to receive the redemption price.


     The terms of the Rights may be amended by the Board of Directors of Commercial without the consent of the holders of the Rights, except that following the date on which the Rights become exercisable, such amendment may not adversely affect the interests of the holders of the Rights.


     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Commercial (other than rights resulting from such holder's ownership of Commercial Common Stock), including, without limitation, the right to vote or to receive dividends.


     The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Commercial without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired.


     Mid Continent does not have any similar shareholder rights plan.


     Amendment of Bylaws. The Board of Directors of Mid Continent may adopt, alter, amend, or repeal the Bylaws by a majority vote of directors present at a regular or special meeting. Shareholders may also adopt, alter, amend or repeal the Bylaws by affirmative vote of holders of majority of shares entitled to vote generally in the election of directors, except where the shareholders are proposing to adopt, alter, amend or repeal Sections 2.3, 4.1, 4.2, 4.4, and 4.5 of the Bylaws and Articles VIII, IX, and XIII of the Bylaws, then a supermajority vote of eighty percent (80%) is required of shareholders.


     The Board of Directors of Commercial are authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the corporation. Shareholders may make, repeal, alter, amend or rescind the Bylaws only upon a seventy-five percent (75%) or more of the total voting power of outstanding shares of each class of capital stock entitled to vote.


     Amendment of Articles of Incorporation. In the Mid Continent Articles, the right to amend, alter, change or repeal any provision of the Mid Continent Articles is reserved, provided that first there is an resolution adopted by a majority of the board of directors, and then the matter is subsequently approved by an affirmative vote of a majority of shareholders entitled to vote at the election of directors, except where the amendment, alteration, change or act to repeal the Mid Continent Articles is inconsistent with Articles 5, 7, 8, 9, 10, 11, 12, 13, and 14 , then the shareholder approval must be at least eighty percent (80%) of the shares entitled to vote at the election of directors.


     Commercial in its Articles reserved the right to amend, alter, change, or repeal any provision contained in its Articles of Incorporation except in
Article VII (dealing with the number of directors of the corporation), Article VIII (dealing with the classified board of directors), Article IX (dealing with the removal of directors), Article X (dealing with filing vacancies on the Board of Directors and newly created directorships), Article XI (dealing with the power to call special meetings of the shareholders), Article XII ( dealing with the amount of stock which can be acquired), Article XIII (dealing with the approval of Business Combinations),Article XIV (dealing with the market price of stock involved in any business combination), Article XV (dealing with the amendment to Bylaws by directors and by shareholders) and Article XVI ( the provision explaining these exceptions), may not be repealed or amended in any respect, unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of all outstanding shares of stock of the corporation entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the corporation entitled to vote generally, other than election of directors and other than Principal Shareholders.


     Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meeting of Stockholders. The Mid Continent Articles permit shareholder nominations of candidates for the election of directors. Nominations by shareholders shall be made in writing and delivered, or mailed and received, by the Secretary of the Corporation not less than sixty (60) days prior to the anniversary date of the preceding annual meeting. The written notice by the stockholder must include the name, age, business address, residence, principal occupation, the class and number of shares the candidate beneficially owns and any information required in Schedule 14A for nominees for
election of directors.   The stockholder making the proposal must provide his or
her name and address as it appears on the transfer books, as well as any other stockholder that person knows is supporting the nomination.


     The Commercial Bylaws provide that any shareholder entitled to vote in the election of directors may make nominations for the election of directors and proposals for new business to be taken up at any annual or special meeting. Shareholder nominations for the election of directors must be delivered by first class U.S. Mail, postage prepaid, to the Secretary of the Corporation not less than sixty (60) days prior to such meeting. The nomination must set forth the name, age, business address, residence, the principal occupation of the nominee, and the number of shares the nominee beneficially owns. Proposals by shareholders must be delivered to the Secretary of the corporation in writing setting forth a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of shareholder making the proposal, the class and number of shares beneficially owned by the shareholder proposing such business, and any material interest of the shareholder in such business not less than sixty (60) days prior to the annual or special meeting to the Secretary.


     Action of Shareholders Without a Meeting. The Mid Continent Articles and Bylaws provide that no action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting. The power for shareholders to consent in writing to take action without a meeting is expressly denied.


     The Bylaws of Commercial permit any action required to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting for the action so taken, shall be signed by all of the shareholders entitled to vote. Such written shareholder consent will have the effect of a unanimous shareholder vote.

                       PROPOSAL 2 -- ARTICLES AMENDMENT

          (Amendment of the Mid Continent Articles of Incorporation)

General


     No amendment, addition, alteration, change or repeal of the Mid Continent Articles may be made, unless first proposed by the Board of Directors of Mid Continent pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of Mid Continent Common Stock entitled to vote generally in an election of directors, voting together as a single class. However, the affirmative vote of the holders of at least eighty percent (80%) of the shares of Mid Continent Common Stock entitled to vote generally in an election of directors, voting together as a single class, is required to amend, adopt, alter, change or repeal certain other provisions of the Mid Continent Articles, including Article 12 of the Mid Continent Articles.


Amendment of Article 12


     Currently, Article 12 of the Mid Continent Articles provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of an equity security of Mid Continent (the "Beneficial Ownership Limitation") for the five year period commencing on the date Mid-Continent Savings completed its mutual to stock conversion. Further, in the event shares of Mid Continent Common Stock are acquired in violation of the Beneficial Ownership Limitation, all shares beneficially owned by any person in excess of ten percent are considered shares owned in excess of the limit (the "Limit"). Persons owning shares in excess of the Limit are not entitled or permitted to vote such shares in excess of the Limit and may have their voting rights reduced below the Limit pursuant to Article 12.


     In order to permit and facilitate the consummation of the Merger, Article 12 of the Mid Continent Articles must be amended. The Merger Agreement, which Mid Continent's Board of Directors has unanimously approved, provides that Mid Continent shall amend the Mid Continent Articles in accordance with applicable law to remove the five year prohibition in Article 12 that would not otherwise expire until June 1999. On September 2, 1997, the Board of Directors of Mid Continent unanimously adopted the Articles Amendment and directed that it be submitted to a vote of stockholders. A copy of Article 12 of the Mid Continent Articles incorporating the proposed Articles Amendment is attached as Annex C to this Prospectus/Proxy Statement.


     The Articles Amendment would allow a person to directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of equity security of Mid Continent prior to June 1999. The Articles Amendment would not, however, eliminate the reduction in voting that may result from ownership of shares in excess of the Limit and all other provisions of
Article 12 would remain intact after the Articles Amendment.


     Approval of the proposed Articles Amendment by Mid Continent's shareholders is a condition to consummating the Merger, and failure to approve the Articles Amendment would prevent consummation of the Merger regardless of whether the Merger receives shareholder approval. If the Articles Amendment is approved by Mid Continent shareholders, it is expected to become effective immediately prior to consummation of the Merger. In the event the Merger is not approved by the stockholders of Mid Continent or the Merger is not consummated for any other reason, the Articles Amendment would not become effective, and Article 12 would continue in effect as it currently exists.


     THE BOARD OF DIRECTORS OF MID CONTINENT RECOMMENDS THAT STOCKHOLDERS OF MID CONTINENT VOTE FOR THE ARTICLES AMENDMENT. APPROVAL OF THE ARTICLES AMENDMENT
               ---
REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF EIGHTY PERCENT (80%) OF THE OUTSTANDING SHARES OF MID CONTINENT COMMON STOCK.

                  PROPOSAL 3 -- ADJOURNMENT OF ANNUAL MEETING


     In the event there is an insufficient number of shares present in person or by proxy at the Annual Meeting to approve the Merger Agreement or the Articles Amendment, or both, the Mid Continent Board of Directors intends to adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting.


     The effect of any such adjournment would be to permit Mid Continent to solicit additional proxies for approval of the Merger Agreement and the Articles Amendment. While such an adjournment would not invalidate any proxies previously filed, including those voting against the Merger Agreement or the Articles Amendment, it would give Mid Continent the opportunity to solicit additional proxies in favor of the Merger Agreement and the Articles Amendment if necessary.


MID CONTINENT'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF MID CONTINENT COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING.


                      PROPOSAL 4 -- ELECTION OF DIRECTORS


     The Mid Continent Articles require that directors of Mid Continent be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. Mid Continent's Board of Directors currently consists of six
members.   Two directors will be elected at the Annual Meeting, each to serve for a three-year term, or until his successor has been elected and qualified.


     Should the number of directors of Mid Continent be reduced, the directorship(s) eliminated shall be allocated among classes appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.


     Ron J. McGraw and Larry R. Goddard have been nominated by the Mid Continent Board of Directors to serve as directors. Messrs. McGraw and Goddard are currently members of the Mid Continent Board of Directors. It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why a nominee might be unavailable to serve.


     The following table sets forth the nominees and the directors continuing in office, their name, age, the year they first became a director of Mid Continent or Mid-Continent Savings, the expiration date of their current term as a director, and the number and percentage of shares of Mid Continent Common Stock beneficially owned. Each director of Mid Continent is also a member of the Board of Directors of Mid-Continent Savings.

                                                                      Shares of
                                  Year First       Current       Mid Continent Common
                                  Elected or       Term to       Stock Beneficially     Percent
Name                  Age(1)     Appointed(2)       Expire         Owned (3)(4)(5)      of Class
----                  ------     ------------      -------       --------------------   --------
                              BOARD NOMINEES FOR TERM TO EXPIRE IN 2001

Ron J. McGraw           58          1981            1998                43,639 (6)        2.19%

Larry R. Goddard        51          1994            1998                55,082 (7)        2.76%

                                 DIRECTORS CONTINUING IN OFFICE

Richard T. Pottorff     63          1978            2000                82,293 (8)        4.12%

Kenneth B. Dellett      67          1975            2000                33,737            1.69%

Thomas C. Hand          67          1986            1999                32,737 (6)        1.64%

Donald Adlesperger      68          1994            1999                21,000            1.05%

                      EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Harold G. Siemens       48           -                -                 25,273            1.27%

--------------
(1)  At September 30, 1997.
(2) Refers to the year the individual first became a director of Mid Continent or Mid-Continent Savings. All directors of Mid-Continent Savings became directors of Mid Continent when it was incorporated in January 1994.
(3) Includes shares of Mid Continent Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated.
(4)  Beneficial ownership as of the Record Date.
(5) Excludes shares of Mid Continent Common Stock held by the Mid Continent Management Stock Bonus Plan over which Directors Dellett, Hand and McGraw exercise shared voting and dispositive power solely by reason of serving as a trustee.
(6) Excludes 133,829 shares of Mid Continent Common Stock held under the ESOP for which such individual serves as a member of the ESOP Committee or as an ESOP Trustee. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. Includes 11,241 shares of Mid Continent Common Stock that may be acquired through the exercise of stock options which are currently exercisable.
(7) Includes 21,557 shares of Common stock that may be acquired through the exercise of stock options which are currently exercisable.
(8) Includes 16,942 shares of Mid Continent Common Stock that may be acquired through the exercise of stock options which are currently exercisable.

     The principal occupation for the last five years of each director, each nominee for director and each executive officer of Mid Continent is set forth below.


     Ron J. McGraw has been a Director of Mid Continent since 1981 and of Mid Continent since its incorporation in January 1994. Mr. McGraw is also President, Chairman of the Board and a majority owner of Sunflower Roofing, Inc., a roofing contractor. Mr. McGraw was a Board member of the Susan B. Allen Memorial Hospital for 15 years and a Member of the El Dorado Chamber of Commerce.


     Larry R. Goddard has been with Mid Continent since 1978 and has served as a Director of Mid Continent and Mid Continent since 1994. Mr. Goddard is a past President of the Mid-West Savings Conference and has served as Chairman of the Real Estate Mortgage Committee of the Heartland Community Bankers Association. He is also a member of the Lions Club, a member of the Partners in Education, a director of El Dorado, Inc., and a member of the Community Action for Retail & Revitalization Board.


     Richard T. Pottorff has served as a Director and Officer of Mid Continent since 1978 and of Mid Continent since its incorporation in January 1994. Mr. Pottorff is also a past Director of the FHLB of Topeka and has served as a member of the El Dorado Chamber of Commerce, the Wichita Association of Real Estate Brokers and the Wichita Homebuilders Association. In addition, Mr. Pottorff is the Chairman of the Federal and State Affairs Committee of the Heartland Community Bankers Association. Mr. Pottorff is also a past Chairman of the Heartland Community Bankers Association.


     Kenneth B. Dellett has been a Director of Mid Continent since 1975 and of Mid Continent since its incorporation in January 1994. Dr. Dellett is retired from being self employed as a physician. He is a past member of the El Dorado Chamber of Commerce. Dr. Dellett is also a member of the University of Kansas Medical Alumni Association and the Kansas City Society of Ophthalmology and Otolaryngology.


     Thomas C. Hand has served as a Director of Mid Continent since 1986 and of Mid Continent since its incorporation in January 1994. Mr. Hand is the President, Chief Executive Officer and majority owner of OTASCO of El Dorado, Inc., a real estate company doing business as Hand Realty Company. He is the past President of the Board of Directors of the Susan B. Allen Hospital and is currently the Secretary/Treasurer of the El Dorado Area Hospital Services Foundation.


     Donald Adlesperger has served as a Director of Mid Continent and Mid Continent since 1994. Mr. Adlesperger is President of Triple A Builders Supply, which includes stores in El Dorado, Augusta, and Newton, and also the Big A Supply Wholesale Electric Store in El Dorado. Mr. Adlesperger is a Past Commissioner for the City of El Dorado.


     Harold G. Siemens has been with Mid Continent since 1983. He is a founding Director and past President of the Kansas Mortgage Banking Association and a Director of the Mid-West Savings Conference. Mr. Siemens is also a member of the Real Estate Mortgage Committee of the Heartland Community Bankers, the Wichita Area Association of Realtors and the Wichita Area Builders Association.


Meetings and Committees of the Board of Directors


     The Board of Directors of Mid Continent conducts its business through meetings of the Board and through activities of its committees. All committees act for both Mid Continent and Mid-Continent Savings. During the fiscal year ended September 30, 1997, the Board of Directors held twelve regular meetings and one special meeting. No director attended fewer than 75% of the total meetings of the Board of Directors of Mid Continent and committees during the time such director served during the fiscal year ended September 30, 1997.

     Mid Continent's full Board of Directors acts as a nominating committee for selecting the management nominees for election as directors in accordance with the Bylaws. This is not a standing committee. In its deliberations, the Nominating Committee considers the candidate's knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would allow the Board to continue its geographic diversity that provides for adequate representation of each of its market areas. A stockholder recommending a nominee must provide written notice delivered to, or mailed and received at, the Secretary of Mid Continent not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Mid Continent. The notice must set forth certain information, including but not limited to name, age, business, and residence address and ownership interest of both the stockholder and the nominee, as set forth more fully in Article 7.F of the Mid Continent Articles. During fiscal year 1997, the Board of Directors met once as the Nominating Committee.


     The Audit Committee is comprised of Directors Dellett, McGraw, Hand and Adlesperger. The Audit Committee annually selects the independent auditors and meets with such auditors to discuss the annual audit. The Audit Committee is further responsible for internal controls for financial reporting. The Audit Committee, a standing committee, met four times in fiscal year 1997.


Directors' Compensation


     Each member of the Board of Directors of Mid-Continent Savings currently is paid a fee of $900 per month plus $200 for each meeting attended, except that President Richard T. Pottorff and Executive Vice President Larry Goddard receive only the $900 Director's fee. Each non-employee member of Mid Continent's Board of Directors receives a Director's fee of $100 per quarter. Mid-Continent Savings paid a total of $74,400 and Mid Continent paid a total of $1,600 in director's fees for the fiscal year ended September 30, 1997.


     Outside Director Consultation and Retirement Plan. Mid Continent's Board maintains a consultation and retirement plan (the "Consultation Plan") to provide retirement benefits to directors of Mid Continent who are not officers or employees ("Outside Directors"), which became effective on January 1, 1995. The Outside Directors have provided expertise in enabling Mid Continent to experience successful growth and profitability. Any director who has served as an Outside Director for at least ten years as of January 1, 1994, is a participant in the Consultation Plan. Within 30 days of a participant's termination as a director with Mid Continent upon attainment of the mandatory retirement age 75, any participant who has agreed to provide consulting services to Mid Continent thereafter shall be designated as a consulting director. A consulting director will be paid a $300 monthly stipend under the Consultation Plan for a period of 120 months. If the consulting director shall not survive to receive all 120 payments, such payments shall nevertheless be made to the surviving spouse, if applicable, or secondarily to the participant's estate. At the expiration of the period for which the participant is entitled to benefits, his status as a consulting director shall cease. In the event of the death, disability, or retirement on or after age 65 of a director having completed at least 10 years of service or in the event of a change of control of Mid Continent whereby a director shall no longer remain a director of Mid Continent or the successor entity, then benefits payable shall commence as if such director shall have actually attained age 75. The Consultation Plan is unfunded. All benefits payable under the plan will be paid by Mid Continent from current assets. There are no tax consequences to either the director or Mid Continent prior to payment of benefits. Upon receipt of payment of benefits, the director will recognize taxable ordinary income in the amount of such payment received and Mid Continent will be entitled to recognize a tax-deductible compensation expense.

Executive Compensation

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer of Mid Continent and the two other executive officers of Mid-Continent Savings whose salary and bonus exceeded $100,000 for the fiscal years provided below. Mid Continent has no full-time employees, relying upon employees of Mid-Continent Savings for the limited services required by Mid Continent. All compensation shown in the following table was paid by Mid Continent.


                                                                         Long Term Compensation
                                   Annual Compensation                          Awards
                              -----------------------------             -----------------------
                                                                                      Securities
                                                                        Restricted    Underlying
     Name and                                        Other Annual          Stock       Options/        All Other
Principal Position        Year   Salary     Bonus   Compensation(1)      Awards($)      SARs(#)     Compensation(3)
------------------        ----   ------     -----   ---------------     -----------   ----------    ---------------
Richard T. Pottorff       1997  $116,900   $30,686      $14,004         $     --            --          $23,764
President and Chief       1996  $114,500   $33,911      $13,885         $     --            --          $21,905
Executive Officer         1995  $114,500   $ 5,250      $ 2,581         $192,312(2)     37,895          $10,694

Larry R. Goddard          1997  $ 88,500   $22,520      $14,157         $     --            --          $13,488
Chief Operating           1996  $ 86,000   $24,889      $12,911         $     --            --          $17,395
Officer and Chief         1995  $ 86,000   $ 3,321      $ 2,519         $147,933(2)     24,405          $ 8,155
Financial Officer

Harold G. Siemens         1997  $ 86,900   $15,500      $ 3,000         $     --            --          $15,157
Senior Vice               1996  $ 84,400   $16,504      $ 3,000         $     --            --          $14,860
President-Lending         1995  $ 82,000   $ 2,526      $ 3,000         $ 72,803(2)     10,606          $ 7,533

--------------------

(1) Includes the value of certain other benefits, such as travel expenses, automobile allowances, and club membership fees. For fiscal years 1996 and 1997, for each of Messrs. Pottorff and Goddard, includes $10,800 in director's fees.
(2) Calculated by multiplying the number of shares of restricted stock by the closing price of $11.75 on January 27, 1995, the date of grant.
(3) For Mr. Pottorff, for fiscal year 1995, consists of an allocation of 485.67 shares of Mid Continent Common Stock under the ESOP valued at $5,342 (based upon Mid Continent Common Stock's closing price of $11.00 on December 30,
    1994), Mid Continent payment to the pension plan of $4,365, and the dollar value of insurance premiums paid by Mid Continent of $987; for fiscal year 1996, consists of an allocation of 904.33 shares of Mid Continent Common Stock under the ESOP valued at $16,730 (based upon Mid Continent Common Stock's closing price of $18.50 on December 29, 1995), Mid Continent payment to the pension plan of $3,792, and the dollar value of insurance premiums paid by Mid Continent of $1,383; and for fiscal year 1997 consists of an allocation of 772 shares of Mid Continent Common Stock under the ESOP valued at $18,046 (based upon Mid Continent Common Stock's closing price of $23.375 on December 31, 1996), Mid Continent's payment to the pension plan of $4,335, and the dollar value of insurance premiums paid by Mid Continent of $1,383.

    For Mr. Goddard, for fiscal year 1995, consists of an allocation of 398.06 shares of Mid Continent Common Stock under the ESOP valued at $4,379 (based upon Mid Continent Common Stock's closing price of $11.00 on December 30,
    1994), Mid Continent payment to the pension plan of $3,566, and the dollar value of insurance premiums paid by Mid Continent of $210; for fiscal year 1996, consists of an allocation of 785.04 shares of Mid Continent Common Stock under the ESOP valued at $14,523 (based upon Mid Continent Common Stock's closing price of $18.50 on December 29, 1995), Mid Continent payment to the pension plan of $2,597, and the dollar value of insurance premiums paid by Mid Continent of $275; and for fiscal year 1997, consists of an allocation of 422 shares of Mid Continent Common Stock under the ESOP valued at $9,864 (based upon Mid Continent Common Stock's closing price of $23.375 on December 31, 1996), Mid Continent payment to the pension plan of $3,229 dollar value of insurance premiums paid by Mid Continent of $395.

    For Mr. Siemens, for fiscal year 1995, consists of an allocation of 369.51 shares of Mid Continent Common Stock under the ESOP valued at $4,065 (based upon Mid Continent Common Stock's closing price of $11.00 on December 30,
    1994), Mid Continent payment to the pension plan of $3,306, and the dollar value of insurance premiums paid by Mid Continent of $162; for fiscal year 1996, consists of an allocation of 652.11 shares of Mid Continent Common Stock under the ESOP valued at $12,064 (based upon Mid Continent Common Stock's closing price of $18.50 on December 29, 1995), Mid Continent payment to the pension plan of $2,542, and the dollar value of insurance premiums paid by Mid Continent of $254; and for fiscal year 1997, consists of an allocation of 507 shares of Mid Continent Common Stock under the ESOP valued at $11,851 (based upon Mid Continent Common Stock's closing price of $23.375 on December 31, 1996), Mid Continent payment to the pension plan of $3,044, and the dollar value of insurance premiums paid by Mid Continent of $262.

     Employment Agreements. Mid Continent has an employment agreement with Richard T. Pottorff, President and Chief Executive Officer. The employment agreement is for a term of three years. The employment agreement is terminable by Mid Continent for just cause. Just cause is defined in the agreement as termination by reason of personal dishonesty; incompetence; willful misconduct; breach of a fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule, regulation (other than traffic violations or similar offenses); entering into a final cease-and-desist order; or material breach of any provision of the agreement. If the agreement is terminated for just cause, Mr. Pottorff only receives his salary up to the date of termination. If Mid Continent terminates the agreement without just cause, Mr. Pottorff is entitled to a continuation of salary from the date of termination through the remaining term of the agreement.

     The agreement provides that in the event of involuntary termination of employment in connection with, or within one year after, any change in control of Mid Continent. Mr. Pottorff will be paid a lump sum equal to 2.99 times his average taxable compensation paid during the five years prior to the change in control. If a lump sum payment had been made as of September 30, 1997, Mr. Pottorff would have received a payment of up to $910,874. The payment would be an expense to Mid Continent, reducing net income and Mid Continent's capital by that amount as of the date of acquisition. The employment agreement may be renewed if the Board of Directors determines that Mr. Pottorff has met the Board's requirements and standards.

     The Merger Agreement provides that Mr. Pottorff's employment agreement shall be terminated as of the closing date of the Merger, and Mr. Pottorff shall receive the change in control payment described above. Mr. Pottorff has entered into a consulting agreement with Commercial to be effective following the Merger. See "Proposal 1 -- The Merger -- Interests of Certain Persons in the Merger."

     Mid Continent has entered into a similar agreement with Larry R. Goddard that provides for a base salary of $88,500 and, if a lump sum had been paid as of September 30, 1997 due to a change in control, Mr. Goddard would have received a payment of up to $524,774. The payment would be an expense to Mid Continent, reducing net income and Mid Continent's capital by that amount as of the date of acquisition. Mid Continent has also entered into a Change in Control Severance Agreement with Mr. Harold Siemens which provides for certain payments and benefits in the event his employment with Mid Continent is terminated upon consummation of or within 24 months following a change of control as defined in the severance agreement. At September 30, 1997, the estimated change of control payment to Mr. Siemens under this agreement would be $179,015. The payment would be an expense to Mid Continent, reducing net income and Mid Continent's capital by that amount as of the date of acquisition.

     For a discussion of these agreements in relation to the Merger, see "Proposal 1 -- The Merger -- Interests of Certain Persons in the Merger."

     Option Year-End Value Table. The following table sets forth certain information regarding the value of options as of September 30, 1997 held by the Chief Executive Officer of Mid Continent and the two other executive officers named on the Summary Compensation Table.

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES


                                                        Number of Securities
                           Number                      Underlying Unexercised          Value of Unexercised
                         of Shares                          Options/SARs             in-the-Money Options/SARs
                        Acquired on       Value          at Fiscal Year-End           at Fiscal Year-End (1)
     Name                 Exercise      Realized      Exercisable/Unexercisable      Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------------------
Richard T. Pottorff          0             $0                37,895  /  0             $1,004,218  /  $ 0
Larry R. Goddard             0             $0                24,405  /  0             $  646,733  /  $ 0
Harold G. Siemens            0             $0                10,606  /  0             $  281,059  /  $ 0

----------------
(1) Based upon the difference between an exercise price of $11.75 and the closing price of Mid Continent Common Stock on September 30, 1997 of $38.25.

     Pension Plan. Mid Continent sponsors a tax-qualified defined benefit pension plan (the "Pension Plan"). All full-time employees of Mid Continent are eligible to participate after working 1,000 hours during one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon completion of five years of service. The Pension Plan is intended to comply with ERISA.

     The Pension Plan provides for monthly payments to each participating employee at normal retirement age (age 65). The monthly benefits payable under the Pension Plan are equal to, for all plan years after 1976, 2.35% of the first $833 of monthly compensation during the plan year plus 2.95% of that portion of monthly compensation during the plan year that exceeds $833. A participant may elect an early retirement at age 60 with 10 years of service, and may elect to receive a reduced monthly benefit. Benefits are paid for a period of up to 180 months following retirement. The Pension Plan also provides for payments in the event of disability or death. The estimated annual benefits payable upon the retirement of Messrs. Pottorff, Goddard and Siemens (at normal retirement age) are $60,548, $79,352 and $80,744 respectively. Benefits are payable in the form of various annuity alternatives, including a joint and survivor option, or in a lump-sum amount. Benefits under the Pension Plan are not subject to offset for Social Security benefits.

Compensation Committee Interlocks and Insider Participation

     For the fiscal year ended September 30, 1997, the Compensation Committee consisted of Messrs. Pottorff, Dellett, McGraw, Hand, and Adlesperger. The Compensation Committee, a standing committee, meets annually and reviews performance, industry salary surveys and the recommendations of management concerning compensation prior to the time such matters are considered by the Board of Directors. Mr. Richard T. Pottorff is the Chairman of the Board, President and Chief Executive Officer of Mid Continent. Mr. Pottorff does not participate in Compensation Committee matters involving his compensation.

Report of the Compensation Committee on Executive Compensation

     The executive officers of Mid Continent consist of Mr. Richard T. Pottorff (President, Chief Executive Officer), Larry R. Goddard (Executive Vice President, Chief Operating Officer and Chief Financial Officer), and Harold G. Siemens (Senior Vice President).

     The Compensation Committee meets annually to review compensation paid to executive officers and to determine the compensation levels for all employees. The Compensation Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around Mid Continent's market area, including institutions with total assets of between $100 million and $400 million. Although the Compensation Committee does not specifically set compensation levels for executive officers based on whether particular financial goals have been achieved by Mid Continent the Compensation Committee does consider the overall profitability of Mid Continent when making these decisions. With respect to each particular employee, his or her particular contributions to Mid Continent over the past year are also evaluated.

     During the fiscal year ended September 30, 1997, Richard T. Pottorff, President and Chief Executive Officer, received an increase in salary from $114,500 to $116,900. The Compensation Committee considers the annual compensation paid to chief executive officers of financial institutions in the State of Kansas and surrounding states with assets of between $100 million and $400 million and the individual job performance of such individual in consideration of its specific salary decision with respect to compensation to be paid to the President in the future.

     Compensation Committee for the fiscal year ended September 30, 1997:

          Richard T. Pottorff
          Kenneth B. Dellett
          Ron J. McGraw
          Thomas C. Hand
          Donald Adlesperger

Stock Performance Graph

     Set forth below is a stock performance graph comparing the cumulative total shareholder return on Mid Continent Common Stock with (a) the total return index for domestic companies listed on The Nasdaq Stock Market and (b) the total return index for banks listed on The Nasdaq Stock Market. These total return indices of The Nasdaq Stock Market are computed by the Center for Research in Securities Prices at the University of Chicago. All three investment comparisons assume the investment of $100 as of June 27, 1994 (the date of initial issuance of Mid Continent Common Stock) and the reinvestment of dividends when paid. In the stock performance graph below, the periods compared were June 27, 1994 and Mid Continent's fiscal year ends of September 30, 1994, 1995, 1996, and 1997.

     There can be no assurance that Mid Continent's future stock performance will be the same or similar to the historical stock performance shown in the graph below. Mid Continent neither makes nor endorses any predictions as to stock performance.

                         Cumulative Return Comparison

                           [LINE GRAPH APPEARS HERE]



------------------------------------------------------------------------------
                                   6/27/94  9/30/94  9/30/95  9/30/96  9/30/97
------------------------------------------------------------------------------
CRSP Nasdaq U.S. Index             $100.00  $108.85  $150.35  $178.41  $244.87
------------------------------------------------------------------------------
CRSP Nasdaq Bank Index             $100.00  $101.91  $128.49  $163.97  $273.14
------------------------------------------------------------------------------
Mid Continent Bancshares, Inc.     $100.00  $102.24  $168.74  $176.65  $361.57
------------------------------------------------------------------------------

Certain Relationships and Related Transactions

     Mid Continent, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Mid Continent's other customers, and do not involve more than the normal risk of collectibility, nor present other unfavorable features. All loans by Mid Continent to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of Mid Continent.

MID CONTINENT'S BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR. ELECTION OF THE NOMINEES FOR DIRECTOR REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE MEETING.


     PROPOSAL 5 -- RATIFICATION OF APPOINTMENT OF MID CONTINENT AUDITORS

     Deloitte & Touche LLP was Mid Continent's independent auditors for the 1997 fiscal year. The Board of Directors has approved the selection of Deloitte & Touche LLP as its auditors for the 1998 fiscal year, subject to ratification by Mid Continent's stockholders. Representatives of Deloitte & Touche LLP will not be present at the Meeting to respond to stockholders' questions, and as a result will not have an opportunity to make a statement at the Meeting.

RATIFICATION OF THE APPOINTMENT OF THE AUDITORS REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE STOCKHOLDERS OF MID CONTINENT AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS OF MID CONTINENT RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MID CONTINENT'S AUDITORS FOR THE 1998 FISCAL YEAR.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by Mid Continent. Mid Continent will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Mid Continent Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Mid Continent may solicit proxies personally or by telegraph or telephone without additional compensation.

     D. F. King & Co., Inc. will assist in the solicitation of proxies by Mid Continent for a fee of $4,000 plus reasonable expenses associated with such solicitation.

     Mid Continent's 1997 Annual Report to Stockholders, including financial statements, accompanies this Prospectus/Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Mid Continent will hold a 1999 annual meeting of stockholders only in the event the Merger is not consummated. In order to be eligible for inclusion in Mid Continent's proxy materials for next year's annual meeting of shareholders, if held, any stockholder proposal to take action at such meeting must be received at Mid Continent's executive offices at 124 West Central, El Dorado, Kansas 67042, no later than September 9, 1998. Any such proposals shall be subject to the requirements of the proxy rules under the Exchange Act. In the event the Merger is consummated, shareholders of Mid Continent will become shareholders of Commercial. In order to be eligible for inclusion in Commercial's proxy materials for next year's annual meeting of shareholders of Commercial, any stockholder proposal to take action at such meeting must be received at Commercial's executive office at 2120 South 72nd Street, Omaha, Nebraska 68124, no later than June 19, 1998. Any such proposal would be subject to the requirements of the proxy rules under the Exchange Act.

                            MID CONTINENT FORM 10-K

A COPY OF MID CONTINENT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, MID CONTINENT BANCSHARES, INC., 124 WEST CENTRAL, EL DORADO, KANSAS 67042.

                                 LEGAL MATTERS

     The legality of the Commercial Common Stock to be issued pursuant to the Merger Agreement will be passed upon for Commercial by Fitzgerald, Schorr, Barmettler & Brennan, P.C., Omaha, Nebraska.

     Certain other legal matters in connection with the Merger will be passed upon for Commercial by Housley Kantarian & Bronstein, P.C., Washington, D.C., and for Mid Continent by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Commercial as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated in this Prospectus/Proxy Statement by reference from Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year 1996), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Mid Continent as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, have been included herein and incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority, as experts in accounting and auditing.

                                 OTHER MATTERS

     The Mid Continent Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Prospectus/Proxy Statement. However, if any other matter should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

--------------------------------------------------------------------------------

                      REORGANIZATION AND MERGER AGREEMENT

                                 BY AND AMONG

                        COMMERCIAL FEDERAL CORPORATION
                                      AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK


                                      AND


                        MID CONTINENT BANCSHARES, INC.
                                      AND
                      MID-CONTINENT FEDERAL SAVINGS BANK



                         DATED AS OF SEPTEMBER 2, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

----------------------------------------------------------------------------------
ARTICLE I   THE MERGER AND RELATED MATTERS....................................  2
      1.1   Merger: Surviving Institution.....................................  2
      1.2   Effective Time of the Merger......................................  2
      1.3   Conversion of Shares..............................................  3
      1.4   Surviving Corporation in the Merger...............................  4
      1.5   Authorization for Issuance of Commercial Common Stock;
                Exchange of Certificates......................................  5
      1.6   No Fractional Shares..............................................  7
      1.7   Shareholders' Meetings............................................  7
      1.8   Company Stock Options.............................................  8
      1.9   Registration Statement; Prospectus/Proxy Statement................  9
      1.10  Cooperation; Regulatory Approvals................................. 11
      1.11  Closing........................................................... 11
      1.12  Closing of Transfer Books......................................... 11
      1.13  Bank Merger....................................................... 11

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY
                AND SAVINGS................................................... 12
      2.1   Organization, Good Standing, Authority, Insurance, Etc............ 12
      2.2   Capitalization.................................................... 13
      2.3   Ownership of Subsidiaries......................................... 13
      2.4   Financial Statements and Reports.................................. 13
      2.5   Absence of Changes................................................ 15
      2.6   Prospectus/Proxy Statement........................................ 15
      2.7   No Broker's or Finder's Fees...................................... 15
      2.8   Litigation and Other Proceedings.................................. 16
      2.9   Compliance with Law............................................... 16
      2.10  Corporate Actions................................................. 16
      2.11  Authority......................................................... 17
      2.12  Employment Arrangements........................................... 17
      2.13  Employee Benefits................................................. 18
      2.14  Information Furnished............................................. 20
      2.15  Property and Assets............................................... 20
      2.16  Agreements and Instruments........................................ 20
      2.17  Material Contract Defaults........................................ 21
      2.18  Tax Matters....................................................... 21
      2.19  Environmental Matters............................................. 21
      2.20  Loan Portfolio:  Portfolio Management............................. 22
      2.21  Real Estate Loans and Investments................................. 22

      2.22  Derivatives Contracts............................................. 23
      2.23  Insurance......................................................... 23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMMERCIAL
                AND THE BANK.................................................. 23
      3.1   Organization, Good Standing, Authority, Insurance, Etc............ 23
      3.2   Capitalization.................................................... 24
      3.3   Ownership of Subsidiaries......................................... 24
      3.4   Financial Statements and Reports.................................. 24
      3.5   Absence of Changes................................................ 25
      3.6   Prospectus/Proxy Statement........................................ 26
      3.7   No Broker's or Finder's Fees...................................... 26
      3.8   Compliance With Law............................................... 26
      3.9   Corporate Actions................................................. 27
      3.10  Authority......................................................... 27
      3.11  Information Furnished............................................. 27
      3.12  Litigation and Other Proceedings.................................. 28
      3.13  Agreements and Instruments........................................ 28
      3.14  Tax Matters....................................................... 28
      3.15  Property and Assets............................................... 28
      3.16  Derivatives Contracts............................................. 29
      3.17  Insurance......................................................... 29

ARTICLE IV  COVENANTS......................................................... 29
      4.1   Investigations; Access and Copies................................. 29
      4.2   Conduct of Business of the Company and the Company Subsidiaries... 30
      4.3   No Solicitation................................................... 31
      4.4   Shareholder Approvals............................................. 32
      4.5   Filing of Holding Company and Merger Applications................. 33
      4.6   Consents.......................................................... 33
      4.7   Resale Letter Agreements.......................................... 33
      4.8   Publicity......................................................... 33
      4.9   Cooperation Generally............................................. 34
      4.10  Additional Financial Statements and Reports....................... 34
      4.11  Stock Listing..................................................... 34
      4.12  Allowance for Loan and Real Estate Owned Losses................... 34
      4.13  D&O Indemnification and Insurance................................. 35
      4.14  Tax Treatment..................................................... 35
      4.15  Update Disclosure................................................. 35
      4.16  Company's Employee Plans and Benefit Arrangements................. 36
      4.17  Amendment of Savings' Federal Stock Charter....................... 37
      4.18  Commercial Goodwill Claim......................................... 37
      4.19  Environmental Reports............................................. 37

ARTICLE V     CONDITIONS TO THE MERGER; TERMINATION
                OF AGREEMENT.................................................. 38
         5.1  General Conditions.............................................. 38
         5.2  Conditions to Obligations of Commercial and Bank................ 39
         5.3  Conditions to Obligations of Company and Savings................ 41
         5.4  Termination of Agreement and Abandonment of Merger.............. 42

ARTICLE VI    TERMINATION OF OBLIGATIONS; PAYMENT
                OF EXPENSES................................................... 43
        6.1   Termination; Lack of Survival of Representations and
                Warranties.................................................... 43
        6.2   Payment of Expenses............................................. 44

ARTICLE VII   CERTAIN POST-MERGER AGREEMENTS.................................. 45
        7.1   Reports to the SEC.............................................. 45
        7.2   Employees....................................................... 45

ARTICLE VIII  GENERAL......................................................... 46
        8.1   Amendments...................................................... 46
        8.2   Confidentiality................................................. 46
        8.3   Governing Law................................................... 47
        8.4   Notices......................................................... 47
        8.5   No Assignment................................................... 48
        8.6   Headings........................................................ 48
        8.7   Counterparts.................................................... 48
        8.8   Construction and Interpretation................................. 48
        8.9   Entire Agreement................................................ 48
        8.10  Severability.................................................... 48
        8.11  No Third Party Beneficiaries.................................... 48
        8.12  Enforcement of Agreement........................................ 49

Schedules:
  Schedule I   Disclosure Schedule for the Company and Savings...................
  Schedule II  Disclosure Schedule for Commercial and the Bank...................
  Schedule 4.2...................................................................
  Schedule 4.7...................................................................
  Schedule 4.16..................................................................
  Schedule 5.1(e)................................................................
  Schedule 7.2...................................................................
  Schedule 8.9...................................................................

Exhibits:
  Exhibit 1.1(a)  Acquisition Plan of Merger.....................................
  Exhibit 1.1(b)  Bank Plan of Merger............................................
  Exhibit 5.2(a)  Form of Opinion of Counsel for the Company.....................
  Exhibit 5.3(a)  Form of Opinion of Counsel for Commercial......................

                      REORGANIZATION AND MERGER AGREEMENT

================================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of September 2, 1997, by and among COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation ("Commercial"), and COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, a Federally chartered savings bank and wholly-owned subsidiary of Commercial ("Bank"); and MID CONTINENT BANCSHARES, INC., a Kansas corporation ("Company"), and Mid-Continent Federal Savings Bank, a Federally chartered savings bank and wholly-owned subsidiary of Company ("Savings").

     WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Omaha, Nebraska.

     WHEREAS, Company, a non-diversified, unitary savings and loan holding company, with principal offices in El Dorado, Kansas, owns all of the issued and outstanding capital stock of Savings, with principal offices in El Dorado, Kansas;

     WHEREAS, Commercial and Company desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Commercial and Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Commercial and Company, it is intended that Bank and Savings will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Commercial, followed by the merger of Savings with and into the Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger";

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code; and

     WHEREAS, the Boards of Directors of Commercial and the Company (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Commercial and the Company, respectively, and their respective stockholders and have approved this Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of the Company, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS

      1.1 Merger: Surviving Institution.  Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Nebraska Business Corporation Act ("NBCA"), the Kansas General Corporation Code ("KGCC"), the Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial pursuant to the terms and conditions set forth herein and in the Plan of Merger to be set forth as Exhibit 1.1(a) attached hereto (the "Acquisition Plan of Merger"), (b) the separate corporate existence of the Company shall cease, and (c) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Savings shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in a plan of merger set forth in Exhibit 1.1(b) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the NBCA and the KGCC, Section 1.4(e) hereof and the Acquisition Plan of Merger. Upon the consummation of the Acquisition Merger, the separate corporate existence of the Company shall cease and Commercial shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). Upon consummation of the Bank Merger, the separate existence of Savings shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall remain "Commercial Federal Bank, a Federal Savings Bank". From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Savings, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the Bank Plan of Merger. Commercial may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided, however, that no such change shall (A) alter or change the
           --------  -------
amount or kind of consideration to be issued to holders of Company common stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in
Section 1.3 herein or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.

      1.2 Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, but in no event later than thirty (30) days following such satisfaction or waiver (unless otherwise agreed by the parties hereto) Commercial and the Company will file, or cause to be filed, an agreement, certificate or articles of merger with appropriate authorities of Kansas and Nebraska for the Acquisition Merger and articles of combination with the OTS for the Bank Merger, which agreement, certificate, articles of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the latest to occur of the time
(i) the Nebraska articles of merger are filed with the appropriate authorities of Nebraska or (ii) the agreement or certificate of merger is filed with the appropriate authorities of Kansas (the "Acquisition Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

      1.3 Conversion of Shares.
          --------------------

          (a)(i) At the Acquisition Merger Effective Time, by virtue of the Merger and without any action on the part of Commercial or Company or the holders of shares of Commercial or Company common stock, each outstanding share of Company common stock issued and outstanding at the Acquisition Merger Effective Time shall be converted into and represent solely the right to receive without any action by the holder, shares of Commercial Common Stock, in the manner provided in Section 1.5 hereof, according to the following Exchange Ratios (which shall be subject to adjustment as provided in clause (a)(iv) of this Section (the "Merger Consideration"):

     (A) If the Average NYSE Closing Price (as defined below) shall be equal to or greater than $36.00 but equal to or less than $44.00, then the Exchange Ratio shall be such number of shares of Commercial Common Stock equal to the quotient (carried to four digits and rounded down) that results by dividing $38.25 by the Average NYSE Closing Price of Commercial Common Stock (a maximum of 1.0625 and a minimum of 0.8693 shares of Commercial Common Stock);

     (B) If the Average NYSE Closing Price (as defined below) shall be greater than $44.00, the Exchange Ratio shall be 0.8693 shares of Commercial Common Stock;

     (C) If the Average NYSE Closing Price (as defined below) shall be less than $36.00, then the Exchange Ratio shall be 1.0625 shares of Commercial Common Stock; provided, however, that in the event the Exchange Ratio is adjusted pursuant to the proviso contained in Section 5.4(e) hereof, the Exchange Ratio shall be the Exchange Ratio as so adjusted.

          (ii) Any shares of Company common stock which are owned or held by Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries or otherwise held in a fiduciary capacity, including the Savings Employee Stock Ownership Plan and the Management Stock Ownership Plan awards whether vested or not) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the

Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be canceled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

          (iii) At the Acquisition Merger Effective Time, the holders of certificates representing shares of Company common stock shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as provided herein.

          (iv) If the holders of Commercial Common Stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial Common Stock to be exchanged at the Acquisition Merger Effective Time for Company Common Stock shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NYSE Closing Price, as defined below, shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NYSE Closing Price" shall mean the closing price per share (carried to four decimal places and rounded down) of the Commercial Common Stock on the New York Stock Exchange. The term "Average NYSE Closing Price" shall mean the arithmetic mean of the NYSE Closing Prices of the Commercial Common Stock for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by this Agreement are obtained (and Commercial shall notify the Company of the date when all such approvals are obtained), including for this purpose the period of any requisite waiting periods in respect thereof, (B) the date of the Company's meeting of shareholders to be held pursuant to Section 1.7(a) herein or (C) the 25th day of the month immediately preceding the month in which the parties have scheduled in writing the Closing to occur, or the next succeeding business day (the "Determination Period").

          (c) Each share of Commercial Common Stock to be issued to the Company's shareholders pursuant to this Section 1.3 shall include the corresponding number of rights associated with the Commercial Common Stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

      1.4 Surviving Corporation in the Merger.
          -----------------------------------

          (a) The name of the Surviving Corporation in the Acquisition Merger shall be Commercial Federal Corporation.

          (b) The Articles of Incorporation of Commercial as in effect immediately prior to the Acquisition Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation as the Surviving Corporation.

          (c) The bylaws of Commercial, together with all amendments thereto, if any, as in effect immediately prior to the Acquisition Merger Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Commercial in office immediately prior to the Acquisition Merger Effective Time shall be the directors and officers of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified.

          (e) From and after the Acquisition Merger Effective Time:

          (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Commercial and Company, and all obligations belonging or due to each of Commercial and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Commercial or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

          (ii) The Surviving Corporation shall be liable for all the obligations of each of Commercial and Company. Any claim existing, or action or proceeding pending, by or against the Company or Commercial, may be prosecuted to judgement, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

          (iii) All the rights of creditors of each of Company and Commercial are preserved unimpaired, and all liens upon the property of Company and Commercial are preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

      1.5 Authorization for Issuance of Commercial Common Stock; Exchange of
          ------------------------------------------------------------------
          Certificates.
          ------------

          (a) Commercial shall reserve or will at Closing have available for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article I, including Section 1.8(a). Immediately prior to the Acquisition Merger Effective Time, Commercial shall make available for exchange or conversion, by transferring to an exchange agent appointed by Commercial and reasonably satisfactory to Company (the "Exchange Agent") for the benefit of the holders of Company common stock: (i) such number of whole shares of Commercial Common Stock as shall be issuable in connection with the payment of the aggregate Stock Consideration, and (ii) such funds as may be payable in lieu of fractional shares of Commercial Common Stock.

          (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock (other than as provided in Section 1.3(a)(ii)), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive certificates representing the number of whole shares of Commercial Common Stock into which shares of Company common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof and cash payments in lieu of fractional shares as provided in Section 1.6 hereof.
As soon as practicable after the Acquisition Merger Effective Time but not later than ten (10) business days thereafter, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Acquisition Merger Effective Time whose Company stock shall have been converted into Commercial Common Stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock in exchange for new certificates for Commercial Common Stock and for cash in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock shall be canceled.

          (c) Until surrendered as provided in this Section 1.5, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company common stock (other than shares canceled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all purposes to evidence ownership of the number of shares of Commercial Common Stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Commercial Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial Common Stock as herein provided.

          (d) All shares of Commercial Common Stock and cash in lieu of any fractional shares issued and paid upon the surrender for exchange of Company common stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock.

          (e) If any new certificate for Commercial Common Stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes, if any, required by reason of the issuance of a new certificate for shares of Commercial Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.6 No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock; no dividend or distribution with respect to Commercial Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Commercial Common Stock will, upon surrender of his certificate or certificates representing Company common stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NYSE Closing Price. For the purposes of determining any such fractional share interests, all shares of Company common stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Company common stock issuable to such Company shareholder in the Acquisition Merger.

      1.7 Shareholders' Meetings.
          ----------------------

          (a) The Company shall, at the earliest practicable date but not sooner than January 26, 1998, hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval (i) an amendment to
Article 12 of the Company's Articles of Incorporation to permit the acquisition of more than 10% of the outstanding shares of Company common stock by Commercial pursuant to this Agreement (the "Articles Amendment") and (ii) this Agreement and the Acquisition Merger and all related matters necessary to the consummation of the transactions contemplated hereby. The affirmative vote of the holders of 80% of the outstanding shares of Company common stock shall be required to approve the Articles Amendment. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock shall be required for approval of the Acquisition Merger and all such related matters. Upon the approval of the Articles Amendment, Savings shall take all necessary actions to approve and effectuate a similar amendment to its Federal Stock Charter (the "Charter Amendment").

          (b) Commercial shall, at its 1997 annual meeting of shareholders, submit for shareholder approval an amendment to Article IV of Commercial's Articles of Incorporation increasing the number of authorized shares of Commercial Common Stock. The affirmative vote of the holders of at least a majority of the votes cast shall be required for approval of such amendment to Commercial's Articles of Incorporation.

      1.8 Company Stock Options.
          ---------------------

          (a) Subject to Section 1.8(b) hereof, immediately prior to the Acquisition Merger Effective Time, each option outstanding under the Company's 1994 Stock Option Plan (the "Company Option Plan") shall continue outstanding as an option to purchase, in place of the purchase of each share of Company common stock, the number of shares (rounded down to the nearest whole share) of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Company common stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Commercial common stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under
Section 424 of the Code as to any stock option which is an "incentive stock option." Commercial and Company agree to take such actions as shall be necessary to give effect to the foregoing.

     At all times after the Acquisition Merger Effective Time, Commercial shall reserve for issuance such number of shares of Commercial Common Stock as are necessary so as to permit the exercise of options granted under the Company Option Plan in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Commercial shall make all filings required under federal and state securities laws so as to permit the exercise of such options and the sale of the shares received by the option holder upon such exercise.

          (b) In the event Commercial advises Company in writing no less than 45 days prior to the Closing that the Merger will not be accounted for as a pooling of interests, then each holder of an outstanding option under the Company Option Plan shall, in cancellation of such option (such cancellation to be reflected in a written agreement), receive from the Company, immediately prior to the Acquisition Merger Effective Time, in lieu of the Commercial stock option referred to in Section 1.8(a), a cash payment in the amount of the per share value of the Merger Consideration, less the exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements. Immediately thereafter, the Company shall cancel each such option. At least ten (10) business days prior to the Closing and then immediately prior to the Closing, Company shall afford Commercial the right to review the cash amounts proposed to be paid to optionees hereunder.

      1.9 Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

          (a) For the purposes (i) of registering the Commercial Common Stock to be issued to holders of Company common stock in connection with the Merger and the shares issuable under the Company Option Plan pursuant to Section 1.8(a) hereof with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement"). At the election of the Company, such Prospectus/Proxy Statement may also include information necessary to conduct the annual meeting of shareholders of the Company.

          (b) Commercial shall furnish such information concerning Commercial and the Commercial Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Commercial agrees promptly to advise the Company if at any time prior to the Company Shareholders' Meeting any information provided by Commercial in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Commercial shall promptly file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Commercial and the Commercial Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Commercial with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Commercial if at any time prior to the Company Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Commercial with the information needed to correct such inaccuracy or omission. The Company shall furnish Commercial with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Commercial shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Commercial shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Commercial to utilize in the Registration Statement the information concerning the Company and the Company Subsidiaries provided to Commercial for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and approve the form of proxy statement included in the Registration Statement prior to its filing with the SEC and prior to its mailing to Company shareholders. Commercial shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Commercial shall furnish Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (including the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) The Company shall consult with Commercial in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of the Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. In the event that Commercial, within 45 days of the Acquisition Merger Effective Time, advises Company in writing that the Acquisition Merger shall qualify for pooling of interests accounting treatment (and attaches an opinion of Deloitte & Touche LLP addressed to Commercial to that effect), then Commercial and the Company shall each take such action as may be necessary or appropriate to ensure that their respective affiliated persons are aware of and comply with the guidelines of the SEC with respect to the sale by affiliates of stock of companies engaging in a business combination transaction to be accounted for as a pooling of interests as set forth in Topic 2-E of the SEC staff accounting bulletin series. All shares of Commercial common stock issued to such Company affiliated persons (i) in connection with the Merger or (ii) upon exercise of options received pursuant to
Section 1.8 hereof subsequent to the Acquisition Merger Effective Time, shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act and, if applicable, pooling of interests accounting requirements, and notice shall be given to Commercial's transfer agent of such restriction. Such legend shall be removed
(i) by delivery of a substitute certificate without such legend if such Company affiliated person shall have delivered to Commercial upon request an affidavit in form and substance satisfactory to Commercial necessary to enable counsel to Commercial to furnish a legal opinion or other document requested by the transfer agent, to the effect that such legend is not required for purposes of the 1933 Act, or (ii) after the expiration of two years from the Acquisition Merger Effective Time unless, in the opinion of the counsel for Commercial, such person was an "affiliate" of Commercial within the meaning of Rule 145 within three months prior to the expiration of such two year period. Commercial shall use its best efforts to provide the transfer agent in a timely manner with any required legal opinion or other documentation necessary for the sale or transfer of any Commercial Common Stock received in the Merger. So long as shares of such Commercial common stock bear such legend, no transfer of such Commercial common stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Commercial to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC.

      1.10     Cooperation; Regulatory Approvals.  The parties shall cooperate
               ---------------------------------
and use reasonable best efforts to complete the transactions contemplated hereunder at the earliest practicable date but the parties do not anticipate the Closing to occur prior to April 1, 1998. Each party shall cause each of their affiliates and subsidiaries to cooperate in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of common stock of the Company, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

      1.11     Closing.  If (i) the Articles Amendment and this Agreement have
               -------
been duly approved by the shareholders of the Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Commercial at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the
                                                 --------  -------
Closing shall be no more than sixty (60) days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

      1.12     Closing of Transfer Books.  At the Acquisition Merger Effective
               -------------------------
Time, the transfer books for Company common stock shall be closed, and no transfer of shares of Company common stock shall thereafter be made on such books.

      1.13     Bank Merger.
               -----------

          (a) At the Bank Merger Effective Time, each share of Savings common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of Savings Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

          (b) The charter and bylaws of the Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.

          (c) Except as otherwise provided herein, the directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) The liquidation account established by Savings pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Savings on the eligibility record date for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account established by Savings.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS

     Company and Savings represent and warrant to Commercial and the Bank that, except as disclosed in Schedule I attached hereto and except that Savings makes no representations or warranties regarding Company:

      2.1 Organization, Good Standing, Authority, Insurance, Etc.  The Company
          ------------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Savings within the meaning of Section 10(a)(1)(G) of HOLA, (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to Commercial a true, complete and correct copy of the articles of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Company and each Company Subsidiary. To the Company's best knowledge, the Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Topeka and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including the committees of such Boards).

      2.2 Capitalization.  The authorized capital stock of the Company consists
          --------------
of (i) 20,000,000 shares of common stock, par value $.10 per share, of which 1,958,250 shares were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of Preferred Stock, no par value, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 165,476 shares of Company common stock under the Company Option Plan, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Stock Contract") to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company Option Plan, as in effect on the date of this Agreement, is attached as Section
2.2 of Schedule I. Except as disclosed at Schedule 2.2, neither the Company nor Savings is aware of any event or circumstance (excluding actions or events by Commercial) which could disqualify the Merger from being accounted for as a pooling of interests.

      2.3 Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). All of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the Company or Savings. Except as set forth in Section 2.3 of Schedule I, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any material investment of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Topeka or except as set forth in Section 2.3 of Schedule I.

      2.4 Financial Statements and Reports.
          --------------------------------

          (a) No registration statement, proxy statement, schedule or report filed by the Company or any Company Subsidiary with the SEC or the OTS under the 1933 Act or the 1934 Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and banking laws and regulations for the last five years (or such shorter period as they may have been subject to such filing requirements), except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. All such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended and, with respect to the SEC Reports, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, with respect to reports and documents filed with banking regulatory agencies, were accurate in all material respects. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after September 30, 1996) in accordance with the Company's books and records and those of any of the Company Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after September 30, 1996, will present) fairly the consolidated statement of financial condition and the consolidated statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). The consolidated financial statements of the Company at September 30, 1996 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain, in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at September 30, 1996 or for transactions effected or actions occurring or omitted to be taken after September 30, 1996 (i) in the ordinary course of business, or
(ii) as permitted by this Agreement.

          (b) The Company has delivered to Commercial each SEC Report filed, used or circulated by it with respect to periods since June 27, 1994 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

      2.5 Absence of Changes.
          ------------------

          (a) Since September 30, 1996, there has been no material adverse change in the business, properties, financial condition, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole. Since September 30, 1996 and through the date hereof, there is no occurrence, event or development of any nature existing or, to the best knowledge of the Company, threatened, which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of the Company or any Company Subsidiary other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, which impairs both the Company and Commercial in a substantially similar manner and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner.

          (b) Since September 30, 1996, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

      2.6 Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7(a) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1934 Act and the rules and regulations under such Act; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

      2.7 No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the Company has engaged RP Financial, LC to provide financial advisory services and to deliver an opinion to the effect that the consideration to be received by the Company shareholders in the

Merger is fair to the Company shareholders from a financial point of view. A copy of the engagement agreement with RP Financial, LC. is attached to Section
2.7 of Schedule I.

      2.8 Litigation and Other Proceedings.  Except as set forth in Section 2.8
          --------------------------------
of Schedule I and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

      2.9 Compliance with Law.
          -------------------

          (a) To the best knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) To the best knowledge of the Company, the Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

      2.10     Corporate Actions.
               -----------------

          (a) The Boards of Directors of the Company and Savings have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' approval of the Articles Amendment and this Agreement, together with the Merger and any other action requiring such approvals. All corporate authorization by the Board of Directors of the Company required for the consummation of the Merger has been obtained or will be given when required by applicable law.

          (b) Subject to the Articles Amendment and the approval thereof by the Company's shareholders, the Company's Board of Directors has taken or will take all necessary action to exempt this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Kansas laws limiting or restricting the voting rights of shareholders, (iii) any Kansas laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company Subsidiaries' articles/certificate of incorporation, charter or bylaws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

      2.11     Authority.  The execution, delivery and performance of its
               ---------
obligations under this Agreement by the Company and Savings does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) subject to the effectiveness of the Articles Amendment and of the amendment to Savings' Federal Stock Charter referred to in Section 4.17 hereof (the "Charter Amendment"), the articles of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Company Subsidiaries is subject or (iv) any other material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Subject to the approval and effectiveness of the Articles Amendment and the Charter Amendment, the Company and Savings, as applicable, have all requisite corporate power and authority to enter into this Agreement and the Acquisition Plan of Merger and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement, and the Acquisition Merger, the approval of the Company's shareholders of the Articles Amendment and this Agreement required under applicable law and the effectiveness of the Charter Amendment. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the approval of shareholders of the Articles Amendment and this Agreement, and the consents specified in Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company in connection with the consummation of the transactions contemplated by this Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger. This Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger constitute the valid and binding obligation of the Company and Savings, as applicable, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

      2.12     Employment Arrangements.  Except as disclosed in Section 2.12 of
               -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on 30 days or less notice to such person. No payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Sections 162 or 280G of the Code. No later than thirty (30) days prior to consummation of the Merger, the Company shall furnish Commercial for its review (i) a computation of the amounts expected to be payable under the employment and severance agreements disclosed in Section
2.12 of Schedule I as a result of the Merger, and (ii) a schedule reasonably satisfactory to Commercial demonstrating that no "disqualified individual" within the meaning of Section 280G of the Code will be receiving payments in contravention of the representation in the preceding sentence.

      2.13     Employee Benefits.
               -----------------

          (a) Neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of Schedule I (true and correct copies of which have been delivered to Commercial). None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements"). With respect to each Employee Plan and Benefit Arrangement of the Company or any Company Subsidiary, Section 2.13 of
Schedule I sets forth as of the date of this Agreement: (i) any and all payments more than 30 days past due, (ii) the actuarial present value, determined and prepared in accordance with GAAP (based, where applicable, on the same actuarial assumptions as those previously used for funding purposes, other than turnover assumptions, and computed on the basis of a terminated plan), of any accrued benefits or other obligations not listed elsewhere in this schedule, including without limitation, premiums and contributions for which the Company or any Company Subsidiary is or may be directly or indirectly liable to present or former employees, officers, directors, and their beneficiaries, (iii) the net fair market value of the assets held in any fund, policy, or other arrangement, and (iv) the amount of any contribution or other obligation paid, accrued, or payable, or reasonably expected to be payable between the date of this Agreement and the Closing, including contributions by Savings to its Employee Stock Ownership Plan (the "Savings ESOP") to repay its loan in accordance with past practices (pro rated through the Closing), subject to applicable tax law limitations. Neither the Company nor any Company Subsidiary will make any contribution, or undertake any obligation to contribute any amount to any Employee Plan or Benefit Arrangement other than the amounts listed in Schedule
2.13 of Schedule I and other than immaterial amounts in the ordinary course of business and in accordance with past practice.

          (b) Except as set forth in Section 2.13 of Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1996 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

          (c) To the best knowledge of the Company, each Employee Plan and Benefit Arrangement (i) has been administered to date, and will be administered until the Closing, in accordance with their terms and in compliance with the Code, ERISA, and all other applicable rules and regulations, (ii) has, in a timely, accurate, and proper manner, both filed all required government reports and made all required employee communications, and (iii) between the date of this Agreement and the Closing, will complete and file all such required reports. To the best knowledge of the Company, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To the best knowledge of the Company, neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Commercial, or any of its affiliates at or after the Acquisition Merger Effective Time.

          (d) On or before 15 days after execution hereof, the Company will provide Commercial with true and complete copies of the following documents where applicable to any Employee Plan or Benefit Arrangement: (i) each plan document or agreement, and any amendments thereto, and related trust agreements, insurance contracts and policies, annuity contracts, and any other funding arrangement; (ii) the most recent summary plan description and summary of material modifications, along with disclosure of the date of their distribution to participants and filing with the Department of Labor; (iii) for the three most recent plan years, Form 5500 Annual Return/Report and all actuarial and financial reports and appraisals; (iv) the most recent determination letter received from the Internal Revenue Service, plus any open requests and all other rulings received from any governmental agency; and (v) with respect to any action taken within the current and three preceding plan years, a certified copy of all Board of Directors resolutions. Within 60 days of the date hereof, the Company or Savings shall provide Commercial with documentation, reasonably satisfactory to Commercial, demonstrating that the requirements of Sections 401(k), 401(m), 404, 410, 412, 415, and 416 of the Code have been satisfied by each Employee Plan that is intended to qualify under Section 401 of the Code.

          (e) The assets of Savings' defined benefit pension plan do not include equity securities.

      2.14     Information Furnished.  No statement contained in any schedule,
               ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Commercial pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of the Company, has been withheld from Commercial.

      2.15     Property and Assets.  To the best knowledge of the Company, the
               -------------------
Company and the Company Subsidiaries have marketable title to all of their real property reflected in the financial statements at September 30, 1996, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent,
(c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) pledges or liens incurred in the ordinary course of business. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in
Section 2.15 of Schedule I. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since September 30, 1996, except such loss, damage or destruction which does not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

      2.16     Agreements and Instruments.  Except as set forth in Section 2.16
               --------------------------
of Schedule I, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Savings, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between Company or any Company Subsidiary and any five percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

      2.17     Material Contract Defaults.  Neither the Company nor any Company
               --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company and any Company Subsidiary, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      2.18     Tax Matters.
               -----------

          (a) The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is the Company aware of any basis for any such asser
tion or claim.    The Company and each of the Company Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied in all material respects with all applicable state law sales and use tax collection and reporting requirements.

          (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including September 30, 1996, has been made and is reflected on the September 30, 1996 audited Company consolidated financial statements and has been or will be made in accordance with generally accepted accounting principles with respect to periods ending after September 30, 1996.

      2.19     Environmental Matters.  Except as set forth on Schedule 2.19
               ---------------------
hereto, to the best knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

      2.20     Loan Portfolio:  Portfolio Management.
               -------------------------------------

          (a) All evidences of indebtedness reflected as assets in the consolidated balance sheet of Company as of December 31, 1996, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against the Company or any Company Subsidiary. To the best knowledge of the Company, all such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. To the best knowledge of the Company, all loans originated or purchased by Savings were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Savings administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in all material respects in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Savings regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

          (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Savings and its subsidiaries that have been adversely designated, criticized or classified by it as of June 30, 1997, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of the Company Subsidiaries before the date hereof.

      2.21     Real Estate Loans and Investments.  Except for properties
               ---------------------------------
acquired in settlement of loans, there are no facts, circumstances or contingencies known to the Company or any

Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

      2.22     Derivatives Contracts.  Neither the Company nor any of its
               ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

      2.23     Insurance.  The Company and the Company Subsidiaries have in
               ---------
effect insurance coverage which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

     Commercial and the Bank represent and warrant to Company and Savings that, except as disclosed in Schedule II attached hereto, and except that Bank makes no representations or warranties regarding Commercial:

      3.1 Organization, Good Standing, Authority, Insurance, Etc.  Commercial is
          ------------------------------------------------------
a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of

HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Commercial and each Commercial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its
business as it is now being conducted.   Commercial and each Commercial
Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the SAIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in
Section 10(m) of the HOLA and the Thrift Regulations. Commercial is duly registered as a savings and loan holding company under the HOLA.

      3.2 Capitalization.  The authorized capital stock of Commercial consists
          --------------
of 25,000,000 shares of Commercial common stock, par value $.01 per share, of which 21,572,168 shares were issued and outstanding as of the date of this Agreement and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement.
All outstanding shares of Commercial common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

      3.3 Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. The outstanding capital stock or other ownership interests in all of the Commercial Subsidiaries is owned either by Commercial or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Commercial Subsidiary and no contracts to which Commercial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

      3.4 Financial Statements and Reports.
          --------------------------------

          (a) No registration statement, proxy statement, schedule or report filed by Commercial or any Commercial Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, Commercial and the Commercial Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30, 1996) in accordance with Commercial's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1996 will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Commercial and the Commercial Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles). The consolidated financial statements of Commercial as of June 30, 1996 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or due to become due and regardless of when asserted), as of their respective dates, of Commercial and the Commercial Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Commercial or the Commercial Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at June 30, 1996, or for transactions effected or actions occurring or omitted to be taken after June 30, 1996, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) Commercial has delivered to the Company all periodic reports filed with the SEC under the 1934 Act for periods since June 30, 1996 through the date hereof and will through Closing upon written request promptly deliver copies of 1934 Act reports for future periods.

      3.5 Absence of Changes.  Since June 30, 1996, there has been no material
          ------------------
adverse change in the business, properties, financial condition, results of operations or assets of Commercial and the Commercial Subsidiaries, taken as a whole. Since June 30, 1996 and through the date hereof, there is no occurrence, event or development of any nature existing or, to the best knowledge of Commercial, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Commercial or any Commercial Subsidiary, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, which impairs both the Company and Commercial in a substantially similar manner and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner.

          Since June 30, 1996 and through the date hereof, each of Commercial and the Commercial Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

      3.6 Prospectus/Proxy Statement.  At the time the Registration Statement
          --------------------------
becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.7(a) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Commercial (including the Commercial Subsidiaries) and its shareholders, Commercial Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

      3.7 No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services to Commercial.

      3.8 Compliance With Law.
          -------------------

          (a) To the best knowledge of Commercial, Commercial and the Commercial Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Commercial nor any Commercial Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) To the best knowledge of Commercial, Commercial and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

      3.9 Corporate Actions.  The Boards of Directors of Commercial and the Bank
          -----------------
have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. All corporate authorizations by the Board of Directors of Commercial required for the consummation of the Merger have been obtained.

      3.10     Authority.  The execution, delivery and performance of this
               ---------
Agreement by Commercial and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under (i) the articles of incorporation or bylaws of Commercial, the charter or bylaws of the Bank, or the articles of incorporation or bylaws of any other Commercial Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Commercial or any of the Commercial Subsidiaries is subject or (iv) any other Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Commercial and the Bank have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. Other than the receipt of Governmental Approvals and the approval of its shareholders of the increase in the number of authorized shares of Commercial Common Stock, no consents or approvals are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement or the Acquisition Plan of Merger. This Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger constitute the valid and binding obligations of Commercial and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

      3.11     Information Furnished.  No statement contained in any schedule,
               ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of Commercial, has been withheld from the Company.

      3.12     Litigation and Other Proceedings.  Except for matters which would
               --------------------------------
not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries taken as a whole, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Commercial, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

      3.13     Agreements and Instruments.  As of the date of this Agreement,
               --------------------------
there are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any state or federal savings institution regulatory authority.

      3.14     Tax Matters.   Commercial and each of the Commercial Subsidiaries
               -----------
have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; there is no agreement by Commercial or any Commercial Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Commercial, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Commercial aware of any basis for any such assertion or claim. Commercial and each of the Commercial Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. Commercial and each Commercial Subsidiary have complied in all material respects with all applicable state law sales and use tax collection and reporting requirements.

      3.15     Property and Assets.  To the best knowledge of Commercial,
               -------------------
Commercial and the Commercial Subsidiaries have marketable title to all of their real property reflected in the financial statements at June 30, 1996, referred to in Section 3.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent,
(c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) pledges or liens incurred in the ordinary course of business. Commercial and the Commercial Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Commercial nor any Commercial Subsidiary is in default in any material respect under any such lease. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Commercial and the Commercial Subsidiaries since June 30, 1996, except such loss, damage or destruction which does not have a material adverse effect on Commercial and Commercial Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Commercial and Commercial Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

      3.16     Derivatives Contracts  Neither Commercial nor any of the
               ---------------------
Commercial Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 3.16 of Schedule II, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

      3.17     Insurance.   Commercial and Commercial Subsidiaries have in
               ---------
effect insurance coverage which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which Commercial and Commercial Subsidiaries are engaged. All insurance policies in effect as to Commercial and the Commercial Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies, adequate reserves for which are reflected in Commercial's financial statements). The insurance policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Neither Commercial nor any Commercial Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.


                                   ARTICLE IV
                                   COVENANTS

      4.1 Investigations; Access and Copies.  Between the date of this Agreement
          ---------------------------------
and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, upon not less than three days' prior notice, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request;

provided, however, that any such inspection (a) shall be conducted in such
--------  -------
manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article V of this Agreement. All requests of Company and Savings shall be directed to Richard T. Pottorff.

      4.2 Conduct of Business of the Company and the Company Subsidiaries.
          ---------------------------------------------------------------
Between the date of this Agreement and the Acquisition Merger Effective Time, the Company and Savings agree:

          (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not to take any action that would (i) adversely affect the ability to obtain the Governmental Approvals or (ii) adversely affect the Company's ability to perform its obligations under this Agreement;

          (b) That the Company shall not, without the prior written consent of
Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock, except for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $.10 per share of Company common stock with respect to any full calender quarter after the date hereof; provided, however, that in the event the Closing occurs on or before March 31, 1998, then Company shareholders shall be entitled to receive Commercial's regular quarterly cash dividend for the March 31, 1998 quarter and shall not be entitled to receive a dividend from Company for such quarter to be paid during April 1998; (ii) reacquire any of Company's outstanding shares of capital stock; (iii) issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plan; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or
(v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

          (c) That Company and the Company Subsidiaries shall not, without the prior written consent of Commercial: (i) sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Savings (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property; (iii) change the articles or certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary any increase in annual compensation, or any bonus type payment, except in accordance with existing compensation guidelines of the Company (described in Schedule 4.2(c) hereof) and except as otherwise set forth on Schedule 4.2(c) hereof or as determined in accordance with the Company's existing bonus plan (as in effect on the date hereof, but pro rated to the date of Closing and calculated without regard to expenses incurred as a result of the Merger), a copy of which plan is attached to Schedule 4.2(c);
(v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type except as set forth at Schedule 4.2(c); (vi) except as set forth on Schedule 4.2(c) hereof, authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary;
(vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices; (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes; (xi) purchase any equity securities other than Federal Home Loan Bank stock; (xii) make any investment which would cause Savings to not be a qualified thrift lender under
Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make any loan with a principal balance of $750,000 or more; (xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or by a regulatory authority or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity in excess of $200,000. The limitations contained in this Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 4.2(c). Notwithstanding the foregoing, Savings may engage in any of the foregoing activities exclusively with the Bank.

      4.3 No Solicitation.  The Company will not authorize any officer,
          ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties under applicable law of the Company Board of Directors may otherwise require (as determined in consultation with Company legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Commercial upon becoming aware of any

Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal and any information requested or discussions sought to be initiated. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a ten percent (10%) or greater equity interest in Company or Savings, or for the acquisition of a substantial portion of the assets of Company or Savings (other than loans or securities sold in the ordinary course).

      4.4 Shareholder Approvals.
          ---------------------

          (a) Subject to Section 1.7(a) herein, the Company shall call the meeting of its shareholders to be held for the purpose of voting upon the Articles Amendment, the Acquisition Merger and related matters, as referred to in Section 1.7(a) hereof, as soon as practicable, but in no event later than sixty (60) days after the Registration Statement becomes effective under the 1933 Act, provided that Company shall receive an opinion dated within five (5) days of mailing the Prospectus/Proxy Statement that the Merger is fair to Company shareholders from a financial point of view. In connection with such meeting, the Company Board of Directors shall recommend approval of the Articles Amendment and the Merger, except as the fiduciary duties of the Company's Board of Directors may otherwise require. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of Company common stock in favor of the Articles Amendment and the Merger, except as the fiduciary duties of the Boards of Directors may otherwise require. Immediately following receipt of approval of the Articles Amendment by the Company's shareholders, the Company shall take all other actions necessary to effectuate such amendment, including filing articles of amendment with the proper authorities of the State of Kansas.

          (b) Notwithstanding the foregoing at Section 4.4(a), the Board of Directors of the Company, to the extent required by its fiduciary obligations under applicable law, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger or approve or recommend any superior proposal (as defined below), or enter into an agreement with respect to such superior proposal, in each case at any time after the second business day following Commercial's receipt of written notice (in addition to the notice specified in Section 4.3 herein) advising Commercial that the Board of Directors of the Company has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (it being understood that any amendment to a superior proposal shall necessitate an additional two business day period). For purposes of this Agreement, "superior proposal" means any bona fide takeover proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company common stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial advisor) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

          (c) Nothing contained in Sections 4.3 or 4.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company based on the recommendation of independent counsel, failure to do so would be inconsistent with applicable laws.

      4.5 Filing of Holding Company and Merger Applications.  Commercial shall
          -------------------------------------------------
use its best efforts promptly to prepare, submit and file within ninety (90) days of the date hereof a holding company application to the OTS pursuant to 12 C.F.R. (S)574.3 for acquisition of control of Company and Savings and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby.

      4.6 Consents.  Company and Savings will use their best efforts to obtain
          --------
the consent or approval of each person whose consent or approval shall be required in order to permit Company or Savings, as the case may be, to consummate the Acquisition Merger and the Bank Merger.

      4.7 Resale Letter Agreements.  After execution of this Agreement, (i)
          ------------------------
Company shall use its best efforts to cause to be delivered to Commercial from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145 under the 1933 Act, a written letter agreement in the form attached at Schedule 4.7 regarding restrictions on resale of the shares of Commercial Common Stock received by such persons in the Merger and upon exercise of options received under Section 1.8 hereof subsequent to the Acquisition Merger Effective Time to ensure compliance with applicable resale restrictions imposed under the federal securities laws and, to the extent applicable, to ensure pooling of interest accounting treatment and (ii) neither Commercial nor the Company (including the Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from (A) qualifying for accounting treatment as a "pooling of interests" (if applicable) or (B) qualifying as a reorganization within the meaning of Section 368 of the Code.

      4.8 Publicity.  Between the date of this Agreement and the Acquisition
          ---------
Merger Effective Time, neither Commercial, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or authorize any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law.

      4.9      Cooperation Generally.  Between the date of this Agreement and
               ---------------------
the Acquisition Merger Effective Time, Commercial, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date. Commercial and the Bank, on one hand, and the Company and the Company Subsidiaries, on the other hand, agree not to knowingly take any action that would (i) adversely effect their respective ability to obtain the Governmental Approvals or (ii) adversely affect their respective ability to perform their obligations under this Agreement.

      4.10     Additional Financial Statements and Reports.  As soon as
               -------------------------------------------
reasonably practicable after they become publicly available, the Company shall furnish to Commercial and Commercial shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and stockholders' equity for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or Commercial, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the 1934 Act.

      4.11     Stock Listing.  Commercial agrees to use all reasonable efforts
               -------------
to cause to be listed on the New York Stock Exchange, subject to official notice of issuance, the shares of Commercial Common Stock to be issued in the Merger and the shares issuable in accordance with Section 1.8 hereto.

      4.12     Allowance for Loan and Real Estate Owned Losses.  At the request
               -----------------------------------------------
of Commercial and in an amount specified by Commercial, immediately prior to the Acquisition Merger Effective Time, the Company and Savings shall establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform the Company's and Savings' loan and real estate owned allowance practices and methods to those of Commercial and the Bank (as such practices and methods are to be applied to Company and Savings from and after the Acquisition Merger Effective Time); provided, however, that Company and Savings shall not be required to take such action until: (i) Company and Savings provide to Commercial a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Savings, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Savings or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"), and Commercial and Bank provide to Company and Savings a Reliance Certificate relating to the satisfaction of the conditions in Sections 5.1 and 5.3; and (ii) Commercial and the Bank, after reviewing the Reliance Certificate, provide the Company and Savings a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that

Company and Savings have established such additional provisions for loan and real estate losses as requested by Commercial pursuant to this Section 4.12. No additional provision for loan and real estate owned losses taken by Savings pursuant to this Section 4.12 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

      4.13     D&O Indemnification and Insurance.   For a period of three (3)
               ---------------------------------
years following the Acquisition Merger Effective Time Commercial and Bank shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of Company or Savings or any Company Subsidiaries on or before the Acquisition Merger Effective Time with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the Acquisition Merger Effective Time in accordance with and subject to the requirements and other provisions of the Articles of Incorporation and Bylaws of Commercial and Bank in effect on the date of this Agreement and applicable provisions of law to the same extent as Commercial is obligated thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service for Commercial and Bank. Commercial shall cause the persons serving as officers and directors of the Company immediately prior to the Acquisition Merger Effective Time to be covered for a period of 18 months from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Commercial be required to expend more than 150% of the amount currently expended by the Company on an annual basis to maintain or procure insurance coverage for such 18 month period pursuant hereto. This Section 4.13 shall be construed as an agreement as to which the directors and officers of Company and Savings referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

      4.14     Tax Treatment.  Commercial and Company shall use their best
               -------------
efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code. The Company agrees to consent to the form of representation letter provided by Deloitte & Touche LLP or other tax advisor for purposes of issuing its federal tax opinion pursuant to Section 5.1(e) of this Agreement no later than thirty (30) days prior to the Closing.

      4.15     Update Disclosure.  From and after the date hereof until the
               -----------------
Acquisition Merger Effective Time, the Company shall promptly, but not less frequently than monthly, update Schedule I hereto by notice to Commercial to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Acquisition Merger Effective Time, reflect a material change from the information provided in Schedule I as of the date hereof; provided, however, that no such update shall affect the conditions to the obligation of Company and Savings to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

     4.16 Company's Employee Plans and Benefit Arrangements.
          -------------------------------------------------

          (a) Except as otherwise provided in this Section, if Commercial so requests, the Company and any Company Subsidiary shall develop a plan and timetable for terminating each Employee Plan and Benefit Arrangement as of the date of Closing, and, with the advance written consent of Commercial, shall proceed with the implementation of said termination plan and timetable. The Company shall be solely responsible for all costs, expenses, and other obligations whatsoever arising out of or resulting from termination of any Employee Plan or Benefit Arrangement. Neither the Company nor any Company Subsidiary will establish any new benefit plan or arrangement for directors, officers, or employees, or amend (or commit to distribute any assets from) any Employee Plan or Benefit Arrangement without Commercial's prior written approval, except as provided at this Section 4.16 or at Section 7.2 hereof.

          (b) With respect to any benefit plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting, except as set forth at Schedule 4.16(b), provided that vesting shall accelerate on the date of Closing (i) pursuant to an amendment to the Savings defined benefit pension plan, and (ii) in accordance with termination of the Mid-Continent Federal Savings Bank Management Stock Bonus Plan and the Mid Continent Bancshares, Inc. 1994 Stock Option Plan.

          (c) On or prior to the Closing Date, Savings shall make all payments due in accordance with the Management Retention Plan and the Retirement Income Protection Plan as detailed at Schedule 4.16(c). As of the Closing Date, Savings shall terminate the employment of Richard T. Pottorff and make payment of sums due and payable in accordance with the Employment Agreement between Savings and Richard T. Pottorff. On or prior to the Closing Date, Commercial shall enter into a Consulting Agreement with Richard T. Pottorff, to be effective as of the Closing Date as attached at Schedule 4.16(c).

          It is the intention of the parties to terminate Savings' Employment Agreement with Larry Goddard and Change in Control Agreement with Harold Siemens effective as of the Closing and to provide for such agreements to be replaced by similar agreements between the Bank and such individuals on mutually acceptable
terms to be negotiated by the parties prior to Closing.   In the event no such
replacement agreements have been executed by the 30/th/ day prior to Closing, then on or prior to the Closing Date, Savings may renew the Employment Agreement with Larry Goddard for a period not to exceed thirty-six months from the Closing Date and shall renew the term of the Change in Control Agreement with Harold Seimens for a term not to exceed twenty-four months from the Closing Date. Such Board actions to renew such agreements or to enter into this Agreement shall in no way limit or restrict either employees' rights under such respective agreements to voluntarily terminate employment and receive compensation as a result of such actions following a change in control of Savings, or restrict or limit Savings' right to terminate the employment of such employees on or before the Closing Date and to make such payments due under such agreements.

          Bank shall give any employee of Savings that the Bank does not intend to continue to employ for a period of at least one year after the Closing ("Temporary Transitional Employees") written notice of such intention not less than 30 days prior to the Closing Date, in which case Company shall pay to such Temporary Transitional Employees as of the Closing any sums to be due under the Employee Change in Control Severance Plan or Change in Control Severance Agreements and sums payable for accrued vacation.

          (d) On or prior to the date of Closing, Company shall make the payments specified in Schedule 4.16(d), in connection with terminating the Mid-Continent Federal Savings Bank Directors Consultation and Retirement Plan and Directors Change in Control Severance Plan; provided that more than 30 days before the Closing, Savings agrees to amend the Directors Change in Control Severance Plan to reduce the term for monthly severance payments from 36 months to 18 months.

          (e) Commercial shall honor in accordance with their terms both the Change in Control Severance Agreements and the Employee Change in Control Severance Plan contained at Schedule 4.16(c).

          (f) Following the Closing, Commercial shall honor in accordance with its terms the Mid-Continent Federal Savings Bank Employee Stock Ownership Plan; provided that Savings shall be entitled to repay the ESOP Note on a pro rated basis for the period from January 1, 1998 through the Closing Date, and provided further that the Closing Date shall be treated as the end of the plan year for purposes of permitting an allocation of benefits based on such repayments.

      4.17     Amendment of Savings' Federal Stock Charter.  Company and Savings
               -------------------------------------------
will take all actions necessary to effectuate an amendment to Section 8 of Savings' Federal Stock Charter to make inapplicable to Commercial and Bank the restrictions therein, provided that Company and Savings may make such amendment contingent upon consummation of the Merger.

      4.18     Commercial Goodwill Claim.  Between the date hereof and the
               -------------------------
Closing, Commercial and the Bank shall not spin-off or otherwise distribute the rights to receive payment upon resolution of the claims against the FDIC or other agency of the Federal government with respect to the confiscation of the goodwill as capital of the Bank.

      4.19     Environmental Reports.  Commercial, at its expense, shall
               ---------------------
undertake within 15 days of the date hereof to order, and shall within 40 days (subject to extension with the consent of the Company) after ordering, receive, a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin #16) ("Report") on (i) all commercial real estate owned by, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $1,000,000 or more of, the Company and Savings. Failure to order such Report on any particular properties within such 15 day period shall constitute a waiver of such condition with respect to such property. In the event that Commercial believes in good faith that such Report indicates a reasonable likelihood that the costs to cleanup, remove, remediate, or take any other action necessary to bring any such property or properties into material compliance with environmental laws exceed $475,000 in the aggregate, Commercial shall, within 15 days of its receipt of such Report, provide Company with written notice to that effect. Commercial shall thereafter undertake to order within 15 days of receipt of such Report and shall within 30 days of ordering receive a Phase II Environmental Report (as contemplated in OTS Thrift Bulleting #16) to confirm such belief. Failure to order such Phase II report ("Phase II Report") on any particular properties within such 15 day period shall constitute a waiver of such condition with respect to such property. Commercial shall within seven days of receipt of such Phase II Report either deliver written notice to Company of its termination of this Agreement in that the aggregate costs to cleanup, remove, remediate or take such other action necessary to bring such properties into material compliance with the environmental laws will exceed $475,000 determined in good faith and that Commercial shall elect to terminate this Agreement, or Commercial shall deliver in writing notice of its waiver of the condition contained at Section 5.2(i) hereof. Failure to deliver such written notice of its termination of the Agreement shall constitute waiver of this condition as provided at Section 5.2(i). Commercial shall deliver complete copies of all Phase I and Phase II reports to Company within five days of receipt of any such reports. The contents of such reports shall remain confidential whether or not the Merger is consummated.


                                   ARTICLE V
               CONDITIONS TO THE MERGER; TERMINATION OF AGREEMENT

      5.1 General Conditions.  The obligations of Commercial, the Bank, the
          ------------------
Company and Savings to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

          (a) Stockholder Approval and Effectiveness of Articles Amendment and
              ----------------------------------------------------------------
Charter Amendment.  The holders of the outstanding shares of Company common
-----------------
stock shall have approved the Articles Amendment, this Agreement and the Acquisition Merger as specified in Section 1.7(a) hereof or as otherwise required by applicable law, the Articles Amendment shall be effective under the KGCC and the Charter Amendment shall be effective under applicable law.

          (b) No Proceedings.  No order, decree or injunction shall have been
              --------------
entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings").

          (c) Government Approvals.  To the extent required by applicable law or
              --------------------
regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or Blue Sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d) Registration Statement.  The Registration Statement shall have
              ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Commercial Common Stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e) Federal Tax Opinion.  Receipt of either an opinion of Deloitte &
              -------------------
Touche LLP, or other tax advisor reasonably acceptable to Commercial and the Company, or a private letter ruling from the IRS, in form and content reasonably satisfactory to Commercial and the Company, and upon which Company shareholders may rely to the effects set forth at Schedule 5.1(e) hereto.

      5.2 Conditions to Obligations of Commercial and Bank.  The obligations of
          ------------------------------------------------
Commercial and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions to the extent not waived:

          (a) Opinion of Counsel for Company.  Commercial shall have received
              ------------------------------
from Malizia, Spidi, Sloane & Fisch, P.C., and from a legal counsel qualified to opine as to Kansas law matters and satisfactory to Commercial, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.2(a).

          (b) Required Consents.  In addition to Governmental Approvals, Company
              -----------------
and Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole; in this connection, the Company and Savings shall use its reasonable best efforts to obtain consents from all lessors to their respective real estate leases that may be required for consummation of the Merger.

          (c) Company Accountants' Letter.   Commercial at its expense shall
              ---------------------------
have received from Deloitte & Touche LLP, letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of the Company included in or incorporated by reference into the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder;
(B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five (5) business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or (2) for the period from the date of the latest audited financial statements of the Company included in or incorporated by reference into the Prospectus/Proxy Statement to a specific date not more than five (5) business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company excluding expenses associated with the Merger, including those incurred pursuant to
Section 4.16 and 7.2 hereof, or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

          (d) No Material Adverse Change.  Between the date of this Agreement
              --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Company and Commercial in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner. No payments made or expenses incurred in accordance with Section 4.16 hereof shall be deemed to constitute a material adverse change under this
Section 5.2(d).

          (e) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
------------------------
Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Company and Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Company shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f) No Litigation.  Neither the Company nor any Company Subsidiary
              -------------
shall be a party to any pending litigation, reasonably probable of being determined adversely to the Company or any Company Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

          (g) Regulatory Approval.  All Governmental Approvals required
              -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions (excluding any conditions relating to or affecting whether the Acquisition Merger qualifies as a pooling of interests for accounting purposes) which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank and, in the reasonable judgment of Commercial, substantially diminish the benefits expected to be received by Commercial from the transactions contemplated hereby.

          (h) Affiliates Letters.  Commercial shall have received the letter
              ------------------
agreements from all affiliates of the Company as contemplated in Section 4.7(i) herein.

          (i) Environmental Reports.  Commercial shall not have exercised its
              ---------------------
right to terminate this Agreement pursuant to Section 4.19.

          (j) Amendment to Commercial Articles of Incorporation.  Commercial
              -------------------------------------------------
shall have received the approval of its shareholders to amend its Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock as contemplated in Section 1.7(b).

      5.3 Conditions to Obligations of Company and Savings.  The obligations of
          ------------------------------------------------
Company and Savings to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a) Opinion of Counsel for Commercial.  Company shall have received
              ---------------------------------
from Housley Kantarian & Bronstein, P.C., special counsel to Commercial, and Fitzgerald, Schorr, Barmettler & Brennan, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Commercial and
------------------------
the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c) Commercial Common Stock.  A certificate for the required number of
              -----------------------
whole shares of Commercial Common Stock, as determined pursuant to Section 1.3 hereof, and cash for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (d)  Required Consents.  In addition to Governmental Approvals,
               -----------------
Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and the Commercial Subsidiaries, taken as a whole.

          (e) NYSE Listing.  The shares of Commercial Common Stock issuable
              ------------
pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

      5.4 Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
and the Acquisition Plan of Merger may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:

          (a) Mutual Consent.  By mutual consent of the parties, evidenced by
              --------------
their written agreement.

          (b) Closing Delay.  At the election of either party, evidenced by
              -------------
written notice, if the Closing shall not have occurred on or before May 1, 1998, or such later date as shall have been agreed to in writing by the parties;

provided, however, that the right to terminate under this Section 5.4(b) shall
--------  -------
not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c) Conditions to Commercial Performance Not Met.  By Commercial upon
              --------------------------------------------
delivery of written notice of termination to Company if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Commercial, provided, however, that the right to terminate under this Section 5.4(c) shall
--------  -------
not be available to Commercial where Commercial's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d) Conditions to Company Performance Not Met.  By the Company upon
              -----------------------------------------
delivery of written notice of termination to Commercial if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
--------  -------
not be available to the Company where the Company's or Savings' failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)  Average NYSE Closing Price.  By the Company at any time during
               --------------------------
the two business day period commencing on the business day immediately after the end of the Determination Period, if the Average NYSE Closing Price shall be less than $33.00 (adjusted as indicated in Section 1.3(a)(iv)), subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 5.4(e), it shall give written notice to Commercial no later than the end of the aforementioned two business day period. During the two business day period commencing with the business day after its receipt of such notice, Commercial shall have the option to increase the consideration to be received by the holders of Company common stock hereunder, by adjusting the Exchange Ratio to equal the number (calculated to four decimal places and rounded down) obtained by dividing (A) $35.08 by (B) the Average NYSE Closing Price. If Commercial so elects within such two day period, it shall give written notice to the Company no later than the end of the aforementioned two day period of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 5.4(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     For purposes of this Section 5.4, "Average NYSE Closing Price" and "Determination Period" shall have the meanings specified in Section 1.3(b).

          (f) By either party if the shareholders of the Company do not approve the Articles Amendment at the Company Shareholders' Meeting or adjournment thereof, in which event Commercial shall be entitled to the fee referred to in
Section 6.2(b) hereof.

          (g) By Company in connection with entering into a definitive agreement in accordance with Section 4.4(b), provided it has complied with all provisions thereof, in which case Commercial shall be entitled to the fee specified in
Section 6.2(c) hereof.

          (h) By either party if the shareholders of Commercial do not approve the amendment to Commercial's Articles of Incorporation referred to in Section 1.7(b) hereof by December 30, 1997, in which event Company shall be entitled to the fee referred to in Section 6.2(b) hereof.

                                   ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

      6.1 Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), 4.19 (Environmental Reports; the last sentence thereof), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c), 5.4(d) or 5.4(f)
of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however,
                                                           --------  -------
that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

      6.2 Payment of Expenses.
          -------------------

          (a) Except as otherwise provided below, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder; provided, however, that Commercial shall pay the expenses related to filing the Registration Statement and Commercial and Company shall equally apportion the expenses for printing and mailing the Prospectus/Proxy Statement.

          (b) Company and Savings shall pay to Commercial a fee of $200,000 if this Agreement is terminated pursuant to Section 5.4(f) hereof. Commercial and Bank shall pay to Company a fee of $200,000 if this Agreement is terminated pursuant to Section 5.4(h).

          (c) In order to induce Commercial and the Bank to enter into this Agreement and as a means of compensating Commercial and the Bank for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Company and Savings agree that if this Agreement is terminated in accordance with Sections 5.4(a), 5.4(b), 5.4(c) or 5.4(g) hereof and prior to such termination a Termination Event, as defined in paragraph (d) of this
Section 6.2, shall have occurred, the Company or Savings will upon demand pay to Commercial or the Bank in immediately available funds $3,000,000, inclusive of any expense reimbursements that may otherwise be due and payable in accordance with Section 6.2 hereunder.

          (d) For purposes of this Agreement, a Termination Event shall mean either of the following:

          (i) The Company or any Company Subsidiary, without having received Commercial's prior written consent, shall have entered into a written agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)((9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) other than Commercial or any affiliate of Commercial (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the 1933 Act) or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than Commercial or any affiliate of Commercial. For purposes of this Agreement "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any Company Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any Company Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the equity securities of the Company or any Company Subsidiary; or

          (ii) After a bona fide written proposal is made by any person other than Commercial or any affiliate of Commercial to the Company or its shareholders to engage in an Acquisition Transaction, either (A) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Commercial to terminate this Agreement or (B) the holders of Company common stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement under circumstances in which the Company's Board of Directors has failed to make all reasonable efforts to obtain the favorable vote of Company shareholders on the Merger, including failure to recommend the Merger to Company shareholders, such meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined prior to termination of this Agreement except as a result of a judicial or administrative proceeding or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Commercial the recommendation of the Company's Board of Directors with respect to this Agreement.

                                  ARTICLE VII
                         CERTAIN POST-MERGER AGREEMENTS

      7.1 Reports to the SEC.  Commercial shall continue to file all reports and
          ------------------
data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933 Act) of Company common stock to sell the Company common stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

      7.2 Employees. Employees of the Company or Savings who become employees of
          ---------
Commercial or the Bank after the Acquisition Merger Effective Time (the "Continuing Employees") shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated Commercial or Bank employees; provided that Commercial shall (i) give the Continuing Employees full credit for prior service with the Company or Savings with respect to determination of eligibility to participate, vesting, and benefit levels under the welfare plans sponsored by Commercial or Bank, and with respect to determination of eligibility and vesting, but not benefit accruals under 401(k) plans sponsored by Commercial or Bank, (ii) continue their employment and regular salary in effect on the date of Closing until the earlier to occur of their voluntary termination of employment and the date twelve (12) months after the Closing, and (iii) not subject the Continuing Employees to any uninsured waiting period or exclusion for pre-existing conditions that was not in effect, on the Effective Date, under a medical or dental insurance plan maintained by the Company or Savings, and (iv) have no obligation to provide benefits under any Commercial plan or program that are duplicative of benefits that employees of the Company or Savings receive under a similar plan or program maintained by the Company or Savings after the Closing.

     Commercial shall honor all accrued vacation and sick leave for the employees of Company and the Company Subsidiaries following the Closing, to the extent listed in Schedule 7.2 hereto but subject both to expiration within one year of the Closing and to Commercial's policies, from the Closing forward, applicable to the accrual of vacation pay and sick leave. Commercial shall honor the Management Long Term Retention Plan as attached at Schedule 4.16(c), and shall make any payment required thereunder. Commercial shall honor Savings defined benefit pension plan, and shall fulfill all obligations to participants thereunder in accordance with the terms of such plan.

     With the exception of Temporary Transitional Employees (within the meaning of Section 4.16(c) of this Agreement), Commercial agrees that for a period of twelve (12) months following the Acquisition Merger Effective Time, any employee of the Company or Savings who is not, and has not been, a party to an employment or severance agreement with Company or Savings and whose employment is involuntarily terminated by Commercial for a reason other than just cause on or after the Acquisition Merger Effective Time shall be entitled to receive both payment for accrued vacation time (provided such accrued vacation time does not exceed five weeks) and continued payment of salary in effect as of the Closing Date through the remainder of the one year period after the Closing, but in no event shall such individual receive payments of less than the benefits payable under the Mid-Continent Federal Savings Bank Change in Control Severance Plan, which Severance Plan shall become null and void 18 months after the Closing, and the value of all accrued vacation pay for such employee.

                                  ARTICLE VIII
                                    GENERAL

      8.1 Amendments.  Subject to applicable law, this Agreement may be amended,
          ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of the Company, no such amendment without further shareholder approval may reduce the amount or change the form of the consideration to be received by the Company shareholders in the Merger.

      8.2 Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 4.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or
(iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

      8.3 Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Nebraska without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

      8.4 Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Commercial or Bank, to

                    Commercial Federal Corporation
                    2120 South 72nd Street
                    Omaha, Nebraska  68124
                    Attention: William A. Fitzgerald, Chairman of the Board
                                and Chief Executive Officer
          with a copy to:

                    Housley Kantarian & Bronstein, P.C.
                    Suite 700
                    1220 19th Street, N.W.
                    Washington, DC  20036
                    Attention:  Cynthia R. Cross, Esquire

          and if to Company or Savings, to

                    Mid Continent Bancshares, Inc.
                    124 W. Central
                    El Dorado, Kansas 67042
                    Attention: Richard T. Pottorff, Chairman of the Board
                                and Chief Executive Officer

          with a copy to:

                    Malizia, Spidi, Sloane & Fisch, P.C.
                    One Franklin Square
                    1301 K Street, N.W.
                    Suite 700 East
                    Washington, D.C.  20005
                    Attention: Richard Fisch, Esquire
or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

      8.5 No Assignment.  This Agreement may not be assigned by any of the
          -------------
parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.6 Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      8.7 Counterparts.  This Agreement may be extended in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

      8.8 Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

      8.9 Entire Agreement.  This Agreement, together with the schedules, lists,
          ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger, except for the Confidentiality and Non-Disclosure Agreement between the Company and Commercial dated July 28, 1997, attached at Schedule 8.9, which shall remain in full force and effect. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

      8.10     Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

      8.11     No Third Party Beneficiaries.  Nothing in this Agreement shall
               ----------------------------
entitle any person (other than the Company, Savings, Commercial or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein.

      8.12     Enforcement of Agreement.  The parties hereto agree that
               ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION      MID CONTINENT BANCSHARES, INC.


By:                                 By:
   -----------------------------       ---------------------------------
Name:   James A. Laphen             Name:   Richard T. Pottorff
Title:  President and Chief         Title:  Chairman of the Board and
        Operating Officer                   Chief Executive Officer


COMMERCIAL FEDERAL BANK, A          MID-CONTINENT FEDERAL SAVINGS BANK
FEDERAL SAVINGS BANK


By:                                 By:
   -----------------------------       ---------------------------------
Name:   James A. Laphen             Name:   Richard T. Pottorff
Title:  President and Chief         Title:  Chairman of the Board and
        Operating Officer                   Chief Executive Officer

                                                 September 2, 1997



Board of Directors
Mid Continent Bancshares, Inc.
124 West Central
El Dorado, Kansas 67042

Members of the Board:

     You have requested RP Financial, L.C. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Mid Continent Bancshares, Inc., El Dorado, Kansas (the "Company"), of the Reorganization and Merger Agreement (the "Agreement") dated September 2, 1997, by and among Commercial Federal Corporation, a Nebraska corporation ("Commercial") and Commercial Federal Bank, a Federal Savings Bank (the "Bank") and the Company and Mid-Continent Federal Savings Bank ("Savings"). The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.


Summary Description of Consideration
------------------------------------

     At the Effective Time, each issued and outstanding share of the common stock of the Company, par value $0.10 per share ("Company Common stock"), shall be converted into and represent solely the right to receive without any action by the holder, shares of Commercial Common Stock according to the following Exchange Ratios (the "Merger Consideration"): (A) If the average NYSE Closing Price (as defined below) shall be equal to or greater than $36.00 but equal to or less than $44.00, then the Exchange Ratio shall be such number of shares of Commercial Common Stock equal to the quotient (carried to four digits and rounded down) that results by dividing $38.25 by the Average NYSE Closing Price of Commercial Common Stock (a maximum of 1.0625 and a minimum of 0.8693 shares of Commercial Common Stock); (B) If the Average NYSE Closing Price shall be greater than $44.00, the Exchange Ratio shall by 0.8693 shares of Commercial Common Stock; or (C) If the Average NYSE Closing Price shall be less than $36.00, then the Exchange Ratio shall be 1.0625 shares of Commercial Common Stock; however, the Company shall have the right to terminate the Merger if the Average NYSE Closing Price shall be less than $33.00, but Commercial shall have the option to increase the consideration to be received by the holders of the Company Common Stock by adjusting the Exchange Ratio to equal to number (calculated to four decimal places and rounded down) obtained by dividing $35.08 by the Average NYSE Closing Price and, if Commercial so elects, no termination shall have occurred and the Agreement shall remain in effect.

     No fractional shares of Commercial Common Stock will be issued in the Merger; instead, any holder of Company Common Stock who would otherwise be entitled to a fractional share of Commercial Common Stock will be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NYSE Closing Price. The Average NYSE Closing Price shall be the arithmetic mean of the NYSE Closing Prices (carried to four decimal places and rounded down) of the Commercial Common Stock for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by the Agreement are obtained, including for this purpose the period of any requisite waiting periods in respect thereof, (B) the date of the Company's meeting of

RP Financial, LC.
Board of Directors
September 2, 1997
Page 2


shareholders, or (C) the 25th day of the month immediately preceding the month in which the parties have scheduled in writing the Closing to occur, or the next succeeding business day (the "Determination Period").


RP Financial Background and Experience
--------------------------------------

     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Kansas and the Midwest U.S. markets for bank securities and financial institutions operating in Kansas.


Materials Reviewed
------------------

     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement; (2) financial and other information for the Company, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended September 30, 1994 through 1996,
(b) shareholder, regulatory and internal financial and other reports through June 30, 1997, (c) the two most recent proxy statements for the Company, (d) internal budgets, financial projections and EPS forecasts prepared by management and third parties, (e) the Company's management comments regarding past and current business, operations, financial condition, and future prospects, and (f) the potential amount, timing and nature of the recovery of damages from the U.S. Government related to the Company's supervisory goodwill claim; and (4) financial and other information for Commercial including: (a) audited financial statements for the fiscal years ended June 30, 1995 and 1996, incorporated in Annual Reports to shareholders, (b) Form 10K as of June 30, 1996, Form 10Q as of September 30, 1996, December 31, 1996 and March 31, 1997, and interim results and developments through June 30, 1997 released in press release form, (c) regulatory and internal financial and other reports through June 30, 1997, (d) internal budgets and financial projections prepared by management of Commercial and third parties, (e) Commercial's management comments regarding past and current business, operations, financial condition, and future prospects, (f) press releases and other public information available regarding the terms and anticipated financial impact of Commercial's announced acquisition of Liberty Financial Corp., West Des Moines, Iowa, announced on August 18, 1997, and (g) the potential amount, timing and nature of the recovery of damages from the U.S. Government related to Commercial's supervisory goodwill claim.

     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics (for Commercial) and the stock price and trading information available (for the Company) relative to publicly-traded savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for the Company and Commercial and the public perception of the thrift industry. RP Financial also considered: (a) a transaction summary of the financial terms of the Merger, including the aggregate consideration represented by the Exchange Ratio formula relative to fully diluted book value, fully diluted earnings, fully diluted assets, and deposit liabilities of the Company; (b) the financial terms, financial condition, operating performance, and market area of other recently completed mergers and acquisitions of comparable financial institution entities, including evaluating Midwest U.S. transactions both generally and specifically; (c) discounted cash flow analyses for the Company on a stand-alone basis, incorporating the current business plan and future prospects; and (d) the pro forma impact of the Merger to the holders of Company Common Stock (incorporating the Exchange Ratio, transaction adjustments, anticipated impact of the Liberty Financial Corp. acquisition, and potential earnings improvements resulting from

RP Financial, LC.
Board of Directors
September 2, 1997
Page 3



consolidation), including the resulting impact to the market value per share, tangible book value per share, earnings per share, the potential amount of the supervisory goodwill claim per share, and dividends per share of the Company Common Stock. RP Financial also considered the more attractive liquidity characteristics of Commerical Common Stock relative to the Company Common Stock, the enhanced competitive position of Commercial resulting from the Merger, the greater return on equity of the Commercial Common Stock relative to the Company Common Stock, and the opportunities for Commercial to increase earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Merger Consideration as described in the Agreement.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning the Company and Commercial furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Neither the Company nor Commercial restricted RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent assets of liabilities of the Company or Commercial. The financial forecasts and budgets reviewed by RP Financial were prepared by the managements of the Company and Commercial. Neither the Company nor Commercial publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Commercial that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.


Opinion
-------

     It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of the Company as to any action that such shareholder should take in connection with the Agreement, or otherwise.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

     It is understood that this opinion may be included in its entirety in any communication by the Company or its Board of Directors to the stockholders of the Company. It is also understood that this opinion may be included in its entirety in any regulatory filing by Commercial or the Company, and that RP Financial consents to the summary of the opinion in the proxy materials of the Company, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

RP Financial, LC.
Board of Directors
September 2, 1997
Page 4

     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.

                                            Respectfully submitted,

                                            RP FINANCIAL, LC.

                                                         Annex C - Mid Continent

                                                                         Annex C

              TEXT OF ARTICLE 12 OF ARTICLES OF INCORPORATION OF
           MID CONTINENT BANCSHARES, INC., AS PROPOSED TO BE AMENDED

     Article 12.  Restriction on Voting the Corporation's Common Stock.

     A.  Voting Restriction.  Unless otherwise indicated in this Article, the
         -------------------
definitions and other provisions set forth in Articles 11.A, 11.B and 11.C are also applicable to this Article 12. Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a Person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

     B.  Exclusions.  The foregoing restrictions shall not apply to (i) the
         -----------
purchase of shares by underwriters in connection with a public offering, or (ii) the purchase of shares by a tax-qualified employee stock benefit plan.

     C.  Board Determinations.  The Board of Directors shall have the power to
         --------------------
construe and apply the provisions of this Article and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock Owned by any Person, (ii) whether a Person is an Affiliate of another, (iii) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the Article to the given facts, or (v) any other matter relating to the applicability or effect of this Article. The Board of Directors shall have the right to demand that any person who is reasonably believed to own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to beneficially own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this Article as may reasonably be requested of such person. Any constructions, applications, or determinations made by the Board of Directors, pursuant to this Article in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

     D.  Enforceability.  In the event any provision (or portion thereof) of
         --------------
this Article shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken here from or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

     Indemnification of directors and officers of Commercial is provided under
Article VI of the Articles of Incorporation of Commercial for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article VI of Commercial's Articles of Incorporation provides that an outside director shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in good
                    ---
faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

     Commercial has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to Commercial of costs incurred by it in indemnifying its directors and officers.

     Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Commercial. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

     The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the shareholders.

     Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

Item 21.  Exhibits and Financial Statement Schedules

          (a) The following are filed as exhibits to this registration statement:

          Exhibit No.              Description
          -----------              -----------

          2/1/            Reorganization and Merger Agreement dated September 2,
                          1997

          3.1/2/ Articles of Incorporation of Commercial Federal Corporation, as Amended

          3.2/3/ Bylaws of Commercial Federal Corporation, as amended and restated

          4.1/4/ Form of Certificate of Common Stock of Commercial Federal Corporation

          4.2/5/ Shareholder Rights Agreement between Commercial Federal Corporation and Manufacturers Hanover Trust Company

          5 Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby (with consent)

          8 Form of Opinion of Deloitte & Touche llp regarding certain federal tax matters (with consent)

          10.1/3/ Employment Agreement with William A. Fitzgerald dated June 8, 1995

          10.2/3/ Change in Control Executive Severance Agreements with William A. Fitzgerald and James A. Laphen, dated
                          June 8, 1995

          10.3/3/ Form of Change in Control Executive Severance Agreement entered into with Senior Vice Presidents and First Vice Presidents

          10.4/6/ Commercial Federal Corporation Incentive Plan effective July 1, 1994

          10.5/6/ Commercial Federal Bank Deferred Compensation Plan effective July 1, 1994

          10.6/7/ Commercial Federal Corporation 1984 Stock Option and Incentive Plan, as Amended and Restated, Effective August 1, 1992

          10.7/8/ Stock Purchase Agreement between CAI Corporation and Registrant, dated August 21, 1996

          10.8/8/ Employment Agreement with William A. Fitzgerald, dated May 15, 1974, as Amended February 14, 1996

          10.9/8/ Commercial Federal Savings and Loan Association Survivor Income Plan, as Amended February 14, 1996

          10.10/9/        Employment Agreement with James A. Laphen dated
                          June 1, 1997

          10.11/10/       Commercial Federal Corporation 1996 Stock Option and
                          Incentive Plan Effective January 30, 1997

          10.12/11/       Railroad Financial Corporation 1994 Stock Option and
                          Incentive Plan, Railroad Financial Corporation 1991
                          Directors' Stock Option Plan and Railroad Financial
                          Corporation 1986 Stock Option and Incentive Plan, as
                          Amended February 22, 1991

          10.13/12/       Railroad Financial Corporation 1994 Stock Option and
                          Incentive Plan

         *13              Form of Annual Report of Mid Continent Bancshares,
                          Inc.

          21/9/           Subsidiaries of Commercial Federal Corporation

          23.1 Consent of Deloitte & Touche LLP (with respect to Commercial Federal Corporation)

          23.2 Consent of Deloitte & Touche LLP (with respect to Mid Continent Bancshares, Inc.)

          23.3 Consent of Fitzgerald, Schorr, Barmettler & Brennan, P.C. (contained in their opinion filed as Exhibit 5)

          23.4            Consent of RP Financial LC.

          24              Power of Attorney (See Signature Page)

          27/13/          Financial Data Schedule

          99.1 Form of Proxy solicited by Board of Directors of Mid Continent Bancshares, Inc.

------------------
*    To be filed by amendment.
/1/ Incorporated by reference to Annex A to the Prospectus/Proxy Statement included herein.
/2/ Incorporated by reference to Registrant's Current Report on Form 8-K dated December 8, 1997.
/3/ Incorporated by reference to Registrant's Registration Statement on Form S-4 (File No. 33-60589)
/4/ Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-00330)
/5/ Incorporated by reference to Registrant's Current Report on Form 8-K dated January 9, 1989
/6/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082)
/7/ Incorporated by reference to Registrant's Registration Statement on Form S-8 (File No. 33-60448)
/8/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (File No. 1-11515)
/9/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 1-11515)
/10/ Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (File No. 333-20739)
/11/ Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (File No. 33-63221) and Post-Effective Amendment No. 1 to Registration Statement No. 33-01333 and No. 33-10396
/12/ Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (File No. 33-63629)
/13/ Not required to be filed pursuant to Rule 401 of Regulation S-T


     The Exhibit Index immediately precedes the attached exhibits.

Item 22.  Undertakings

Item 512 of Regulation S-K.

     Rule 415 Offering.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Filings Incorporating Subsequent Exchange Act Documents By Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registration on Form S-4 of Securities Offered for Resale. The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If acceleration is requested of the effective date of this registration statement pursuant to Rule 461 under the Act, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Instructions to Form S-4.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska as of December 10, 1997.

                         COMMERCIAL FEDERAL CORPORATION



                         By:/s/ William A. Fitzgerald
                            -----------------------------------
                            William A. Fitzgerald
                            Chairman of the Board and Chief Executive Officer



                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Commercial Federal Corporation, do hereby severally constitute and appoint William A. Fitzgerald and James A. Laphen and each of them singly, our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said William A. Fitzgerald and/or James
A. Laphen may deem necessary or advisable to enable Commercial Federal Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of Commercial's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William A. Fitzgerald and/or James A. Laphen shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                    Capacity                         Date
---------                    --------                         ----

/s/ William A. Fitzgerald    Principal Executive Officer      December 10, 1997
--------------------------   and Director
William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer


/s/ James A. Laphen          Principal Financial Officer      December 10, 1997
--------------------------
James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


/s/ Gary L. Matter           Principal Accounting             December 10, 1997
--------------------------   Officer
Gary L. Matter
Senior Vice President,
Controller and
Secretary


/s/ Talton K. Anderson       Director                         December 10, 1997
--------------------------
Talton K. Anderson

/s/ Michael P. Glinsky       Director                         December 10, 1997
--------------------------
Michael P. Glinsky


/s/ Robert F. Krohn          Director                         December 10, 1997
--------------------------
Robert F. Krohn


/s/ Carl G. Mammel           Director                         December 10, 1997
--------------------------
Carl G. Mammel


/s/ Robert S. Milligan       Director                         December 10, 1997
--------------------------
Robert S. Milligan


/s/ James P. O'Donnell       Director                         December 10, 1997
--------------------------
James P. O'Donnell


/s/ Robert D. Taylor         Director                         December 10, 1997
--------------------------
Robert D. Taylor


/s/ Aldo J. Tesi             Director                         December 11, 1997
--------------------------
Aldo J. Tesi